                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BellSouth Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
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     4) Date Filed:
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

NOTICE OF 1995 ANNUAL MEETING

PROXY STATEMENT

ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS


                                                                [BELLSOUTH LOGO]


March 13, 1995

Dear Shareholder:

It is my pleasure to invite you to the 1995 Annual Meeting of Shareholders of Bellsouth Corporation. The meeting will be held at 9:00 a.m. on Monday, April 24, 1995, in Ballroom A, at The Galleria Centre, Two Galleria Parkway, in Atlanta, Georgia.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business which will be discussed during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will supersede your proxy.

I look forward to seeing you at the meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in 1995.

Sincerely,



/s/ John L. Clendenin

John L. Clendenin
Chairman of the Board and Chief Executive Officer

                               TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                  ---------
Notice of Annual Meeting........................................................................................          1

Proxy Statement

         Voting of Shares.......................................................................................          2

         Board of Directors.....................................................................................          3

         Director Compensation..................................................................................          4

         Election of Directors (Item A on Proxy Card)...........................................................          4

         Stock Ownership of Directors and Executive Officers....................................................          7

         Ratification of Appointment of Independent Auditors (Item B on Proxy Card).............................          7

         Director Proposals (Items C and D on Proxy Card).......................................................          8

         Shareholder Proposals (Items 1 and 2 on Proxy Card)....................................................         17

         Other Matters to Come Before the Meeting...............................................................         19

         Nominating and Compensation Committee Report on Executive Compensation.................................         20

         Comparison of Five Year Cumulative Total Return........................................................         25

         Executive Compensation.................................................................................         26

         Director Nominees or Other Business for Presentation at the Annual Meeting.............................         31

         Compliance with Section 16(a) of the Securities Exchange Act of 1934...................................         31

         Shareholder Proposals for the 1996 Proxy Statement.....................................................         32

         Other Information......................................................................................         32

         Solicitation of Proxies................................................................................         32

Appendix:

Annual Financial Statements and Review of Operations

         Selected Financial and Operating Data..................................................................        A-1

         Management's Discussion and Analysis of Results of Operations and Financial Condition..................        A-2

         Report of Management...................................................................................       A-16

         Audit Committee Chairman's Letter......................................................................       A-17

         Report of Independent Accountants......................................................................       A-18

         Consolidated Statements of Income......................................................................       A-19

         Consolidated Balance Sheets............................................................................       A-20

         Consolidated Statements of Shareholders' Equity........................................................       A-21

         Consolidated Statements of Cash Flows..................................................................       A-22

         Notes to Consolidated Financial Statements.............................................................       A-23

         Market and Dividend Data...............................................................................       A-41

         Domestic Cellular Proportionate Operating Data.........................................................  A-42.....

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    BellSouth Corporation will hold its Annual Meeting of Shareholders on April 24, 1995 at 9:00 a.m., Eastern Daylight Time, at The Galleria Centre, Ballroom A, Two Galleria Parkway, Atlanta, Georgia, for the following purposes:

        1. To elect three directors for a term of three years and one director for a term of two years.

        2. To ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as the Company's independent auditors for the year 1995.

        3. To approve the BellSouth Corporation Stock Plan and the BellSouth Corporation Non-Employee Director Stock Plan.

        4. To act upon such other matters, including shareholder proposals, that may properly come before the meeting.

    The Board of Directors has fixed March 6, 1995 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

Arlen G. Yokley
Vice President, Secretary and Treasurer

March 13, 1995

                                PROXY STATEMENT

                                VOTING OF SHARES

    This Proxy Statement and the accompanying proxy card are being mailed to shareholders, beginning March 13, 1995, in connection with the solicitation of proxies on behalf of the Board of Directors of BellSouth Corporation ("BellSouth" or the "Company") for the 1995 Annual Meeting of Shareholders. Proxies are solicited to give all shareholders of record on March 6, 1995 an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the shareholder is present or represented by proxy.

    Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies which are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked to deny discretionary authority on other matters will not be counted in determining whether a majority vote was obtained in such matters. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares in favor of the election of all listed nominees, in accordance with the directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Shareholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date or by attending in person and casting a ballot.

    If a  shareholder is  a participant  in the  BellSouth Shareholder  Dividend
Reinvestment and Stock Purchase Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account as well as shares held directly by the shareholder. If a shareholder is a participant in the payroll-based BellSouth Employee Stock Ownership Plan ("PAYSOP"), the BellSouth Management Savings and Employee Stock Ownership Plan ("MSP"), the BellSouth Savings and Security Plan ("SSP") or the BellSouth Enterprises Retirement Savings Plan ("RSP"), and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the trustees of those plans. The MSP, the SSP and the RSP provide that the trustee shall vote plan shares represented by cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. HIGHLIGHTS OF THE MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREHOLDERS.

    If a shareholder wishes to assign a proxy to someone other than the Directors' Proxy Committee, all three names appearing on the proxy card must be crossed out and the name(s) of another person or persons (not more than three) inserted. The signed card and a ballot must be presented at the meeting by the person(s) representing the shareholder.

    If you plan to attend the meeting, please retain the admission ticket and map provided and mark the appropriate box on the proxy card. Shareholders who do not have admission tickets, including beneficial owners whose shares are held of record by brokers or other institutions, will be admitted upon presentation of proper identification at the door.

    Shareholders with multiple accounts may receive more than one Summary Annual Report. You may direct us to discontinue mailing future Summary Annual Reports to the accounts you select by marking the appropriate box on the proxy card for those accounts. You must leave at least one account unmarked to receive a Summary Annual Report. Eliminating these duplicate mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of a Summary Annual Report to an account, call the BellSouth Shareholder Services number, 1-800-631-6001.

    At January 31, 1995, 502,532,076 shares of BellSouth Common Stock were outstanding, including shares issued to certain grantor trusts, which shares are not considered outstanding for financial reporting purposes. The Company does not know of any shareholder who beneficially owned more than five percent of its issued stock as of that date. Shareholders of record on March 6, 1995 are entitled to one vote for each share of Common Stock owned by them on the record date on all matters properly brought before the meeting.

                               BOARD OF DIRECTORS

    The business affairs of BellSouth are managed under the direction of the Board of Directors. Members of the Board are kept informed through various reports and documents sent to them each month, through operating and financial reports routinely presented at Board and committee meetings by the Chairman and other officers, and through other means.

    The Board held eight meetings in 1994. The average attendance of all directors at Board and committee meetings was 97.3%.

    Effective February 1, 1994, the following standing committees assisted the Board in carrying out its duties: Audit, Executive, Finance/Strategic Planning, and Nominating and Compensation. The Board has also designated a Directors' Proxy Committee which votes the shares represented by proxies at the Annual Meeting of Shareholders. Biographical information on the director nominees and the directors serving unexpired terms begins on page five.

    The AUDIT COMMITTEE has four members, all of whom are independent, non-employee directors. Members of the committee are Messrs. Criser (Chair), Anderson, Medlin and Terry. The Audit Committee considers the adequacy of the internal controls of BellSouth and the objectivity and integrity of financial reporting; meets with the independent certified public accountants, appropriate BellSouth financial personnel and internal auditors about these matters; recommends to the Board the appointment of the independent certified public accountants; and monitors matters related to business conduct. The Audit Committee met six times in 1994.

    The FINANCE/STRATEGIC PLANNING COMMITTEE has six members, one of whom is an executive officer of BellSouth. Members of the Committee are Messrs. Wilson (Chair), Ackerman, Brimmer, Brown, Mrs. Davis and Ms. Smith. This Committee reviews financial plans; oversees financial management practices; provides general oversight as to the fiscal affairs of BellSouth; reviews strategy, allocation of corporate resources and business development of the Company; and monitors the conduct of external affairs. The Finance/Strategic Planning Committee met six times in 1994.

    The NOMINATING AND COMPENSATION COMMITTEE has five members, all of whom are independent, non-employee directors. Members of the Committee are Messrs. Codina (Chair), Blanchard, Davidson, Spangler and Williams. This Committee selects nominees to be proposed for election as directors; recommends candidates to the Board for election as officers; monitors and makes recommendations to the Board with respect to compensation programs for directors and officers; administers compensation plans for executive officers; provides oversight with respect to employee benefit plans; and monitors matters related to corporate governance. The Nominating and Compensation Committee met seven times in 1994. Its Report on Executive Compensation begins on page 20.

    The EXECUTIVE COMMITTEE has four members, one of whom is an executive officer of BellSouth. Members of the Committee are Messrs. Clendenin (Chair), Criser (Alt. Chair), Codina and Wilson. This Committee meets on call by the Chairman of the Board and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors, during the intervals between Board meetings. The Executive Committee did not meet in 1994.

    Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this Proxy Statement.

    Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Nominating and Compensation Committee should write to: Secretary, BellSouth Corporation, 1155 Peachtree Street, N. E., Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

                             DIRECTOR COMPENSATION

    Directors who are also employees of BellSouth or its subsidiaries receive no compensation in their capacities as directors. Effective February 1, 1994, directors who were not employees of BellSouth received an annual retainer of $30,000, a fee of $1,800 for each Board meeting attended, a fee of $1,500 for each committee meeting attended, and an annual retainer of $5,000 for each committee chairmanship. An ad hoc committee completed a special assignment in 1994 that required substantial time commitments by the directors serving on the committee. For this service, these directors were paid an additional retainer and committee fees and chairperson fees equivalent to the fees paid for service on the standing committees. Directors may elect to defer the receipt of all or a part of their fees and retainers through the BellSouth Nonqualified Deferred Compensation Plan. The Company also maintains a retirement plan for non-employee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement.

    The BellSouth Corporation Non-Employee Directors Stock Option Plan provides for grants to each non-employee director on the date of each annual meeting of shareholders of non-qualified stock options to purchase 1,000 shares of Common Stock, together with a number of tandem Stock Appreciation Rights equal to the number of options granted, at an exercise price per share equal to the fair market value of the stock on the grant date. One-third of each grant becomes exercisable on the anniversary of the grant date in each of the next three years. The 13 eligible directors were each granted options in 1994 to purchase 1,000 shares of Common Stock at a per share grant price of $62.25. Directors realize value from these options only to the extent that the price of BellSouth stock exceeds the price of the stock on the grant date.

    Non-employee directors are eligible to participate in the Directors Charitable Contribution Program. This program is designed to acknowledge the service of Company directors and to recognize the mutual interest of directors and the Company in supporting worthy institutions. BellSouth will contribute up to $1,000,000 to an educational or cultural organization or organizations designated by a non-employee director, payable over a five year period from the date the director retires from the Board. Directors must have five years of service on the Board or on the board of a subsidiary to participate in this program, with the maximum contribution payable after ten years of service. All charitable deductions accrue solely to the Company and the individual directors derive no financial benefit from the program. The Company has purchased life insurance on the directors, naming the Company as beneficiary, which is expected to recover, over time, the costs of the contributions and the premium payments.

    Non-employee directors are also provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. The cost of such benefits was approximately $1,176 per director in 1994.

                  ELECTION OF DIRECTORS (ITEM A ON PROXY CARD)

    The Board of Directors of BellSouth consists of 16 members, 14 of whom are non-employee directors. The Chairman and Chief Executive Officer and the Vice Chairman and Chief Operating Officer are included on the Board. The Board is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of shareholders. Two non-employee directors, Andrew F. Brimmer and Gordon B. Davidson, will retire from the Board effective on the date of the Annual Meeting of Shareholders, April 24, 1995.

    The following nominees have been selected by the Nominating and Compensation Committee and approved by the Board for submission to the shareholders: James H. Blanchard, Armando M. Codina, and J. Tylee Wilson, each to serve a three year term expiring at the 1998 Annual Meeting; and Robin B. Smith, to serve a two year term expiring at the 1997 Annual Meeting.

    The Board has no reason to expect that any of these nominees will be unable to stand for election. In the event a vacancy among the original nominees occurs prior to the meeting, the shares represented by proxies in favor of such nominees will be voted for the remaining nominees and for any substitute nominee or nominees named by the Board upon the recommendation of the Nominating and Compensation Committee. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.

    A brief listing of the principal occupation, other major affiliations and age of each nominee and each director serving an unexpired term follows. A photograph of the Board appears on page 19 of the 1994 Summary Annual Report.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1998:

    JAMES H. BLANCHARD, Chairman of the Board and Chief Executive Officer, Synovus Financial Corporation, a bank holding company. Director since February 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Columbus Bank and Trust Co.; Hardaway Company; Synovus Data Corp.; Synovus Securities, Inc.; Total System Services, Inc.; and W. C. Bradley Co. Age 53.

    ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Group Inc., a real estate development company. Director since 1992. Director of BellSouth Telecommunications, Inc., March 1989-February 1992. Director of American Bankers Insurance Group, Inc.; AMR Corporation; CSR America, Inc.; FPL Group, Inc.; and Winn-Dixie Stores. Age 48.

    J. TYLEE WILSON, Retired Chairman of the Board and Chief Executive Officer, RJR Nabisco, Inc. Director since 1985. Director of Southern Bell, October 1983-February 1985. Director of Carolina Power & Light Company. Age 63.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1997:

    ROBIN B. SMITH, President and Chief Executive Officer, Publishers Clearing House, a magazine subscription company. Director since September 1994. Director of Huffy Corporation; Omnicom Group, Inc.; Springs Industries, Inc.; Texaco Inc.; and various funds in the Prudential Group. Age 55.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES

                            ------------------------

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996:

    F. DUANE ACKERMAN, Vice Chairman of the Board and Chief Operating Officer. Director since 1993 and from February 1989-April 1991. President and Chief Executive Officer and Chairman of the Board, BellSouth Telecommunications, Inc., November 1992-December 1994. President and Chief Operating Officer, BellSouth Telecommunications, Inc., December 1991-October 1992; Vice Chairman and Group President, March 1991-November 1991. Vice Chairman -- Finance and Administration, BellSouth, April 1989-February 1991. Executive Vice President -- Marketing, Network and Planning, BellSouth Services Incorporated, April 1985-March 1989. Vice President -- Corporate Planning and Development,
BellSouth, January 1984-March 1985. Director of South Central Bell, January 1984-April 1985. Director of American Business Products, Inc.; American Heritage Life Insurance Company; and Wachovia Bank of Georgia, N.A. Age 52.

    REUBEN V. ANDERSON, Partner, Phelps Dunbar, a law firm. Mississippi Supreme Court Justice, 1985-1990. Director since February 1994. Director of The Kroger Company and Trustmark National Bank. Age 52.

    JOHN G. MEDLIN, JR., Chairman of the Board, Wachovia Corporation. Director since 1988. Director of Burlington Industries, Inc.; Media General, Inc.; Nabisco Holdings Corp.; National Service Industries, Inc.; RJR Nabisco Holdings Corp.; and USAir Group, Inc. Age 61.

    C. DIXON SPANGLER, JR., President, University of North Carolina. Director since 1987. President, C. D. Spangler Construction Co., 1958-1986 and Golden Eagle Industries, Inc., 1968-86. Director of C. D. Spangler Construction Co.; Golden Eagle Industries, Inc.; and National Gypsum Co. Age 63.

    RONALD A. TERRY, Chairman of the Boards, First Tennessee National Corp. and First Tennessee Bank National Association. Director since 1987. Director of South Central Bell, January 1984-February 1987. Director of The Promus Companies Incorporated and St. Jude Children's Research Hospital. Trustee, University of Tennessee. Age 64.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997:

    J.  HYATT  BROWN, Chairman,  President and  Chief  Executive Officer,  Poe &
Brown, Inc.,  an  insurance  services company.  Director  since  February  1994.
Director of BellSouth Telecommunications, Inc., March 1984-February 1994. Director of FPL Group, Inc.; International Speedway Corporation; Rock-Tenn Company; Sun Banks of Volusia County; and SunTrust Banks Inc. Age 57.

    JOHN L. CLENDENIN, Chairman of the Board, President and Chief Executive Officer. Director since 1983; Chairman of the Board, Southern Bell, November 1982-December 1983; President, April 1981-October 1982. Director of Southern Bell, March 1981-December 1983. Director of Coca-Cola Enterprises, Inc.; Equifax, Inc.; The Kroger Company; National Service Industries, Inc.; Providian Corporation; RJR Nabisco Holdings Corp.; Springs Industries, Inc.; and Wachovia Corporation. Age 60.

    MARSHALL M. CRISER, Chairman, Mahoney Adams & Criser, P.A., a law firm. President Emeritus, University of Florida; President, 1984-1989. Director since 1983. Director of Southern Bell, January 1974-October 1983. Director of Barnett Banks, Inc.; Barnett Banks Trust Co.; CSR America, Inc.; Flagler System, Inc.; FPL Group, Inc.; and Perini Corporation. Age 66.

    PHYLLIS BURKE DAVIS, Retired Senior Vice President, Avon Products, Inc. Director since 1985. Director of Eaton Corporation; The TJX Companies, Inc., and Trustee of various mutual funds in the Fidelity Group. Age 63.

    THOMAS R. WILLIAMS, President, The Wales Group, Inc., a private investment company. Director since 1983. Director of Southern Bell, August 1980-October 1983. Retired Chairman of the Board, First Wachovia Corporation. Director of American Software, Inc.; AppleSouth, Inc.; ConAgra, Inc.; Georgia Power Co.; National Life Insurance Co. of Vermont; and Trustee of various mutual funds in the Fidelity Group. Age 66.
                            ------------------------

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth beneficial ownership of Common Stock by each director, by each executive officer named in the Summary Compensation Table (p.
26), and by all directors and executive officers as a group, representing in the aggregate less than one percent of the outstanding shares, as of March 1, 1995.

                                                      BENEFICIAL OWNERSHIP AS
                                                                OF
                                                           MARCH 1, 1995
                                                     -------------------------
                                                                SHARES SUBJECT
                       NAME                            TOTAL     TO OPTIONS*
- ---------------------------------------------------  ---------  --------------
F. Duane Ackerman                                       43,426        33,968
Walter H. Alford                                        32,688        18,438
Reuben V. Anderson                                         833           333
James H. Blanchard                                       3,588           333
Andrew F. Brimmer                                        3,477         2,999
J. Hyatt Brown                                          10,333           333
John L. Clendenin                                       46,691         1,640
Armando M. Codina                                        2,999         1,999
Marshall M. Criser                                       6,118**        2,999
Gordon B. Davidson                                       7,314         2,999
Phyllis Burke Davis                                      4,344         2,999
H. C. Henry, Jr.                                        22,923        16,878
E. Mauldin                                              31,665        15,938
William O. McCoy                                       215,929       186,375
John G. Medlin, Jr.                                      3,499         1,999
Robin B. Smith                                             500        --
C. Dixon Spangler, Jr.                                   3,999         2,999
Ronald A. Terry                                          3,399         2,999
Thomas R. Williams                                       5,986         2,999
J. Tylee Wilson                                          7,999         2,999
Directors and Executive Officers as a group            656,397       449,836

- ------------------------
 * Shares, included in total, subject to acquisition through exercise of stock options within 60 days. Options are granted at the market price on the date of grant and are not discounted. Directors and officers realize value from options when exercised and only to the extent that the price of BellSouth stock exceeds the grant price.
** Includes 550 shares owned solely by Mr. Criser's wife, with respect to which beneficial ownership is disclaimed.

   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM B ON PROXY CARD)

    The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors to make an examination of the accounts of BellSouth and its subsidiaries for the year 1995. Coopers & Lybrand L.L.P. has audited the accounts and records of BellSouth and its subsidiaries since 1984.

    Representatives of Coopers & Lybrand L.L.P. will attend the Annual Meeting and have the opportunity to make a statement if they desire and will also be available to answer questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                            ------------------------

                               DIRECTOR PROPOSALS
            BELLSOUTH CORPORATION STOCK PLAN (ITEM C ON PROXY CARD)

    The Board of Directors adopted the BellSouth Corporation Stock Plan (the "Stock Plan") at its regular meeting on November 28, 1994, subject to the approval of the shareholders of the Company. Accordingly, at the Annual Meeting the shareholders will be asked to approve the Stock Plan, and the Board recommends that it be approved. The Board of Directors and management believe that the Stock Plan will help attract and retain competitively superior employees and promote long- term growth and profitability by further aligning employee and shareholder interests. The affirmative vote of a majority of the Shares voting on this resolution is required for its adoption. If the Stock Plan is approved, the Administrator of the Stock Plan will have more flexibility to determine the type and amount of Awards to be granted to eligible participants. The Stock Plan incorporates the type of Awards presently available to Company officers under several plans, and also makes certain other types of Awards available. As described below, if the Stock Plan is approved by shareholders, it will supercede the existing plans, and no further awards will be made under those plans.

    A summary of the essential features of the Stock Plan is provided below, but is qualified in its entirety by reference to the full text of the Stock Plan, which was filed electronically with this Proxy Statement with the Securities and Exchange Commission. Such text is not included in the printed version of this Proxy Statement. All defined terms used below have the meaning set forth in the Stock Plan, unless otherwise indicated.

PURPOSE AND ELIGIBILITY

    The Stock Plan is intended to promote the interests of BellSouth by affording employees and executive officers, and outside consultants or advisors to the Company, an opportunity to acquire a proprietary interest in the Company, in order to attract and retain such persons, to provide them with long term financial incentives to increase the value of the Company and to provide them with a stake in the future of the Company which corresponds to the stake of each of the Company's shareholders. The Administrator (as defined below) of the Stock Plan shall determine which members of such class of eligible individuals shall receive grants under the Stock Plan and the terms of such grants.

SHARES SUBJECT TO PLAN

    The aggregate number of shares of BellSouth common stock ("Shares") that may be granted under the Stock Plan, other than Stock Payments, in any calendar year shall not exceed one percent (1%) of the Shares outstanding at the time of grant. Within this aggregate limitation, the aggregate number of Performance Shares or Restricted Shares which may be granted in any calendar year may not exceed in combination two-tenths of one percent (0.2%) of the total number of Shares outstanding at the time of grant. Furthermore, in no event shall Incentive Stock Options with respect to more than one million shares be granted under the Stock Plan. In addition, the aggregate number of Shares that may be granted for Stock Payments in any calendar year shall not exceed one-tenth of one percent (0.1%) of the total number of Shares outstanding at the time of grant.

    The aggregate number of Shares with respect to which the grant of an Award, other than Stock Payments, may be made to any one participant in any calendar year shall not exceed one-tenth of one percent (0.1%) of the Shares outstanding at the end of 1994. Within this aggregate limitation, the aggregate number of Performance Shares, Restricted Shares, and Dividend Equivalent Rights which may be granted to any participant in any calendar year may not exceed in combination two-hundredths of one percent (0.02%) of the total number of Shares outstanding at the end of 1994. In addition, the aggregate number of Shares with respect to grants of Stock Payments made to any participant in any calendar year shall not exceed one-hundredth of one percent (0.01%) of the total number of Shares outstanding at the end of 1994.

EFFECTIVE DATE AND DURATION

    The effective date of the Stock Plan shall be April 24, 1995. The Stock Plan is the successor plan to the BellSouth Corporation Stock Option Plan, the BellSouth Enterprises, Inc. Key Manager Incentive Plan, the

BellSouth  Executive  Long  Term  Incentive  Plan,  the  BellSouth   Corporation
Shareholder Return Cash Plan and the BellSouth Corporation Key Manager Shareholder Return Cash Plan (the "Predecessor Plans"). Upon approval of the Stock Plan by shareholders, no further awards will be made to participants under the Predecessor Plans. The Plan shall terminate on December 31, 2004, unless earlier terminated by the Board of Directors. No Award shall be granted after the date on which the Plan terminates.

ADMINISTRATION

    The Stock Plan is to be administered by the Nominating and Compensation Committee (the "Committee") of the Board of Directors with respect to officers and executive officers. The Committee shall consist of two or more disinterested directors of BellSouth, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Subject to regulations and guidelines that may be established by the Committee, a Company Administrator may be appointed to administer the Stock Plan for participants other than officers and executive officers. The Committee or Company Administrator (collectively, the "Administrator") shall, subject to the provisions of the Stock Plan, (a) determine the amount of all grants, (b) determine the terms and conditions of grant agreements and all elections and other forms, (c) interpret the Stock Plan, and (d) make all other decisions relating to the operations of the Stock Plan.

AWARDS AVAILABLE UNDER STOCK PLAN

    The Administrator may make the following types of grants under the Stock Plan, each of which shall be an "Award." One Share shall be the underlying security for any Award. As of February 27, 1995 the closing price for BellSouth Common Stock on the New York Stock Exchange was $58.75.

    STOCK OPTIONS. The Administrator may grant to participants Stock Options to purchase Shares. The Option Price for each Share subject to a Stock Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value (as such term is defined in the Stock Plan) of a Share on the date the Stock Option is granted. The Stock Options may be Non-qualified Stock Options ("NQSOs") or Incentive Stock Options ("ISOs") which are intended to satisfy the requirement of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each grant of Stock Options shall be evidenced by an agreement which shall incorporate such terms and conditions as the Administrator, in its sole discretion, deems are consistent with the terms of the Stock Plan and other legal requirements. The Administrator may prescribe the method of exercise and payment of such Stock Options. The Administrator may issue new Stock Options equal to the number of Shares surrendered by a participant upon exercise of previously granted Stock Options.

    STOCK APPRECIATION RIGHTS. The Administrator may grant Stock Appreciation Rights ("SARs") in tandem with the grant of Stock Options or as an independent grant. Upon settlement of a SAR, the participant shall receive a payment equal to the excess, if any, of the SAR Exercise Price (Fair Market Value of a Share on the date of exercise) for the number of Shares being exercised over the SAR Grant Price (the Option Price for the related Option) for such Shares. Such payment may be made in whole Shares or in cash or a combination of Shares and cash, as determined under the SAR agreement.

    RESTRICTED SHARES. The Administrator may grant Restricted Shares to participants. Except to the extent restricted under the terms and conditions of the related agreement, the participant who is granted Restricted Shares shall have all of the rights of a shareholder, including, without limitation, the right to vote Restricted Shares and the right to receive dividends on such Restricted Shares. The restrictions may include, but are not limited to, the requirement of continued employment with BellSouth or a subsidiary and/or achievement of performance objectives. If a participant fails to meet the terms and conditions set forth in the related agreement during the period of the restrictions, the Restricted Shares shall be forfeited, and all rights of the participant to such shares shall terminate without further obligation on the part of BellSouth.

    OTHER STOCK  RIGHTS.   The  Administrator  may also  grant  to  participants
Performance Shares, Stock Payments or Dividend Equivalent Rights.

    Performance Shares shall become payable to a participant based upon the achievement of specified Performance Objectives and upon other terms and conditions established by the Administrator. Each grant shall satisfy the conditions for performance-based awards, as summarized below. Payment of Awards may be made in cash or Shares or a combination thereof, as specified in the related agreement.

    Stock Payments shall be made to participants as a bonus or additional compensation or in lieu of the obligation of the Company or a subsidiary to pay cash compensation, as determined by the Administrator. Once a participant receiving Stock Payments becomes holder of record of such Shares, the participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued as Stock Payments.

    Dividend Equivalent Rights may be granted in tandem with the grant of Stock Options, SARs, or Performance Shares that otherwise do not provide for the payment of dividends on the Shares subject to the grant, or Dividend Equivalent Rights may be granted as independent rights. Payment may be made in cash, Shares, or a combination thereof, may be immediate or deferred, and may be subject to meeting employment requirements, Performance Objectives or such other conditions as the Administrator may deem consistent with the provisions of the Stock Plan. The total payment attributable to a Share subject to a Dividend Equivalent Right shall not exceed one hundred percent (100%) of the equivalent dividends payable with respect to a Share. However, such percentage may increase to a maximum of two hundred percent (200%) if the Dividend Equivalent Right is subject to a Performance Objective, as described below.

    PERFORMANCE-BASED AWARDS. Each grant of Performance Shares shall be subject to achievement of a Performance Objective. The agreement relating to such grant shall specify the Performance Objective, performance period, and the applicable number of Performance Shares. Other grants may be subject to achievement of a Performance Objective, as determined by the Administrator. The maximum award percentage shall not exceed one hundred percent (100%) in the case of performance-based Restricted Shares and two hundred percent (200%) in the case of Performance Shares or performance-based Dividend Equivalent Rights.

    The Administrator shall determine and specify the Performance Objective in the related agreement. The Performance Objective shall consist of (i) one or more business criteria, including financial, service level and individual performance criteria, and (ii) a target level or levels of performance with respect to such criteria. The Performance Objective for Performance Shares and any other performance-based award granted to an employee that the Committee deems may be or become a covered employee, as defined in Section 162(m)(3) of the Code, shall be objective and shall otherwise meet the requirements of
Section 162(m)(4)(C) of the Code. Such Performance Objective shall be based solely upon the business criterion of BellSouth's Total Shareholder Return as measured against Total Shareholder Return of a peer group of companies determined by the Committee. Achievement of this Performance Objective shall be measured over a period of years not to exceed ten, as specified by the Committee. The Committee shall establish the targeted level or levels of performance for such business criterion.

CHANGE OF CONTROL

    The Administrator shall have the right, in its sole discretion, to include, with respect to any Award granted to a participant under the Stock Plan, provisions accelerating the vesting or settlement of such Award upon a Change of Control, as defined in the Stock Plan, subject to securities law restrictions. Such acceleration rights may be included as part of the agreement relating to such Awards or may be included at any time after the Award has been granted to the participant. Such acceleration rights may include such restrictions as the Administrator may deem are appropriate to avoid or ameliorate the federal tax impact of excess parachute payments as defined in Section 280G(b) of the Code.

TRANSFERABILITY DURING LIFETIME

    During the lifetime of a participant to whom an Award is granted, only the participant, or participant's legal representative, may exercise or receive payment of an Award; provided, however, that the

Administrator may permit transfers of NQSOs and SARs if and to the extent such transfers do not cause a participant subject to Section 16 of the Exchange Act to lose the benefit of the exemptions under Rule 16b-3 for such transactions or violate other rules or regulations of the Securities and Exchange Commission or the Internal Revenue Service or materially increase the cost of BellSouth's compliance with such rules or regulations.

ADJUSTMENTS

    In the event that there is any change in BellSouth common stock by reason of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or events, the number and kind of Shares which may be delivered, the exercise price, grant price, or purchase price relating to any Award may be appropriately adjusted by the Administrator at the time of such event.

AMENDMENTS

    The Board of Directors shall have the right to amend, modify, suspend or terminate the Stock Plan at any time, for any purpose; provided that following the approval of the Stock Plan by BellSouth shareholders, the Stock Plan may not be amended in a manner which would disqualify the Plan from the exemption provided by Rule 16b-3 under the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

    The rules governing the tax treatment of Stock Options, SARs, Restricted Shares, Dividend Equivalent Rights, Stock Payments, and Performance Shares are quite technical. Therefore, the description of the Federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws.

    INCENTIVE STOCK OPTIONS. The participant recognizes no taxable gain or loss when an ISO is granted or exercised, although upon exercise the spread between the fair market value and the exercise price generally is an item of tax preference for purposes of the participant's alternative minimum tax. If the Shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the participant recognizes any gain or loss realized upon such sale as long-term capital gain or loss and the Company is not entitled to a deduction. If the Shares are not held for the Holding Periods, the gain is ordinary income to the participant to the extent of the difference between the exercise price and the fair market value of Common Stock on the date the option is exercised and any excess is capital gain. Also, in such circumstances, the Company receives a deduction equal to the amount of any ordinary income recognized by the participant.

    NON-QUALIFIED STOCK OPTIONS. The participant recognizes no taxable income and the Company receives no deduction when an NQSO is granted. Upon exercise of an NQSO, the participant recognizes ordinary income and the Company receives a deduction equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. The participant recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any Shares disposed of or sold.

    STOCK APPRECIATION RIGHTS. Upon the grant of a SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant recognizes ordinary income and the Company receives a deduction at the time of exercise equal to the cash and fair market value of Shares payable upon such exercise.

    RESTRICTED SHARES. A participant granted Restricted Shares is not required to include the value of such Shares in income until the first time such participant's rights in the Shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Code Section 83(b) to be taxed on the receipt of the Shares. In either case, the amount of such ordinary income will be equal to the excess of the fair market value of the Shares at the time the income is recognized over the amount (if any) paid for the Shares. The Company receives a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income.

    DIVIDEND EQUIVALENTS. A participant granted Dividend Equivalent Rights recognizes ordinary income equal to the cash (or fair market value of Shares if payment is made in such form) as and when such become payable to the participant in accordance with the terms of the Dividend Equivalent Rights Award. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

    PERFORMANCE SHARES. Upon the grant of Performance Shares, the participant recognizes no taxable income and the Company receives no deduction. The participant recognizes ordinary income equal to the fair market value of such Shares as and when such become payable to the participant in accordance with the terms of the Performance Shares Award. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

    STOCK PAYMENTS. A participant granted Stock Payments recognizes income in an amount equal to the fair market value of such shares as and when such becomes payable to the participant. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

    PARACHUTE PAYMENTS. Under certain circumstances, an accelerated vesting or the cash out of Stock Options, or an accelerated lapse of restrictions on other Awards, in connection with a Change in Control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

    SECTION 162(M). Section 162(m) of the Code limits to $1 million per year the Federal income tax deduction available to a public company for compensation paid to any of its chief executive officer and four other highest paid executive officers. However, Section 162(m) provides an exception from this limitation for certain "performance-based" compensation if various requirements are satisfied. The Stock Plan is designed to satisfy this exception for Stock Options, SARs and Performance Shares issued thereunder. In addition, the Stock Plan is structured in a manner so that if the Administrator elects to issue Restricted Shares, Dividend Equivalent Rights or Stock Payments thereunder, it also can satisfy the exception for such grants by utilizing the "performance-based" award criteria identified under the subheading "Performance-Based Awards" above.

    As described above, the employees of the Company and its subsidiaries who will receive awards under the Stock Plan and the size of the awards are generally to be determined by the Administrator in its discretion. Thus, it is not possible either to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of employees or to determine the benefits or amounts that would have been received or allocated to such persons for 1994 if the Stock Plan had been in effect.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                            ------------------------

             BELLSOUTH CORPORATION NON-EMPLOYEE DIRECTOR STOCK PLAN
                             (ITEM D ON PROXY CARD)

    The  Board  of  Directors  adopted  the  BellSouth  Corporation Non-Employee
Director Stock Plan (the "Director Stock Plan") at its regular meeting on November 28, 1994, subject to the approval of the shareholders of the Company. Accordingly, at the Annual Meeting shareholders will be asked to approve the Director Stock Plan, and the Board recommends that it be approved.

    The Board of Directors and management believe that the Director Stock Plan will help attract and retain superior directors and promote long-term growth and profitability by further aligning director and shareholder interests. The affirmative vote of a majority of the Shares voting on this resolution is required for its adoption.

    A summary of the essential features of the Director Stock Plan is provided below, but is qualified in its entirety by reference to the full text of the Director Stock Plan, which was filed electronically with this Proxy Statement with the Securities and Exchange Commission. Such text is not included in the printed version of this Proxy Statement. All defined terms used below have the meaning set forth in the Director Stock Plan, unless otherwise indicated.

PURPOSE

    The Director Stock Plan is intended to promote the interest of BellSouth by affording Non-Employee Directors an opportunity to acquire a proprietary interest in the Company, in order to attract and retain Non-Employee Directors, to provide them with long term financial incentives to increase the value of the Company, and to provide them with a stake in the future of the Company which corresponds to the stake of each of the Company's shareholders.

SHARES SUBJECT TO PLAN

    The aggregate number of shares of BellSouth common stock ("Shares") with respect to which the grant ("Grants") of Stock Options, including Stock Options in tandem with Stock Appreciation Rights ("SARs"), may be made is 300,000. Any Shares subject to a Grant shall again become available for use after the exchange, cancellation, forfeiture or expiration of such Grant as if such Shares had never been subject to a Grant.

    The aggregate number of Shares with respect to which Stock Payments may be made is 175,000. These limitations are subject to adjustments as summarized below.

EFFECTIVE DATE AND DURATION

    The effective date of the Director Stock Plan shall be April 24, 1995. The Plan shall terminate on December 31, 2004, unless earlier terminated by the Board of Directors. No Stock Options or SARs shall be granted, and no Stock Payment shall be made, after the date on which this Plan terminates. The applicable terms of this Plan, and any terms and conditions applicable to the Stock Options or SARs granted prior to such date, shall survive the termination of the Plan and continue to apply to such Stock Options and SARs. The Director Stock Plan is the successor plan to the BellSouth Corporation Non-Employee Directors Stock Option Plan. Upon approval of the Director Stock Plan by shareholders, no future awards will be made under the BellSouth Corporation Non-Employee Directors Stock Option Plan.

ADMINISTRATION

    The Plan is to be administered by the Nominating and Compensation Committee (the "Committee") of the Board of Directors. The Committee shall consist of two or more disinterested directors of BellSouth, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. A Non-Employee Director shall not fail to be "disinterested" solely because he or she receives grants of Stock Options or SARs or makes an election to receive Stock Payments.

    The  Committee shall, subject to the  provisions of the Director Stock Plan,
(a) make all Grants, (b) determine the terms and conditions of Grant agreements, Stock Payment elections and all elections and other forms, (c) interpret the Plan, and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. Notwithstanding the foregoing, the Committee shall not be deemed to possess such administrative or discretionary duties or powers as would disqualify this Plan from being a formula plan under Rule 16b-3.

AWARDS AVAILABLE UNDER DIRECTOR STOCK PLAN

    The Committee may make the following types of grants under the Director Stock Plan, each of which shall be an "Award." One Share shall be the underlying security for any Award. As of February 27, 1995, the closing price for BellSouth Common Stock on the New York Stock Exchange was $58.75.

    STOCK OPTIONS. On the date of each BellSouth annual meeting of shareholders, beginning with and including the 1995 meeting, each individual who is at that time serving as a Non-Employee Director, whether or not such individual is first elected as a Board member at that meeting or whether or not such individual is standing for re-election as a Board member, shall automatically be granted a Stock Option to purchase 1,000 Shares of BellSouth stock ("Basic Options"). Each grant of a Basic Option will include the grant of a tandem SAR as described below.

    Each Non-Employee Director who receives a grant of a Basic Option shall also be granted an Additional Option, with a tandem SAR, on such date if the number of Shares owned by the Non-Employee Director, as of the preceding December 31, exceeds the sum of (A) the number of Shares determined by dividing five times the amount of the annual retainer for Board members in effect on such December 31 by the representative Share price, and (B) the number of Shares subject to Additional Options previously granted to a Non-Employee Director. The grant of Additional Options shall be for the number of Shares equal to one-half (rounded to the next highest whole number) of the number by which the Shares owned by the Non-Employee Director exceeds the sum of (A) and (B). The maximum number of Additional Options which shall be granted annually to any Non-Employee Director is 1,000.

    The representative Share price will equal the average of the Fair Market Value of a Share for the last five trading days on the New York Stock Exchange for the year ending that December 31 and the first five such trading days in the next succeeding year. The Option Price for each Share subject to a Basic Option or an Additional Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value of a Share on the date the Option is granted. The Fair Market Value for any day means the average of the high and low daily sales prices of a Share on the New York Stock Exchange for that day or, if there are no sales on such day, for the most recent prior day on which a Share was sold on the New York Stock Exchange.

    Each grant of a Stock Option shall be evidenced by an agreement which shall reflect the terms and conditions of the Stock Options and tandem SARs and such additional terms and conditions as are determined by the Committee. Upon exercise of an Option, payment may be made in cash, Shares or a combination thereof, as specified in the related agreement. Any Shares which are tendered shall be valued at their Fair Market Value on the date as of which the exercise is effective.

    STOCK APPRECIATION RIGHTS. Stock Appreciation Rights ("SARs") shall be granted to Non-Employee Directors in tandem with the grant of Basic Options and Additional Options. Each grant shall be evidenced by the same agreement as the related Stock Options. A SAR shall be exercisable only if and to the extent the tandem Option is exercisable. Upon exercise of a SAR, the Non-Employee Director shall receive a payment equal to the excess, if any, of the SAR Exercise Price (the Fair Market Value of a Share on the date of exercise) for the number of Shares of the SAR being exercised at that time, over the SAR Grant Price (the Option Price for the related Stock Options) for such Shares. Such payment shall be made in whole Shares with such shares valued for this purpose at the SAR Exercise Price on the date the SAR is exercised. Any payment for a fractional share automatically shall be paid in cash based on such valuation.

    TERMS AND CONDITIONS OF STOCK OPTIONS AND SARS. Stock Options and SARs become exercisable on the first anniversary of the Grant Date. However, in the event that prior to the first anniversary, (A) the Non-Employee Director terminates his service on the Board by reason of death, disability or retirement, or (B) a Change of Control shall occur, then a Stock Option shall become immediately exercisable upon the occurrence of such events or, if later, the expiration of the six-month period following the Grant Date. Subject to the foregoing, a Stock Option (and tandem SAR) shall be exercisable at any time in whole or in part (but if in part, in an amount equal to at least 100 shares or, if less, the number of Shares remaining to be exercised under the Stock Option) on any business day of the Company before the date such Stock Option expires as outlined below. A Stock Option (and tandem SAR) shall expire on the first date on or after the Grant Date and prior to a Change in Control on which the Non-Employee Director (i) resigns from or is not re-elected to the Board prior to being eligible for retirement; (ii) resigns for the purpose of accepting, or retires and subsequently accepts, a directorship or employment, or becomes associated with, employed by or renders service to, or owns an interest in (other than as a shareholder with a less than 5% interest in a publicly traded company) any business that is competitive with any BellSouth company or with any other business in which any of the BellSouth companies have a substantial direct or indirect interest; or (iii) resigns as a result of an interest or affiliation which would prohibit continued service as a director. A Stock Option (and tandem
SAR) shall also expire on the date the Stock Option (or tandem SAR) has been exercised in full. Furthermore, the Stock Option (and tandem SAR) shall expire one day after the expiration of the 10-year period which begins on the Grant Date or, in the case of a Non-Employee Director who dies within six months prior to such day, the last day of the six-month period which begins on the date of the Non-Employee Director's death.

    The Non-Employee Director's right to exercise a SAR shall be forfeited to the extent that the Non-Employee Director exercises the tandem Option. The right to exercise a Stock Option shall be forfeited to the extent the Non-Employee Director exercises the tandem SAR.

    STOCK PAYMENTS. Each Non-Employee Director may elect to receive all or fifty percent of his or her compensation in the form of Stock Payments. Any such election, or any modification or termination of such an election, shall be filed with the Company on a form prescribed by the Committee for this purpose. Any such election, or any modification or termination thereof, shall apply only to annual retainers, meeting fees or other elements of compensation payable at least six months after such form is received by BellSouth.

    During such time as an election by a Non-Employee Director to receive Stock Payments in lieu of cash compensation is effective, the Company shall issue Shares to such Director for each date any retainer or meeting fees or other element of compensation otherwise is due and payable equal to the percent of compensation elected to be paid in the form of Stock Payments based upon the Fair Market Value for such dates. Any payment for a fractional Share automatically shall be paid in cash.

TRANSFERABILITY DURING LIFETIME

    During the lifetime of a Non-Employee Director to whom an Award is made, only the Non-Employee Director, or his or her legal representative, may exercise a Stock Option or tandem SAR or receive Payments. No Grant, other than Stock Payments upon receipt, may be sold, assigned, transferred, exchanged, or otherwise encumbered or made subject to any creditor's process, whether voluntary, involuntary or by operation of law. Any attempt to do so shall be of no effect.

ADJUSTMENTS

    In the event that there is any change in the BellSouth common stock by reason of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or events, the number and kind of Shares which may be delivered, the Exercise Price, Grant Price or purchase price relating to any Award may be appropriately adjusted by the Committee at the time of such event.

AMENDMENTS

    The Board of Directors shall have the right to amend, modify, suspend or terminate the Director Stock Plan at any time for any purpose; provided that following the approval of the Director Stock Plan by BellSouth shareholders, the Director Stock Plan may not be amended in a manner which would disqualify the Plan from the exemption provided by Rule 16b-3 under the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

    The rules governing the tax treatment of Stock Options, SARs, and Stock Payments are quite technical. Therefore, the description of the Federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws.

    STOCK OPTIONS. The Stock Options granted under the Director Stock Plan will be non-qualified stock options ("NQSOs"). The Non-Employee Director recognizes no taxable income at the time of grant. Upon exercise of an NQSO, the Non-Employee Director recognizes ordinary income and the Company receives a deduction equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Non-Employee Director recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares disposed of or sold.

    STOCK APPRECIATION RIGHTS. Upon the grant of a SAR, the Non-Employee Director recognizes no taxable income and the Company receives no deduction. The Non-Employee Director recognizes ordinary income and the Company receives a deduction at the time of exercise equal to the cash and fair market value of the Shares payable upon such exercise.

    STOCK PAYMENTS. A Non-Employee Director who elects to receive his or her compensation in the form of Stock Payments recognizes ordinary income and the Company receives a deduction in an amount equal to the fair market value of such Shares as and when they become payable.

    The Non-Employee Directors listed on the following table are expected to receive in 1995 under the Plan, grants of the number of Stock Options shown on the table.

 BELLSOUTH NON-EMPLOYEE DIRECTOR STOCK
                 PLAN         STOCK
        DIRECTOR             OPTIONS*
 Reuben V. Anderson            1,000
 James H. Blanchard            1,247**
 Andrew F. Brimmer             1,000
 J. Hyatt Brown                2,000**
 Armando M. Codina             1,000
 Marshall M. Criser            1,000
 Gordon B. Davidson            1,777**
 Phyllis Burke Davis           1,000
 John G. Medlin, Jr.           1,000
 Robin B. Smith                1,000
 C. Dixon Spangler, Jr.        1,000
 Ronald A. Terry               1,000
 Thomas R. Williams            1,113**
 J. Tylee Wilson               2,000**
All Non-Employee
 Directors as a Group         17,137

 * No dollar value is assigned to the Stock Options because their exercise price will be the market value of the underlying BellSouth stock on the date of grant.

** Stock Option grant will include Additional Options for stock ownership which exceeds five times the annual retainer.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                            ------------------------

                             SHAREHOLDER PROPOSALS
               SHAREHOLDER PROPOSAL NO. 1 (ITEM 1 ON PROXY CARD)

    Mr. Raymond M. and Mrs. Carla D. Baechle, Jr., 6420 W. Falcon's Lea Drive, Davie, Florida 33331, record owners of 121 shares of the Common Stock of the Company, have submitted the following proposal:

    "RESOLVED: That the shareholders of BST [sic] recommend that the Board of Directors institute a salary and compensation ceiling such that as to future employment contracts, no senior executive or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States," that is, no more than $400,000.

    "Reasons: There is no corporation which exceeds the size and complexity of the United States government of which the President is the chief executive officer. Even most government agencies exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States receives a salary of $200,000; even agency heads and members of Congress are paid only somewhat more than $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

    "The duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job). While the President has many valuable compensations which may exceed those of company executives, we use the salary of the President only as a reference point for shareholders to consider as they evaluate this resolution.

    "Officers and directors of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, they give the appearance that they run the corporations primarily for their benefit and incidentally for the shareholders. The Board of Directors, a closed group which perpetuates itself, determines who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. Directors and officers can run the corporation as if it were their property. Thus, officers may drain away millions of dollars in salary, stock options and other compensation. When the recommended ceiling on salary and compensation is exceeded, it demonstrates an expression of greed and abuse of power.

    "Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In many corporations, compensation increases even as profits fall. High compensation need not serve as an incentive for a better run or more profitable corporation. There is no shortage of qualified people who could do as good a job as the incumbent officers of the Corporation and would have no hesitation on serving within the aforementioned pay ceiling.

    "Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

    "If you AGREE, please mark your proxy FOR this resolution."

                       BOARD OF DIRECTORS' RECOMMENDATION

    Your directors disagree with this proposal and believe it would adversely affect the Company's ability to attract and retain high quality members of management.

    Compensation of BellSouth's executive officers and directors is set by the Nominating and Compensation Committee of the Board of Directors (the "Committee"), which is comprised solely of independent, non-employee directors. As discussed in the Committee's Report on Executive Compensation (beginning at page 20 of this Proxy Statement), the Company's compensation programs are designed to link compensation to Company performance, to enhance shareholder value, and to retain the valuable talent necessary to ensure continued Company success. BellSouth competes for executive talent in a highly competitive labor market comprised of other employers of similar size and complexity. The compensation opportunities provided to BellSouth executive officers and directors are set at levels that will enable the Company to attract and retain the highly qualified individuals it needs to successfully lead the business and generate returns to the Company's shareholders.

    The Company cannot simply ignore the fact that the private sector values the services of certain people at a level in excess of that allowed by this proposal. Imposition of an arbitrary, below-market ceiling on the total compensation of senior executives and directors, as suggested by the proposal, would, in the opinion of the Committee, severly impair the Company's ability to hire and keep executive officers and directors.

    Moreover, the Company disagrees with the proponent's assertion that there is no correlation between the Company's profitability and executive compensation. As discussed in the Committee's Report, a significant part of the executive officers' compensation is at risk, and is earned only if specific performance goals, measured by revenue growth, expense control, net income and customer satisfaction, are met.

    For all these reasons, the Board of Directors is of the opinion that limiting the total annual compensation of the Company's senior executives and directors to $400,000 would have an adverse impact on the quality of the Company's leadership, the Company's operations and, ultimately, on shareholder value. THEREFORE, THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL.
                            ------------------------

               SHAREHOLDER PROPOSAL NO. 2 (ITEM 2 ON PROXY CARD)

    Mr. Robert Kopach, 4309 San Carlos Drive, Fairfax, Virginia 22030, record owner of 141 shares of the Common Stock of the Company, has submitted the following proposal:

    Resolved: I recommend that the current Short and Long Term Incentive awards for executive officers be abolished. The only incentive award to be awarded would be tied proportionately to the price of the stock at end of the year.
Example: if stock price is up 20% at end of year, then the incentive award would be 20% of salary.

    Reasons:

        1. Management is adequately compensated as illustrated in the cash compensation table. Executive officers should only receive extra compensation if stock price is up - that's the incentive. They are rewarded as are the shareholders if stock price is up.

        2. Under the current Short Term Incentive award, the executive officers are being compensated 50%-75% of their salary. This is excessive and ridiculous. The stock price certainly hasn't increased significantly over the last few years.

        3. There is no need for any Long Term Incentive package. The yearly incentive package tied to the price of the stock would adequately compensate the executive officers. How many times do you want to get paid for the same job? Enough please!

        4. We need to bring some justice and equity back to the work place. There is too big of a gap between what the executive officers make and the pay of the average worker. This is an insult to the average worker. The pay the executive officers make in a few years far exceeds the average workers total lifetime or career earnings.

        5. The executive officers and board of directors forget that they work for the shareholders. They talk about shareholder value. Lets see some of it and try earning those big salaries and incentives.

        6. The executive officers with their big pay packages have put themselves so high up on their pedestals they don't hear or relate to the shareholder.

        7. The media needs to inform the shareholders when the proxy materials come out to win a battle such as this.

        8. Management needs to be held accountable. Based on my incentive plan executive officers would be justly compensated if stock price performs well.

        9. A vote for this proposal will send a clear message to management that they need to be responsive to the shareholder. Maybe we can bring them down off their pedestals.

                       BOARD OF DIRECTORS' RECOMMENDATION

    THIS PROPOSAL WAS SUBMITTED AT THE 1993 ANNUAL MEETING AND WAS SOUNDLY DEFEATED. Your directors have again considered the proposal and continue to believe it would make the executive officers of the Company less accountable for performance than under the compensation program now in place.

    Short term awards are not extra compensation. Total annual compensation, including both standard short term awards and base salary, is set at levels comparable to that at companies similar to BellSouth. A significant part of this total amount must be earned, under the short term plan, based on how effectively the executives manage the business during the year. If short term awards based on performance were eliminated, there would be no direct correlation between salary and operational performance. Executives would be less accountable for important goals, such as customer satisfaction, which they must now achieve to earn a short term award. Setting measurable standards -- and paying executives based on their achievement of these standards -- is a much more effective way to achieve important goals set by the Board of Directors.

    Stock performance is important and is already a part of the Company's compensation programs. In fact, stock performance, including total return to shareholders as well as stock price appreciation, is the only measurement under the Company's long term incentive program. The Nominating and Compensation Committee Report on Executive Compensation (beginning at page 20 of this Proxy Statement) explains the compensation programs in detail. Shareholders should find this Report helpful in evaluating this proposal.

    FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL.

                            ------------------------

                    OTHER MATTERS TO COME BEFORE THE MEETING

    If any matter not described herein should properly come before the meeting, the Directors' Proxy Committee will vote the Shares represented by it in accordance with its best judgment. At the time this Proxy Statement went to press, the Company knew of no other matters which might be presented for shareholder action at the Annual Meeting.

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    OVERALL POLICY

    The Nominating and Compensation Committee of the BellSouth Board of Directors (the "Committee"), composed entirely of independent, non-employee directors, is responsible for oversight and administration of executive compensation. It also reviews the Company's overall compensation program and monitors it throughout the year. In establishing the Company's executive compensation program, the Committee takes into account current market data and compensation trends for comparable companies, compares corporate performance to that of a selected peer group, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program in measuring and rewarding desired performance levels. The Committee bases the compensation program on the following principles:

        - Compensation levels for executive officers are benchmarked to the outside market, utilizing information from general industry surveys conducted by outside consultants and from proxy materials of the companies included in the performance graph contained in the Proxy Statement at page 25. Compensation decisions are made by referring to information in these surveys regarding two groups of companies: companies with annual revenues of $10 billion or more, with which BellSouth can expect to compete for executive talent; and the companies included in the performance graph, with which the Company can expect to compete for investors.

        - The total compensation opportunity is targeted to the mid-range of these companies; incremental amounts may be earned above or below that level depending upon corporate and individual performance. The Committee considers it essential to the vitality of the Company that the total compensation opportunity for executive officers remain competitive with similar companies in order to attract and retain the talent needed to manage and build the Company's business.

        - Compensation is tied to performance. A significant part of the total compensation opportunity is at risk, to be earned only if specific goals are met.

        - The compensation program has three elements: basic annual salary; annual short term incentive awards, which are based on annual financial, service, and individual performance; and a long term incentive program, which has components based on stock performance as compared to a peer group of companies and on the absolute performance of BellSouth stock in the competitive marketplace. The Committee has approved these elements of compensation to ensure that BellSouth's total compensation program is comparable to and competitive with that of other companies of similar size.

        - Incentive compensation is designed to reinforce the achievement of both short and long term corporate objectives.

        - Executives'  interest in the business should be directly linked
          to  the  interests   and  benefits   received  by   BellSouth's
          shareholders.

    The compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out in detail below.

    ANNUAL COMPENSATION

    In January, 1994, the Committee approved, and BellSouth implemented, the use of wide bands of compensation, assigning each executive to a band of compensation based upon job responsibilities. Each band has an established salary range, with a minimum and maximum allowable base salary amount. The Committee implemented this new approach to further the Company's pay for performance philosophy in that individual compensation levels are set within these wide ranges after consideration of available market data for comparable positions and consideration of the relative performance and contribution of each executive to the business. Recommendations for pay treatment are provided by the Chief Executive Officer after an annual evaluation of individual contribution to the business is held with each executive's supervising executive. No formal performance ratings are assigned as a result of this performance evaluation process.

    Executives are also eligible for annual incentive awards, designed to place a significant part of an executive's annual compensation at risk. Beginning in 1994, the targeted short term incentive award is determined as a percentage of each individual executive's base salary, further strengthening the link between pay and performance. The combination of annual base salary plus the targeted short term incentive award is intended to provide the opportunity to earn total annual cash compensation comparable to the mid-range of pay of the executive marketplace, provided performance is at an expected level. Certain individuals may receive compensation above or below this level, depending upon performance.

    Annual incentive awards are paid after measuring the day-to-day effectiveness of each executive in managing the business in two categories: corporate performance (measured by revenue growth, expense control, net income, and customer satisfaction) and individual achievement of commitments linked to corporate strategic objectives. Corporate performance objectives are established by the Committee at the beginning of each year to ensure that executives' efforts support the achievement of corporate goals. The weight given to each of these performance components varies, depending upon the executive's particular job assignment. The measurements and target performance levels for each executive are tied to the business entity with which he/she is most closely associated.

    For 1994, the typical corporate headquarters officer's award, excluding the Chief Executive Officer's, was weighted as follows: 60% financial results; 15% customer satisfaction results; and 25% individual strategic results. The overall award payment range remained at 0% to 187.5% of the target. For 1994, the Company exceeded its financial targets; achieved 100% of its established service objectives; and executive officers received an average individual strategic award of 132.86%. The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section on 1994 Compensation for the Chief Executive Officer.

    For the named executive officers, the targeted award level ranged from 48% to 65% of the executive's base salary, with the latter percentage applicable only to the Chief Executive Officer. Actual awards approved by the Committee for 1994 performance for the named executive officers, including the Chief Executive Officer, ranged from 134.59% to 142.58% of the targeted award level. These awards were above the target award levels because the actual achievement of revenue growth, expense control, net income, customer satisfaction, and strategic commitments were at or above the target levels.

    For 1994, the Committee approved an overall 5.5% increase in cash compensation levels. This decision was made after reviewing published projections of executive cash compensation increases by well-known consulting firms and national compensation associations and comparing individual compensation to the external market.

    LONG TERM INCENTIVE PROGRAM

    The Company continues its practice of maintaining long term incentive plans based upon the performance of BellSouth stock. Under the BellSouth Corporation Stock Option Plan, annual non-qualified stock option grants at market price on the date of grant may be made to executive officers. In addition, beginning in 1994, annual grants with an exercise price 40% above the market price on the date of grant are also made (premium priced options). The Company believes the grant of these premium priced options will strengthen the incentive for executive officers to increase BellSouth's stock price. The Company does not issue options at less than fair market value at the date of grant and the officer only receives compensation from the grants made if the stock price appreciates and, in the case of the premium priced option, appreciates by more than 40%.

    The  final  grant  under  the  BellSouth  Corporation  Executive  Long  Term
Incentive Plan was made in 1991 for the 1991-1995 performance period. Each executive officer received grants of units, each of which is equivalent to one share of stock. In addition, on each dividend payment date for BellSouth shareholders, an amount equivalent to that dividend is being credited to each executive for each unit granted under the plan. The value credited from these dividend equivalents is then translated into additional units, each equivalent to one share of stock. For this performance period, shares of stock may be earned within a range of 0% to 150% of the number of units granted and credited from dividend equivalents solely based on a comparison of BellSouth's Total Shareholder Return (stock price appreciation plus dividends) to that of the peer group of companies reflected in the performance graph contained in this Proxy Statement.

    Under the current long term incentive plan, the Shareholder Return Cash Plan introduced in 1993, the Company made a grant of units for the 1994-1998 performance period. Under this Plan, executives may be awarded cash units for a five-year performance period. At the end of each year in the performance period, each unit may pay out an amount equal to 0% to 100% of the annual dividend on a share of stock, depending upon the results of a comparison of BellSouth's Total Shareholder Return (stock price appreciation plus dividends) cumulatively for the years since the beginning of the performance period to that of the peer group of companies included on the performance graph. Payouts under this plan are totally dependent on this one performance factor -- relative shareholder return.

    At the end of 1994, the executives earned 100% of the value of the units granted for the 1993-1997 performance period based upon BellSouth's Total Shareholder Return against the peer group for 1993 and 1994. In addition, they earned 100% of the value of the units granted for the 1994-1998 performance period based upon BellSouth's Total Shareholder Return against the peer group for 1994.

    The number of stock options and shareholder return cash plan units granted during 1994 was determined by applying a market competitive annual grant level percentage against each individual executive's base salary and by using the Black-Scholes option pricing model. Market data from surveys of long term programs published by well-known consulting firms and data from proxy statements disclosing grants given to comparable positions in the performance graph peer group of companies were used in establishing the 1994 grant levels. The Committee establishes the number of options and cash units granted based upon annual competitive data and upon each individual's base salary. It does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

    BellSouth's long term program is intended to focus the executive group on the achievement of corporate goals. Executive officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term development with the need for a reasonable current return. The Committee wants to incent BellSouth executives to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new entrants from alternative local exchange service providers, cable companies, and long distance carriers.

    STOCK OWNERSHIP GUIDELINES

    In keeping with its belief that tying the interests of executives to those of the shareholder will result in enhanced shareholder value, the Board established stock ownership guidelines for the executive officers of the Company in 1994. Awards of Incentive Stock Options, in addition to the non-qualified stock options, are made to officers who exceed these targets on an annual basis.

    1994 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    In setting the 1994 salary and standard incentive award levels for the Chief Executive Officer, the Committee reviewed BellSouth's positive financial performance during 1993 with respect to revenue growth, expense control, net income, and earnings per share, compared to other communications companies. The Committee also considered the Chief Executive Officer's leadership in continuing to strategically position the Company.

    During 1993, BellSouth Corporation grew its revenue 4.5% and controlled the increase in operating expenses to 3.5%. These results, normalized for compensation purposes to exclude the impact of certain special events, such as restructure charges, and items outside the control of the officers, such as the transition obligation related to SFAS 112, "Employers' Accounting for Postemployment Benefits", and the increase in the Federal income tax rate to 35%, contributed to an increase in net income of 4.75% and of earnings per share of 3.33% over 1992. The Company's domestic and international cellular operations also continued to show significant growth in the customer base with 1993 growth rates of 39.4% and 147.6%, respectively. During this same year, BellSouth Telecommunications surpassed the 19 million mark in access lines in service, achieving one of the highest annual growth rates in the industry, at 3.7%. Revenue grew at 3.02% while operating expense growth was contained at 1.91% on a normalized basis. The Committee also reviewed reported base salary information for the chief executive officers of the other companies in the peer group performance graph in this Proxy Statement.

    In consideration of these positive performance factors, in an effort to maintain a base salary position within the range of the base salaries for the chief executive officers of the peer group companies, and considering BellSouth's relative performance, the Committee decided to provide a 5.5% increase in the Chief Executive Officer's base salary for 1994. This increase positions the Chief Executive Officer at 38% above the minimum for his pay range in the new wide band base salary structure. Prior to the increase, his salary was 31% above this minimum. The resulting salary amount was subsequently reduced by an amount indicated in footnote five of the Summary Compensation Table on page 27. See further discussion under "Omnibus Budget Reconciliation Act Implications for Executive Compensation", below.

    In determining the Chief Executive Officer's short term incentive award for 1994 performance, the Committee reviewed BellSouth's 1994 financial performance with respect to the standard plan measurements of revenue growth, expense control, net income, and customer satisfaction. BellSouth's financial performance exceeded established targets and the Company met its customer satisfaction objectives. In addition, the Committee considered BellSouth's continuing moves to achieve a competitive position within the communications industry and reviewed data on the annual incentive award levels for chief executive officers of the peer group of companies in the performance graph.

    Under the Chief Executive Officer's leadership in 1994, BellSouth successfully took steps necessary to strategically position itself as a global communications competitor. During 1994, BellSouth applied for Federal Communications Commission approval to launch trials of cable TV services and of new interactive media services, providing customers a choice of cable carrier and access to home shopping, movies on demand, games, and more. It acquired one of the nationwide narrowband Personal Communications Services licenses, adding spectrum to expand the capabilities of its existing nationwide wireless services. This license, combined with the Company's nationwide paging service, mobile data network, and extensive domestic cellular operations, will enable the Company to offer customers the most complete and comprehensive array of wireless services available. BellSouth Telecommunications continued its cost improvement efforts by reducing its workforce by more than 4,700 employees, while at the same time, access lines in service grew by 4.6% to over 20,000,000. In addition, the Company initiated steps toward an alliance with The Walt Disney Company, Ameritech Corporation, and SBC Communications Inc. (formerly Southwestern Bell) to create innovative approaches to home video services. BellSouth's further expansion into key international communications markets such as Germany, Chile, Singapore, Belgium and Israel; the signing of a memorandum of understanding with China to develop cellular, long distance, and wireless networks in that country; and the execution of a 1996 Summer Olympics sponsorship contract were further achievements during this highly successful year.

    Based on these factors, the Committee felt the Chief Executive Officer had provided strong strategic leadership for the Company. Since there was no pre-established formula for determining the annual incentive award for the Chief Executive Officer, the Committee reviewed the factors described above and, exercising its judgment, awarded the Chief Executive Officer the overall short term incentive award shown in footnote one of the Summary Compensation Table.

    The Committee approved payment to the Chief Executive Officer of an amount of cash shown in the Summary Compensation Table for cash units granted under the Shareholder Return Cash Plan. For 1993 and 1994, BellSouth's Total Shareholder Return (stock price appreciation plus dividends) was compared to the median shareholder return of the peer group shown in the performance graph, resulting in a payment of 100% of the cash units granted in 1993 and 1994. The Committee also approved the grant of 1,640 Incentive Stock Options to the Chief Executive Officer in recognition of the fact that his level of stock ownership as of December 31, 1993 exceeded the newly-established executive stock ownership targets.

    OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION

    It is the responsibility of the Committee to address the issues raised by the Omnibus Budget Reconciliation Act ("OBRA"), which made certain "non-performance-based" compensation to certain executives of the Company in excess of $1,000,000 non-deductible to the Company. To qualify as "performance-based" under OBRA, compensation payments must be made from a plan that is administered by a committee of outside directors and be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

    The Committee has carefully considered the impact of this new tax code provision and has taken several steps which are designed to minimize its effect. First, it adopted the provisions of the BellSouth Corporation Stock Plan being submitted to the Company's shareholders in this Proxy Statement, which establishes performance criteria which will qualify awards made under the Plan as performance-based awards approved by the shareholders, and thus not counted toward the $1,000,000 limitation. Second, the Committee approved a reduction in the base salary of the Chief Executive Officer and the utilization of the Company's savings as a result of the reduction to purchase, and pay the Company's portion of the annual premium on, a split-dollar life insurance arrangement. Due to this reduction in salary and voluntary deferrals of compensation by the Chief Executive Officer, the Company has been advised by counsel that it should not lose any part of the tax deduction related to the Chief Executive Officer's compensation. The Retired Vice Chairman of the Board's compensation was not subject to the OBRA limitations because of his retirement. The Committee will continue to examine the effects of the new provisions and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of OBRA.

Armando M. Codina, Chairman
James H. Blanchard
Gordon B. Davidson
C. Dixon Spangler, Jr.
Thomas R. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Nominating and Compensation Committee consist of Messrs. Codina (Chair), Blanchard, Davidson, Spangler, and Williams, none of whom are former or current officers or employees of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of a compensation committee of any entity, an executive officer or director of which is a member of the Nominating and Compensation Committee of the Company. Mr. Davidson is senior counsel of the law firm of Wyatt, Tarrant & Combs, located in Louisville, Kentucky. During 1994, BellSouth Telecommunications, Inc., a subsidiary of the Company, retained Wyatt, Tarrant & Combs with regard to a variety of legal matters. Mr. Criser is a partner in the law firm of Mahoney Adams & Criser, P.A., located in Jacksonville, Florida. During 1994, BellSouth Telecommunications, Inc. retained Mahoney Adams & Criser, P.A. with regard to a variety of legal matters. Mr. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 1994, BellSouth Telecommunications, Inc. also retained Phelps Dunbar with regard to a variety of legal matters.

                            ------------------------

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG BELLSOUTH, S&P 500 INDEX AND PEER GROUP*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                    RETURN
Among BellSouth, S&P 500 Index, and Peer Group
                                                  S&P 500   Peer Avg.        BLS
1-Jan-90                                              100         100        100
31-Dec-90                                           96.89       96.51      99.37
31-Dec-91                                          126.28      101.72      99.09
31-Dec-92                                          135.94      112.61     103.99
31-Dec-93                                          149.58      133.18     123.12
31-Dec-94                                          151.61      126.45     120.54

Assumes $100 invested on January 1, 1990, with dividends reinvested. End of period prices. Peer return weighted by market capitalization.

* Peer  group:   Ameritech  Corporation,   Bell  Atlantic   Corporation,   NYNEX
  Corporation, Pacific Telesis Group, SBC Communications Inc., U S West, Inc., and GTE Corporation.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth, for the years ending December 31, 1994, 1993, and 1992, the compensation paid or accrued by BellSouth and its subsidiaries to each of the six named executive officers.

                                           SUMMARY COMPENSATION TABLE
                                                     ($000)
                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                  ANNUAL COMPENSATION           AWARDS    PAYOUTS
                                                                 OTHER       SECURITIES
                                                                 ANNUAL      UNDERLYING    LTIP      ALL OTHER
        NAME AND PRINCIPAL                   SALARY   BONUS   COMPENSATION    OPTIONS/    PAYOUTS   COMPENSATION
             POSITION                 YEAR    ($)     ($)(1)     ($)(2)       SARS (#)    ($)(3)       ($)(4)
 J. L. Clendenin                      1994   588.5(5) 880.4        13.2         97,340     100.2         526.1
 Chairman of the Board, President     1993   785.0    705.5        12.0         25,600       0           451.9
 and Chief Executive Officer          1992   755.0    609.0         9.4         35,388     838.6         451.8
 F. D. Ackerman                       1994   453.0    398.5        13.5         41,600      44.2         126.2
 Vice Chairman of the Board and       1993   428.0    324.2         9.2         11,300       0           115.7
 Chief Operating Officer              1992   400.0    282.5         8.4         15,619     446.4          99.0
 W. H. Alford                         1994   346.0    241.2        10.9         23,300      24.3         145.2
 Executive Vice President and         1993   328.0    181.0        12.2          6,200       0           136.2
 General Counsel                      1992   297.5    159.5         6.3          8,523     226.2         126.0
 H. C. Henry, Jr.                     1994   306.0    232.8         9.9         20,600      24.3          56.0
 Executive Vice President -           1993   293.0    179.5         7.4          6,200       0            44.4
 Corporate Relations                  1992   275.0    180.0         7.0          8,523     226.2          41.5
 E. Mauldin                           1994   288.5    229.0         9.0         19,400      24.3          95.8
 President - BellSouth Enterprises,   1993   270.0    183.6         8.2          6,200       0            44.1
 Inc.                                 1992   245.0    206.0         5.2          8,523     195.1          40.2
 W. O. McCoy                          1994   495.1    431.7         9.9        138,740     100.7       3,730.1
 Retired Vice Chairman of the         1993   469.0    328.7         9.4         11,300       0           286.9
 Board(6)                             1992   445.0    325.5         6.9         15,619     446.4         256.1

(1) Included for 1994 are amounts earned under the Short Term Incentive Plan, $765, $348, $213, $208, $205.5, and $390, respectively, and amounts earned under the Shareholder Return Cash Plan, $115.4, $50.5, $28.2, $24.8, $23.5 and $41.7, respectively, which is more fully described under "Long Term Incentive Plan Awards in Fiscal Year 1994" on page 29.

(2)  Tax "gross up" for financial counseling and use of motor vehicle.

(3) Amounts reported have been earned under the Executive Long Term Incentive Plan ("ELTIP") and the Shareholder Return Cash Plan ("SRCP"). Payouts under the ELTIP are made every three years upon final determination of the performance results and are shown in the last year of the performance period. The ELTIP is more fully described in the Nominating and Compensation Committee Report on Executive Compensation beginning at page
     20. Payments under the SRCP are made annually if certain performance criteria are met during the period. The SRCP is more fully described under "Long Term Incentive Plan Awards in Fiscal Year 1994" on page 29. The 1992 amounts relate only to the ELTIP, and the 1994 amounts relate only to the SRCP.

(4)  Included  in this category are amounts for the six named executive officers
     for  the  following  compensation  plans:  (a)  above-market  interest   on
     voluntary  salary deferrals under nonqualified deferred compensation plans,
     $431.3, $91.2, $117.7, $34.4, $70.0, and $245.2, respectively; (b)  Company matching  contributions under  the Management  Savings Plan,  $45.3, $22.8,
     $17.6, $15.5, $15.0,  and $26.0,  respectively; and (c)  value of  benefits from  premiums  paid  by the  Company  under the  BellSouth  Life Insurance
     Program,  $35.5,  $12.2,  $9.9,  $6.1,  $10.8,  and  $21.0,   respectively.
     BellSouth uses the Present Value Ratio Method in determining the portion of each premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the policies.

(5)  As  described  in  the  Nominating  and  Compensation  Committee  Report on
     Executive Compensation,  the  Board  of  Directors  restructured  the  1994 compensation  for Mr. Clendenin,  reducing his annual  salary by $240.0 and establishing a  split-dollar  life insurance  policy  for him.  Under  this arrangement, the Company will utilize the savings from the salary reduction to pay premiums and will recover the cost of the premiums from the proceeds of  the policy. In 1994, the value of Mr. Clendenin's benefit from premiums paid by  the Company  was $14.0.  BellSouth uses  the Present  Value  Ratio
     Method  in determining the  portion of each  premium dollar attributable to
     Mr. Clendenin.

(6) During 1994, Mr. McCoy, Vice Chairman of the Board, retired from BellSouth under the terms of a succession agreement. Pursuant to the agreement, Mr.
     McCoy retired prior to normal retirement age and received payment of two times annual base pay, $994.0, and two times a full year's annual bonus, $551.6. He also received continued participation in ELTIP and a special grant of stock options and of SRCP units, estimated to be valued at $108.1, $664.6 and $463.5, respectively. The actual amounts received by Mr. McCoy with respect to these items will depend on various factors, including future corporate performance and stock price appreciation. The estimated value of the stock options has been calculated using the Black-Scholes option pricing model. (See "Option/SAR Grants in 1994" on page 29 at footnote 5.) Consequently, there is no assurance that the value realized by Mr. McCoy will be at or near these estimated values. Mr. McCoy also received adjusted benefits under the Supplemental Executive Retirement
     Plan, which will entitle him to future payments, the aggregate value of which is estimated to be $621.5, assuming normal life expectancy, and an extended financial counseling benefit, the maximum value of which will be $34.6 if utilized.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") under the BellSouth Corporation Stock Option Plan to the six named executive officers during 1994.

                           OPTION/SAR GRANTS IN 1994

                           NUMBER OF    INDIVIDUAL GRANTS
                           SECURITIES
                           UNDERLYING      % OF TOTAL
                            OPTIONS/      OPTIONS/SARS                                 GRANT-DATE
                              SARS         GRANTED TO       EXERCISE OR                 PRESENT
                            GRANTED         EMPLOYEES       BASE PRICE    EXPIRATION    VALUE(5)
          NAME                (#)        IN FISCAL YEAR       ($/SH)         DATE        ($000)
                             41,800(1)        2.37%                60.31      2/2/04       349.9
                             53,900(2)        3.06%                84.43      2/2/04       171.9
 J. L. Clendenin              1,640(3)        0.09%                60.75      5/2/04        17.2
                             18,300(1)        1.04%                60.31      2/2/04       153.2
 F. D. Ackerman              23,300(2)        1.32%                84.43      2/2/04        74.3
                             10,200(1)        0.58%                60.31      2/2/04        85.4
 W. H. Alford                13,100(2)        0.74%                84.43      2/2/04        41.8
                              9,000(1)        0.51%                60.31      2/2/04        75.3
 H. C. Henry, Jr.            11,600(2)        0.66%                84.43      2/2/04        37.0
                              8,500(1)        0.48%                60.31      2/2/04        71.1
 E. Mauldin                  10,900(2)        0.62%                84.43      2/2/04        34.8
                             20,100(1)        1.14%                60.31      2/2/04       168.2
                             25,600(2)        1.45%                84.43      2/2/04        81.7
                              1,640(3)        0.09%                60.75      5/2/04        17.2
                             40,200(4)        2.28%                54.63    12/30/04       417.3
 W. O. McCoy                 51,200(4)        2.90%                76.48    12/30/04       247.3

(1) Under provisions of the BellSouth Corporation Stock Option Plan ("the Stock Option Plan"), the Board of Directors granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1994 generally become vested at the end of the five year vesting period, determined from the date of the grant. No stock appreciation rights were granted in 1994.
(2) As an additional performance incentive, the Board of Directors, under the Stock Option Plan, granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods with an exercise price 40% in excess of the stock price on the date of the grant. Options granted in 1994 generally become vested at the end of the five year vesting period, determined from the date of the grant.
(3) Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, awarded at prices equal to the fair market value of the stock on the date of the grant, vest six months from the date of the grant.
(4) Options granted under Mr. McCoy's succession agreement with the Company. This agreement is more fully described under "Retirement Arrangements" on page 31.

(5) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 16.0%; an expected term to exercise of seven years for 1994 grants; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (February 1, 1994 - 5.64%; May 2, 1994 -
     7.08%; December 29, 1994 - 7.79%) for the expected term of the option; and a dividend yield of 4.74%. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

OPTION/SAR EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the six named executive officers concerning the exercise of options and/or SARs during 1994 and unexercised options and SARs held on December 31, 1994:

                    AGGREGATED OPTIONS/SAR EXERCISES IN 1994
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                         VALUE          OPTIONS/SARS AT             AT FISCAL YEAR-END
                      SHARES ACQUIRED   REALIZED      FISCAL YEAR-END (#)                 ($000)
        NAME          ON EXERCISE (#)    ($000)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 J. L. Clendenin           39,913          223.6      1,640        156,688              0          121.6
 F. D. Ackerman             3,693           86.8     18,349         68,519              0           53.7
 W. H. Alford                   0              0      9,915         38,023              0           29.3
 H. C. Henry, Jr.               0              0      8,355         35,323              0           29.3
 E. Mauldin                     0              0      7,415         34,123              0           29.3
 W. O. McCoy                9,738          246.1    186,375              0          105.2              0

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1994

    The following table provides information concerning awards made to the six named executive officers during 1994 under the BellSouth Shareholder Return Cash Plan. Each performance unit awarded represents the contingent right to receive an amount of cash based upon BellSouth's Total Shareholder Return ("TSR") relative to the TSR performance of the other selected communications companies ("the peer group"). Under this plan, if BellSouth's TSR is 90 percent of the peer group's median TSR, 100 percent of the award is paid. This represents the maximum amount that can be paid under the plan. If BellSouth's TSR is 75 percent of the peer group's median, 25 percent will be paid. If BellSouth's TSR is less than 75 percent of the peer group's median, or if BellSouth's TSR is less than the lowest member of the peer group, no award will be paid. If, during the remaining life of the award, BellSouth's TSR improves relative to the peer group, further payments of previously unpaid amounts would be made up to, but not in excess of, the original value of the award. Amounts which are not paid out during the life of the award are forfeited.

    For officers of the Company, the Board of Directors prescribes the number of units to be awarded to each individual based on the compensation band of that officer at the time of the award. The value of an award unit is determined annually based on the annual amount of dividends paid per share of common stock. The awards are payable solely in cash and may not be deferred. Unpaid awards which are carried forward for possible payout do not earn interest. Plan participants may not sell, assign or otherwise transfer the awards.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994

                                                                     ESTIMATED FUTURE PAYOUTS
                                                                          UNDER NON-STOCK
                                                                         PRICE-BASED PLANS
                         NUMBER OF          PERFORMANCE OR
                                                                              ($000)
                      SHARES, UNITS OR          OTHER
                        OTHER RIGHTS         PERIOD UNTIL
                            (#)          MATURATION OR PAYOUT
                                                                THRESHOLD      TARGET      MAXIMUM
        NAME                                                       ($)         ($)(1)       ($)(1)
 J. L. Clendenin           41,800              1994-1998           115.4         461.5       461.5
 F. D. Ackerman            18,300              1994-1998            50.5         202.0       202.0
 W. H. Alford              10,200              1994-1998            28.2         112.6       112.6
 H. C. Henry, Jr.           9,000              1994-1998            24.8          99.4        99.4
 E. Mauldin                 8,500              1994-1998            23.5          93.8        93.8
 W. O. McCoy               60,300              1994-1998           166.4         665.7       665.7

(1) Since the plan provides for payment not to exceed 100% of the units granted, the target award amount and the maximum award amount are the same.

PENSION AND OTHER RETIREMENT BENEFITS

    The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration classes and years of credited service. The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the Plan, by an average Social Security Primary Insurance benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                    ($000'S)

                                     YEARS OF SERVICE
Remuneration       15         20         25         30         35         40         45
        200         44.9       64.9       79.9       94.9      104.9      114.9       124.9
        400        104.9      144.9      174.9      204.9      224.9      244.9       264.9
        600        164.9      224.9      269.9      314.9      344.9      374.9       404.9
        800        224.9      304.9      364.9      424.9      464.9      504.9       544.9
      1,000        284.9      384.9      459.9      534.9      584.9      634.9       684.9
      1,500        434.9      584.9      697.4      809.4      884.9      959.9     1,034.9
      1,600        464.9      624.9      744.9      864.9      944.9    1,024.9     1,104.9

    Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the six named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table (p. 26). In addition, the number of whole years of credited service obtained in 1994 is presented.

                              COVERED COMPENSATION     YEARS OF SERVICE
                NAME                ($000'S)                 (#)
          J. L. Clendenin             1,399.0                 39
          F. D. Ackerman                647.7                 30
          W. H. Alford                  457.6                 30
          H. C. Henry, Jr.              426.0                 29
          E. Mauldin                    406.2                 30
          W. O. McCoy                   802.2                 35

RETIREMENT ARRANGEMENTS

    The Board of Directors has extended to the Company the authority, through December 1995, to enter into long range succession planning arrangements with certain officers below the Chief Executive Officer level. During 1994, the Company renegotiated its arrangement with Mr. Ackerman and entered into similar arrangements with Mr. McCoy and Mr. Mauldin. The agreements with Messrs. Ackerman and Mauldin each require that the officer retire during the calendar year of his 60th birthday, and the agreement with Mr. McCoy required his retirement during the calendar year of his 61st birthday. In order to compensate the officers for amounts they would have received had they remained with the Company until the age of 65, the agreements entitle them to severance benefits. In the case of Messrs. McCoy and Ackerman, these benefits will include payment of an amount equal to two times their annual base pay plus two times their standard bonus for the year of retirement, and in the case of Mr. Mauldin these benefits will include payment of an amount equal to two times his annual base pay plus the amount of his standard bonus for the year of retirement. In addition, each of these officers will also receive a guaranteed pension benefit level, an additional grant under both the Stock Option Plan and the Shareholder Return Cash Plan equal to, in the case of Messrs. McCoy and Ackerman, twice the number of options and units, respectively, most recently granted, and, in the case of Mr. Mauldin, the number of options and units, respectively, most recently granted and financial counseling through age sixty-seven. Mr. McCoy retired under the terms of his agreement effective December 29, 1994. See "Summary of Cash and Certain Other Compensation" at page 26.
                            ------------------------

   DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

    Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-law requirements will be provided upon request in writing to Secretary, BellSouth Corporation, 1155 Peachtree St., N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement, nor does it apply to questions a shareholder may wish to ask at the meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1994, all such Section 16(a) filing requirements were complied with, except that Mr. Mark Feidler, Vice President -- Corporate Development, reported his receipt of shares under the BellSouth Enterprises, Inc. stock bonus plan two weeks late; Mr. James H. Blanchard, a director, filed a Form 4 reporting a purchase of shares through his Keogh account three months late and a Form 4 reporting a subsequent purchase of shares one month late; and Mr. Marshall M. Criser, a director, filed a Form 4 reporting a purchase of shares for his IRA three days late.

               SHAREHOLDER PROPOSALS FOR THE 1996 PROXY STATEMENT

    Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 1996 Annual Meeting of Shareholders should submit the proposal in writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 13, 1995 in order to consider it for inclusion in the Proxy Statement for the 1996 Annual Meeting of Shareholders.

                               OTHER INFORMATION

    Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the report on Form 10-K to be filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges.

    A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year 1994 (excluding exhibits) will be furnished, without charge, by writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by BellSouth. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $18,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies.

    The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

Arlen G. Yokley
Vice President, Secretary and Treasurer
Dated: March 13, 1995

                             BELLSOUTH CORPORATION
              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
                     SELECTED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           1994        1993        1992        1991        1990
                                                        ----------  ----------  ----------  ----------  ----------
Operating Revenues....................................  $   16,845  $   15,880  $   15,202  $   14,445  $   14,345
Operating Expenses (1)................................      12,787      13,593      12,041      11,636      11,318
                                                        ----------  ----------  ----------  ----------  ----------
Operating Income......................................       4,058       2,287       3,161       2,809       3,027
Interest Expense......................................         666         689         746         802         774
Other Income, net.....................................          11           8         178         253         157
Provision for Income Taxes............................       1,243         572         934         753         778
Extraordinary Loss, net of tax........................      --             (87)        (41)     --          --
Accounting Change, net of tax.........................      --             (67)     --             (35)     --
                                                        ----------  ----------  ----------  ----------  ----------
  Net Income..........................................  $    2,160  $      880  $    1,618  $    1,472  $    1,632
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Earnings Per Share....................................  $     4.35  $     1.77  $     3.30  $     3.04  $     3.38
Dividends Declared Per Common Share...................  $     2.76  $     2.76  $     2.76  $     2.76  $     2.68
Book Value Per Share..................................  $    28.95  $    27.20  $    27.94  $    26.93  $    26.28
Return to Average Common Equity.......................        15.4%        6.3%       11.9%       11.3%       12.8%
Weighted Average Common Shares Outstanding............       496.6       496.1       490.8       484.3       482.4
Return on Average Total Capital.......................        11.5%        6.1%        9.8%        9.4%       10.4%
Total Assets..........................................  $   34,397  $   32,873  $   31,463  $   30,942  $   30,207
Capital Expenditures..................................  $    3,600  $    3,486  $    3,189  $    3,102  $    3,191
Long-Term Debt........................................  $    7,435  $    7,381  $    7,360  $    7,677  $    7,781
Debt Ratio at End of Period...........................        39.3%       40.2%       39.0%       41.3%       40.7%
Ratio of Earnings to Fixed Charges (2)................        5.34        2.98        4.00        3.47        3.68
Total Employees.......................................      92,121      95,084      97,112      96,084     101,945
Telephone Employees (3)...............................      73,764      77,958      79,453      79,743      85,967
Telephone Employees per 10,000 Access Lines...........        36.5        40.3        42.6        44.1        49.1
Business Volumes (In Millions): (4)
Network Access Lines in Service:
  Residence...........................................        14.2        13.7        13.3        12.9        12.6
  Business............................................         5.8         5.4         5.1         4.8         4.6
  Other...............................................          .2          .2          .2          .3          .3
                                                        ----------  ----------  ----------  ----------  ----------
    Total.............................................        20.2        19.3        18.6        18.0        17.5
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Access Minutes of Use:
  Interstate..........................................    57,778.1    53,345.0    50,546.4    47,255.3    44,903.3
  Intrastate..........................................    16,887.8    15,260.9    13,994.2    13,237.7    12,119.5
Toll Messages.........................................     1,558.6     1,511.4     1,462.2     1,504.1     1,496.4
Cellular Customers (In Thousands): (5)
  Domestic............................................     2,155.8     1,559.1     1,118.1       774.2       498.3
  International.......................................       361.3       192.2        77.6        26.0         5.1
                                                        ----------  ----------  ----------  ----------  ----------
    Total.............................................     2,517.1     1,751.3     1,195.7       800.2       503.4
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

- --------------------------
(1) Operating Expenses for 1993 include a charge for restructuring of $1,136.4, which reduced net income by $696.6. See Note K to the Consolidated Financial Statements.
(2) For the purpose of this ratio: (i) earnings have been calculated by adding income before income taxes, interest expense, such portion of rental expense representative of the interest factor on such rentals and equity in losses from less-than-50%-owned investments (accounted for under the equity method of accounting) less the excess of earnings over distributions from less-than-50%-owned investments (accounted for under the equity method of accounting); (ii) fixed charges are comprised of total interest expense and such portion of rental expense representative of the interest factor on such rentals.
(3) Effective in 1994, telephone employees exclude those employees in BellSouth Telecommunications' subsidiaries which are unrelated to telephone operations; prior years have been restated.
(4) Prior period operating data are revised at later dates to reflect the most current information. The above information reflects the latest data available for the periods indicated.
(5) Equity Basis.

                             BELLSOUTH CORPORATION
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications) serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides local exchange service and toll communications services within court-defined geographic areas, called Local Access and Transport Areas (LATAs), and provides network access services to enable interLATA communications using the long-distance facilities of interexchange carriers. Through subsidiaries, other telecommunications services and products are provided both inside and outside the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.

    Approximately 72%, 73% and 74% of BellSouth's Total Operating Revenues for the years ended December 31, 1994, 1993 and 1992, respectively, and a greater portion of net income were from wireline services provided by BellSouth Telecommunications. Charges for local service, access services and toll for the year ended December 31, 1994 accounted for approximately 57%, 33% and 10%, respectively, of the wireline revenues discussed above. Revenues from wireless communications services and directory advertising and publishing services accounted for approximately 12% and 9%, respectively, of Total Operating Revenues for the year ended December 31, 1994. The remainder of such revenues was derived principally from other nonregulated services provided by BellSouth Telecommunications.

RESULTS OF OPERATIONS

                                                                           PERCENT CHANGE
                                                                        --------------------
                                                                        1994 VS.   1993 VS.
                                       1994        1993        1992       1993       1992
                                    ----------  ----------  ----------  ---------  ---------
Net Income........................  $  2,159.8  $    880.1  $  1,617.7    145.4%     (45.6%)
Earnings Per Share................  $     4.35  $     1.77  $     3.30    145.8      (46.4)

    Net Income and Earnings Per Share for 1994 increased $1,279.7 and $2.58, respectively, compared to 1993. The increases were attributable in part to revenue growth, driven by continued growth of access lines and the cellular customer base; cost control measures at BellSouth Telecommunications, including salary and wage savings attributable to the restructuring plan implemented in 1993; and gains of $67.5 ($.14 per share) and $40.1 ($.08 per share) related to the sale of two international cellular investments. The increases were also due to the effect of charges in 1993 which, in the aggregate, reduced Net Income and Earnings Per Share by $938.2 and $1.88, respectively, for that year. The 1993 charges include $696.6 ($1.40 per share) for restructuring of BellSouth's telephone operations (see Note K); $86.6 ($.17 per share) for the refinancing of certain long-term debt issues at lower interest rates by BellSouth Telecommunications (see Note E); $67.4 ($.14 per share) for the retroactive adoption of Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits" (see Note N); $47 ($.09 per share) for the initial impact of a regulatory settlement in Florida; approximately $25 ($.05 per share) associated with severe 1993 winter weather conditions; and $15.6 ($.03 per share) related to the federal income tax legislation enacted in 1993.

    Net Income and Earnings Per Share for 1993 decreased $737.6 and $1.53, respectively, compared to the previous year. The decreases were due primarily to the impact of the restructuring and other charges, as discussed above; an additional charge of approximately $30 ($.06 per share) related to the

1993 federal income tax legislation; and the inclusion of gains in 1992's results of $39.5 ($.08 per share) and $32.9 ($.07 per share), respectively, from the settlements of a federal income tax matter and prior year regulatory issues. The 1993 decreases were partially offset by overall growth of operating revenues, reflecting improvement in key business volumes, and the effect of charges in 1992 of $40.7 ($.08 per share) for the refinancing of certain long-term debt issues at lower interest rates by BellSouth Telecommunications (see Note E) and approximately $28 ($.06 per share) associated with Hurricane Andrew.

VOLUMES OF BUSINESS

    Network Access Lines in Service at December 31 (Thousands):

                                                                                         PERCENT CHANGE
                                                                                     ----------------------
                                                                                      1994 VS.    1993 VS.
                                                    1994        1993        1992        1993        1992
                                                 ----------  ----------  ----------  ----------  ----------
By Type:
  Residence....................................    14,195.2    13,691.4    13,298.3       3.7%        3.0%
  Business.....................................     5,770.5     5,388.3     5,088.1       7.1         5.9
  Other........................................       254.3       252.9       263.2       0.6        (3.9)
                                                 ----------  ----------  ----------
    Total......................................    20,220.0    19,332.6    18,649.6       4.6         3.7
                                                 ----------  ----------  ----------
                                                 ----------  ----------  ----------
By State:
  Florida......................................     5,349.7     5,096.6     4,901.0       5.0         4.0
  Georgia......................................     3,353.6     3,166.7     3,040.2       5.9         4.2
  Tennessee....................................     2,337.0     2,236.0     2,149.3       4.5         4.0
  Louisiana....................................     2,037.3     1,963.3     1,917.9       3.8         2.4
  North Carolina...............................     1,993.8     1,896.2     1,821.5       5.1         4.1
  Alabama......................................     1,726.4     1,668.3     1,610.2       3.5         3.6
  South Carolina...............................     1,243.5     1,199.8     1,168.2       3.6         2.7
  Mississippi..................................     1,118.4     1,076.6     1,040.8       3.9         3.4
  Kentucky.....................................     1,060.3     1,029.1     1,000.5       3.0         2.9
                                                 ----------  ----------  ----------
    Total......................................    20,220.0    19,332.6    18,649.6       4.6         3.7
                                                 ----------  ----------  ----------
                                                 ----------  ----------  ----------

    The rate of growth in access lines continued to be particularly strong, 4.6% in 1994, compared to a 3.7% rate of increase in 1993. The number of access lines in service since December 31, 1993 increased by approximately 887,400. The overall increase, led by growth in Georgia, North Carolina and Florida, was primarily attributable to continued economic improvement, including expanding employment in BellSouth Telecommunications' nine-state region and an increase in the number of second residential lines. Second residential lines accounted for approximately 40.2% and 22.8% of the overall increases in residence access lines and total access lines, respectively, since December 31, 1993. The growth rates in 1994 for total residence and business lines of 3.7% and 7.1%, respectively, improved compared to growth rates of 3.0% and 5.9%, respectively, in 1993.

    Access Minutes of Use (Millions):

                                                                                           PERCENT CHANGE
                                                                                     --------------------------
                                                                                       1994 VS.      1993 VS.
                                                    1994        1993        1992         1993          1992
                                                 ----------  ----------  ----------  ------------  ------------
Interstate.....................................    57,778.1    53,345.0    50,546.4         8.3%          5.5%
Intrastate.....................................    16,887.8    15,260.9    13,994.2        10.7           9.1
                                                 ----------  ----------  ----------
  Total........................................    74,665.9    68,605.9    64,540.6         8.8           6.3
                                                 ----------  ----------  ----------
                                                 ----------  ----------  ----------

    Access  minutes  of  use  represent   the  volume  of  traffic  carried   by
interexchange carriers between LATAs, both interstate and intrastate, using BellSouth Telecommunications' local facilities. In 1994, total access minutes of use increased by 6,060.0 million (8.8%) compared to an increase of 6.3% in

1993. The 1994 increase in access minutes of use was partially attributable to access line growth, promotions by the interexchange carriers and intraLATA toll competition, which has the effect of increasing access minutes of use while reducing toll messages carried over BellSouth Telecommunications' network. The growth rate in total minutes of use continues to be negatively impacted by the effects of bypass and the migration of interexchange carriers to categories of service (e.g., special access) that have a fixed charge as opposed to a volume-driven charge and to high capacity services, which causes a decrease in minutes of use.

                                                                                            PERCENT CHANGE
                                                                                      --------------------------
                                                                                        1994 VS.      1993 VS.
                                                       1994       1993       1992         1993          1992
                                                     ---------  ---------  ---------  ------------  ------------
Toll Messages (Millions)...........................    1,558.6    1,511.4    1,462.2         3.1%          3.4%

    Toll messages are comprised of Message Telecommunications Service and Wide Area Telecommunications Service. Also, effective in 1994, toll messages include messages completed under optional calling plans (OCPs), which provide reduced rates for toll calls within a LATA. Prior period toll message volumes have been restated to reflect this change. The pricing of services provided under OCPs has stimulated volume growth. Accordingly, the trend of declining toll message volumes in prior periods has been reversed by the inclusion of messages completed under these plans.

    Toll messages increased by 47.2 million (3.1%) compared to a restated increase of 3.4% in 1993. The 1994 increase, attributable in part to the growth of messages completed under OCPs and stimulation resulting from access line growth, was partially offset by the effect of optional extended area calling plans which, based on a customer's election, provide for a wider toll-free calling area.

    In September 1994, South Carolina implemented an expanded local area calling plan. While the South Carolina plan's impact on 1994 toll message volumes was negligible, this plan and future implementation of other such plans in BellSouth Telecommunications' service region, coupled with competition in the intraLATA toll market, will adversely impact future toll message volumes. Local area and optional extended area calling plans and the effects of competition result in the transfer of calls from toll to local service and access categories, respectively, but the corresponding revenues are not generally shifted at commensurate rates.

    Wireless Customers (Equity Basis):

                                                                                        PERCENT CHANGE
                                                                                   -------------------------
                                                                                     1994 VS.     1993 VS.
                                               1994         1993         1992          1993         1992
                                            -----------  -----------  -----------  ------------  -----------
Domestic Cellular.........................    2,155,800    1,559,100    1,118,100        38.3%        39.4%
International Cellular....................      361,300      192,200       77,600        88.0        147.7
Domestic Paging Customers.................    1,614,100    1,232,200      977,200        31.0         26.1

    The wireless communications businesses have become a significant contributor to BellSouth's operations, primarily due to the continued expansion of the customer base for mobile communications services. Domestic cellular customers increased by 596,700 (38.3%) since December 31, 1993. While the rate of increase has declined since 1993, the overall penetration rate (number of customers as a percentage of the total population in the service territory) increased from 4.01% at December 31, 1993 to 5.50% at December 31, 1994. Total minutes of use have also continued to increase, although average minutes of use per cellular customer declined slightly due to the trend of increased penetration into lower-usage market segments.

    The number of international cellular customers increased by 169,100 (88.0%) since December 31, 1993. Growth in total minutes of use for international cellular properties remained strong due to demand stimulated by competitive programs, underdeveloped land-line service and the development of operations in Australia and Denmark.

    Domestic paging customers increased by 381,900 (31.0%) since December 31, 1993 due primarily to the acquisition of the remaining 50% ownership interest in a paging business, effective August 1, 1994, and also to continued success of the retail distribution program and aggressive pricing strategies in the reseller market. Of the overall growth, approximately 210,000 customers were attributable to the acquisition. Excluding the effect of the acquisition, domestic paging customers increased by approximately 171,900 (14.0%) since December 31, 1993.

OPERATING REVENUES

    Total Operating Revenues increased $964.2 (6.1%) compared to an increase of $678.7 (4.5%) during 1993. The increases resulted from growth in revenues from BellSouth's wireline telephone businesses, coupled with a significant increase in revenues from wireless communications businesses. Traditionally, local, access and toll services offered by BellSouth Telecommunications have primarily accounted for increases in operating revenues. BellSouth, however, continues to experience a gradually increasing shift in the relative contributions of its revenue sources toward wireless services.

    The components of Total Operating Revenues were as follows:

                                                                           PERCENT CHANGE
                                                                        --------------------
                                                                        1994 VS.   1993 VS.
                                    1994         1993         1992        1993       1992
                                 -----------  -----------  -----------  ---------  ---------
Local Service..................  $   6,863.1  $   6,577.3  $   6,236.0      4.3%       5.5%
Interstate Access..............      3,127.2      2,991.2      2,945.6      4.5        1.5
Intrastate Access..............        908.3        881.9        871.8      3.0        1.2
Toll...........................      1,190.1      1,219.5      1,248.8     (2.4)      (2.3)
Directory Advertising and
 Publishing....................      1,556.0      1,515.4      1,459.8      2.7        3.8
Wireless Communications........      2,066.3      1,553.4      1,195.6     33.0       29.9
Other Services.................      1,133.5      1,141.6      1,244.0     (0.7)      (8.2)
                                 -----------  -----------  -----------
  Total Operating Revenues.....  $  16,844.5  $  15,880.3  $  15,201.6      6.1        4.5
                                 -----------  -----------  -----------
                                 -----------  -----------  -----------

    LOCAL SERVICE revenues reflect amounts billed to customers for local exchange services, which include connection to the network and secondary central office feature services, such as custom calling features and custom dialing packages. Local Service revenues for 1994 increased $285.8 (4.3%) compared to an increase of $341.3 (5.5%) in 1993.

    The increase in 1994 was due primarily to an increase of 887,400 access lines since December 31, 1993. Also contributing to the increase was growth attributable to optional extended area calling plans. The increase in 1994 was partially offset by rate reductions, principally in Louisiana and also in Florida and Alabama.

    The 1993 increase was primarily attributable to an increase of 684,600 access lines since December 31, 1992, growth from optional extended area calling plans and a $42.0 increase from secondary central office services. In addition, the effects of a $27.9 refund in Florida during 1992 and changes in and the expansion of local area calling plans, primarily a plan implemented in Louisiana in 1992, contributed to the increase in 1993.

    INTERSTATE ACCESS revenues result from the provision of access services to interexchange carriers to provide telecommunications services between states. Interstate Access revenues increased $136.0 (4.5%) in 1994 compared to an increase of $45.6 (1.5%) in 1993.

    The 1994 increase was attributable to growth in minutes of use, additional end user charges due primarily to access line growth and the effect of billing and other adjustments recorded in 1993, which reduced revenues for that period by approximately $20. The increases were partially offset by the effect of rate reductions effective in July 1994 and October 1994, additional revenue deferrals under the Federal Communications Commission's (FCC) price cap plan and decreased net settlements with the National Exchange Carriers Association.

    The increase for 1993 reflects increased rates effective in July 1993, growth in minutes of use and increases in end user charges attributable to growth in the number of access lines in service. The effect of these increases was substantially offset by decreased net settlements with the National Exchange Carriers Association, revenue deferrals under the FCC's price cap plan and billing adjustments, which reduced revenues by approximately $20.

    See "Operating Environment and Trends of the Business."

    INTRASTATE ACCESS revenues result from the provision of access services to interexchange carriers which provide telecommunications services between LATAs within a state. In 1994, Intrastate Access revenues increased $26.4 (3.0%) compared to an increase of $10.1 (1.2%) in 1993. For 1994, the increase was attributable to growth in minutes of use and the reclassification in 1994 of independent company settlements in certain states, which would have previously reduced revenues, to operating expenses. The increase was partially offset by the impact of rate reductions, primarily in Alabama and Florida. The increase in 1993, due primarily to growth in minutes of use, was substantially offset by rate reductions in most states served by BellSouth Telecommunications.

    TOLL revenues are received from the provision of long-distance services within (but not between) LATAs. These services include intraLATA service beyond the local calling area; Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and special services, such as transport of voice, data and video. Toll revenues decreased $29.4 (2.4%) in 1994 compared to a decrease of $29.3 (2.3%) in 1993.

    The 1994 decrease was primarily attributable to several settlements with independent companies, the reclassification of certain settlements to Intrastate Access revenue, net rate reductions since December 31, 1993 and the impact of optional extended area calling plans. The decrease was partially offset by growth in toll message volumes, reflecting improvements related in part to OCPs.

    The decrease in 1993 resulted from rate reductions since December 31, 1992 and the impacts of optional extended area calling plans and the expansion of local area calling plans. The decrease was partially offset by revenue increases attributable to independent company settlements and growth in toll message volumes.

    The overall decline in Toll revenues is expected to continue over the long term.

    DIRECTORY ADVERTISING AND PUBLISHING revenues include revenues derived from publishing, printing and selling advertising in, and performing related services concerning, alphabetical and classified telephone directories. Directory Advertising and Publishing revenues increased $40.6 (2.7%) in 1994 compared to a $55.6 (3.8%) increase in 1993. Both increases were primarily attributable to increases in the volume and prices of advertising sold.

    WIRELESS COMMUNICATIONS revenues include the revenues from consolidated wireless communications businesses (primarily cellular and paging within BellSouth Enterprises) as well as revenues from interconnections by unaffiliated cellular carriers with BellSouth Telecommunications' network. (BellSouth's interests in the net income or loss of the unconsolidated wireless businesses within BellSouth Enterprises, which are accounted for under the equity method of accounting, are recorded in Other Income.)

    Wireless Communications revenues increased $512.9 (33.0%) in 1994, compared to an increase of $357.8 (29.9%) in 1993. The increases for both years resulted from continued growth of the customer base for wireless services in domestic and international markets. Consistent with anticipated growth in the overall cellular industry, BellSouth's wireless communications revenues are expected to continue to increase. However, the rate of growth of such revenues could be adversely affected by competitive pressures on service pricing and market penetration, the effect of a more diversified customer base with lower average usage and the development of new technologies, such as personal communications service (PCS).

    OTHER SERVICES revenues are principally comprised of revenues from customer premises equipment (CPE) sales and maintenance services, billing and collection services and other nonregulated services (primarily inside wire services) offered by BellSouth Telecommunications. Other Services revenues decreased $8.1 (0.7%) in 1994 compared to a decrease of $102.4 (8.2%) in 1993.

    The slight decrease in 1994 was primarily attributable to increased revenue deferrals related to potential sharing under certain state regulatory plans and the sale in April 1994 of BellSouth Telecommunications' out-of-region CPE sales and service operations. The decrease was substantially offset by higher demand for unregulated products and services, including CPE for residential customers, voice messaging and inside wire services, and the effects of adjustments and reclassifications related to services under certain state regulatory plans and billing and collection services. Revenues derived from billing and collection are expected to decline over the long term due to interexchange carriers' assuming more direct billing for their own services.

    The decrease in 1993 was attributable to the effect of reclassifying in 1992 a $27.9 Florida refund from Other Services to Local Service, the inclusion in 1992 of $52.7 for the settlement of prior year regulatory issues and the sale of a subsidiary in late 1992. The decrease was partially offset by increased revenues from nonregulated services due in part to higher demand. In addition, billing and collection revenues increased due to the effect of nonrecurring adjustments.

OPERATING EXPENSES

    Primarily as a result of the effect of the 1993 restructuring charge, Total Operating Expenses decreased $806.5 (5.9%) in 1994 compared to an increase of $1,552.3 (12.9%) in 1993. The components of Total Operating Expenses were as follows:

                                                                                  PERCENT CHANGE
                                                                               ---------------------
                                                                                1994 VS.   1993 VS.
                                           1994         1993         1992         1993       1992
                                        -----------  -----------  -----------  ----------  ---------
Depreciation and Amortization           $   3,258.7  $   3,162.2  $   3,100.0       3.1%       2.0%
                                        -----------  -----------  -----------
Other Operating Expenses:
  Cost of Services and Products.......      6,043.2      5,865.1      5,681.3       3.0        3.2
  Selling, General and
   Administrative.....................      3,484.8      3,429.5      3,259.6       1.6        5.2
  Restructuring Charge................      --           1,136.4      --         (100.0)      --
                                        -----------  -----------  -----------
                                            9,528.0     10,431.0      8,940.9      (8.7)      16.7
                                        -----------  -----------  -----------
  Total Operating Expenses............  $  12,786.7  $  13,593.2  $  12,040.9      (5.9)      12.9
                                        -----------  -----------  -----------
                                        -----------  -----------  -----------

    DEPRECIATION AND AMORTIZATION increased $96.5 (3.1%) in 1994 compared to a $62.2 (2.0%) increase in 1993.

    The increase in 1994 was due to higher levels of property, plant and equipment since December 31, 1993 resulting from continued growth in the customer base for wireless and wireline services, continued modernization of the networks and a special reserve deficiency amortization of $20.4 in North Carolina. The increase for the period was partially offset by the expiration of reserve deficiency amortizations in Louisiana and, as discussed below, the inclusion in 1993 of the $20 impact of the Florida regulatory settlement.

    In 1993, the increase was partially attributable to higher levels of property, plant and equipment since December 31, 1992 resulting from continued growth in the customer base and approximately $20 of additional depreciation expense related to extraordinary property retirements in conjunction with a regulatory settlement in Florida. Higher intrastate depreciation rates for Mississippi and higher interstate depreciation rates for Alabama, Kentucky, Louisiana, Mississippi and Tennessee, all retroactive to January 1, 1993, also contributed to the increase. The 1993 increase was partially offset by the expiration of inside wire and reserve deficiency amortizations and reduced depreciation expense in Florida and Alabama resulting from represcription.

    OTHER OPERATING EXPENSES are comprised of Cost of Services and Products, Selling, General and Administrative and, in 1993, a Restructuring Charge. Cost of Services and Products includes employee and employee-related expenses associated with network repair and maintenance, material and supplies expense, cost of tangible goods sold and other expenses associated with providing services. Selling, General and Administrative includes expenses related to sales activities such as salaries, commissions, benefits, travel, marketing and advertising expenses and administrative expenses. Other Operating Expenses decreased $903.0 (8.7%) in 1994 compared to an increase of $1,490.1 (16.7%) in 1993. Excluding the $1,136.4 restructuring charge in 1993, Other Operating Expenses increased $233.4 (2.5%) in 1994 and $353.7 (4.0%) in 1993.

    As adjusted, the 2.5% increase in 1994 was primarily attributable to increased expenses related to sustained growth in the wireless communications customer base, including additional marketing and operational costs associated with higher levels of sales and expanded operations. Also contributing to the increase were additional expenses for software license fees and materials, related both to volume growth and network modernization in the wireline business, the effect of reclassifying settlements with independent telephone companies in certain states from Intrastate Access revenues to operating expenses in 1994 and, to a lesser extent, volume growth in the directory advertising and publishing businesses. Total employee-related costs also increased, reflecting annual compensation increases for management and represented employees, increased overtime attributable to volume growth and network service activities and higher expenses for employee benefits, partially offset by salary and wage savings from employee reductions attributable to the restructuring plan begun in 1993 at BellSouth Telecommunications and a reduction in pension expense (see Note H). The adjusted expense increase in 1994 was partially offset by the sale in 1994 of the out-of-region CPE sales and service operations and the inclusion in 1993 of approximately $55 and $40, respectively, related to a regulatory settlement in Florida and severe 1993 weather conditions.

    As adjusted, the 4.0% increase in 1993 was due to increased expenses associated with volume growth in the wireline, wireless communications and directory businesses, approximately $40 of expenses related to severe weather conditions during first quarter 1993, network service improvement activities, higher levels of base salary and wage expenses resulting from annual increases for management and represented employees and an increase in employee benefits expense. The increase in employee benefits expense was driven by the higher overall cost of medical services, an increase of $38 due to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than
Pensions," and an increase of $11 due to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," partially offset by a $46 decrease in pension expense. The adjusted increase for 1993 was partially offset by reduced expenses for overtime compensation, rents, software license fees, the sale of a subsidiary in late 1992 and $45 of expenses (net of insurance recovery and state regulatory deferrals) related to Hurricane Andrew reflected in 1992.

OTHER INCOME STATEMENT ITEMS

                                                                                      PERCENT CHANGE
                                                                                   ---------------------
                                                                                    1994 VS.   1993 VS.
                                                    1994       1993       1992        1993       1992
                                                 ----------  ---------  ---------  ----------  ---------
Interest Expense...............................  $    666.1  $   689.0  $   746.4      (3.3%)     (7.7%)
Other Income, net..............................        11.0        7.6      177.6      44.7      (95.7)
Provision for Income Taxes.....................     1,242.9      571.6      933.5     117.4      (38.8)

    INTEREST EXPENSE includes interest on debt, certain other accrued liabilities and capital leases, offset by an allowance for funds used during construction, which is capitalized as a cost of installing equipment and constructing plant. Interest expense decreased $22.9 (3.3%) in 1994 and $57.4 (7.7%) in 1993. The decrease for 1994 resulted primarily from interest savings attributable to refinancings in 1993 of long-term debt at lower interest rates. The decrease was partially offset by higher average levels of short-term borrowings at higher average interest rates.

    The decrease in 1993 was due primarily to declines in interest rates on borrowings, both short and long term, including the impact of refinancings of long-term debt at lower interest rates. Both decreases were partially offset by higher average levels of short-term borrowings. (See Notes E and L.)

    OTHER INCOME, NET includes earnings and losses from unconsolidated subsidiaries, businesses and partnerships; gains and losses from the sale of operations; interest and dividend income; and minority interests. Other Income, net increased $3.4 (44.7%) in 1994 and decreased $170.0 (95.7%) in 1993.

    The increase in 1994 reflects an aggregate gain of $107.6 from the sale of two international cellular investments and a $21.7 increase in interest income. The increase was partially offset by a $29.1 increase in income attributable to minority interests. Equity in earnings (losses) of unconsolidated affiliates was ($109.8) in 1994 compared to $11.0 in 1993. The overall 1994 loss reflects increased losses attributable to developing operations, principally the mobile data communications businesses and, to a lesser extent, the cellular business in Germany and the long distance telecommunications business in Chile. Such increased losses were partially offset by an improvement in earnings from other unconsolidated domestic and international wireless businesses. (See Note B.)

    The 1993 decrease resulted in part from a decline of $80.8 in interest income due to the inclusion in 1992 of $56.6 attributable to a tax settlement with the Internal Revenue Service and lower interest rates. Minority interests contributed $11.6 to the decrease and overall earnings from unconsolidated affiliates also decreased by $65.7 due primarily to costs and expenses associated with investments in certain developing operations, including the mobile data communications businesses, the German cellular business and Optus Communications Pty. Ltd. in Australia.

    PROVISION FOR INCOME TAXES increased $671.3 (117.4%) in 1994 and decreased $361.9 (38.8%) in 1993. BellSouth's effective tax rates were 36.5%, 35.6% and 36.0% in 1994, 1993 and 1992, respectively. A reconciliation of the statutory Federal income tax rates to these effective tax rates is provided in Note M. A discussion of the adoption of SFAS No. 109, "Accounting for Income Taxes," also is included therein.

FINANCIAL CONDITION

    BellSouth uses the net cash generated from its operations and external financing to fund capital expenditures, pay dividends and invest in and operate its existing operations and new businesses. BellSouth believes that funds provided from operations and from its readily available sources of external financing will be sufficient to meet the needs of its business for the foreseeable future.

                                                                                                PERCENT CHANGE
                                                                                             --------------------
                                                                                             1994 VS.   1993 VS.
                                                            1994        1993        1992       1993       1992
                                                         ----------  ----------  ----------  ---------  ---------
    Net Cash Provided by Operating Activities..........  $  5,172.3  $  4,686.5  $  4,913.4     10.4%      (4.6%)

    OPERATING ACTIVITIES. Net cash provided by operating activities increased $485.8 (10.4%) in 1994 and decreased $226.9 (4.6%) in 1993. The increase in
1994, attributable in part to a higher level of net income, was partially offset by cash expenditures, exclusive of capital, of $390.2 related to the restructuring plan begun in 1993.

    The decrease in 1993 was due in part to a timing difference in the collection of accounts receivable, the inclusion in 1992 of $90.9 related to a tax settlement with the Internal Revenue Service and a slight decline in net income, as adjusted to exclude the impact of the non-cash restructuring charge.

                                                                                                 PERCENT CHANGE
                                                                                              --------------------
                                                                                              1994 VS.   1993 VS.
                                                          1994         1993         1992        1993       1992
                                                       -----------  -----------  -----------  ---------  ---------
    Net Cash Used for Investing Activities             $  (3,935.6) $  (3,434.9) $  (3,591.8)    14.6%      (4.4%)

    INVESTING ACTIVITIES. BellSouth's primary use of capital resources continues to be for capital expenditures to support development of the wireline and wireless networks. Net cash used for investing activities increased $500.7 (14.6%) in 1994 and decreased $156.9 (4.4%) in 1993. The increase in 1994 was attributable to increases in cash investments and advances to unconsolidated affiliates and capital expenditures. Cash used for investments and advances to unconsolidated affiliates increased by $390.5 (122.2%) to $710.0. Of such total, approximately 42% was for investments and advances to the mobile data communications businesses and the German and Venezuelan cellular businesses and 26% was loaned to Prime South Diversified, Inc. which indirectly wholly owns Community Cable TV, a Las Vegas cable operation managed by Prime Cable. The remainder was invested in other businesses in which BellSouth has an interest. Capital expenditures for all consolidated BellSouth companies increased by
$114.4 (3.3%) to $3,600.3 including approximately $203.6 related to restructuring activities. Substantially all cash required for capital expenditures in 1994 was provided internally. In 1995, such capital expenditures are expected to be financed primarily through internally generated funds and, to the extent necessary, from external sources. Capital expenditures are projected to be approximately $4,200 in 1995.

    The decrease in 1993 reflected declines in investments and advances to unconsolidated affiliates and other investing activities, partially offset by an increase of $296.6 (9.3%) in capital expenditures to support network development activities.

                                                                                                PERCENT CHANGE
                                                                                             --------------------
                                                                                             1994 VS.   1993 VS.
                                                         1994         1993         1992        1993       1992
                                                      -----------  -----------  -----------  ---------  ---------
    Net Cash Used for Financing Activities            $  (1,131.7) $  (1,015.6) $  (1,383.4)    11.4%     (26.6%)

    FINANCING ACTIVITIES. Net cash used for financing activities increased $116.1 (11.4%) in 1994 and decreased $367.8 (26.6%) in 1993. The increase in
1994 was attributable to increases of $61.5 in cash dividends paid to shareholders and $3,447.1 for debt repayments, primarily short-term borrowings. The effect of these increases was substantially offset by an increase of $3,426.0 in proceeds from all borrowings.

    The decrease in 1993 was attributable to an increase of $5,037.2 in proceeds from all borrowings, partially offset by an increase in debt repayments of $4,416.1 and an increase of $224.9 in cash dividends paid to shareholders. Such higher levels of proceeds and repayments of borrowings in 1993 reflect the refinancing of $2,760 of long-term debt at lower interest rates by BellSouth Telecommunications. The increase in cash dividends in 1993 was due to the use of higher levels of common shares, newly issued by BellSouth, during 1992 as payment in lieu of cash dividends under the Shareholder Dividend Reinvestment and Stock Purchase Plan.

    BellSouth's debt to total capitalization ratio decreased from 40.2% at December 31, 1993 to 39.3% at December 31, 1994.

OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS

    REGULATORY ENVIRONMENT. In providing telecommunications services, BellSouth Telecommunications is subject to regulation by both state and federal regulators with respect to rates, services and other issues. Other than in North Carolina and South Carolina, where it is subject to traditional rate of return regulation, BellSouth Telecommunications is operating under some form of incentive regulation plan at the state and federal levels whereby earnings above certain levels within a given range must be shared with customers in the form of credits, refunds or prospective rate reductions. These plans provide incentives to reduce costs and retain a portion of earnings above the sharing point, and in some cases, all earnings above the top of the range must be returned to customers. Since BellSouth Telecommunications' earnings fell close to or within the sharing range in its incentive plans during 1994, its ability to increase its earnings over the long run under these plans, even through productivity enhancements, is constrained. At December 31, 1994, BellSouth Telecommunications' estimated sharing obligation related to interstate access services was $141.6. Furthermore, its ability to change rates to more effectively respond to competition is limited under the current regulatory plans, which require, in general, that rates be charged as provided in tariff filings.

    Accordingly, BellSouth's primary regulatory focus is directed toward modifying the regulatory process to one that is more closely aligned with changing market conditions and overall public policy objectives. As an alternative to the current regulatory processes, BellSouth believes that price regulation, whereby prices of basic local exchange services are directly regulated, irrespective of rate of return tests, and prices for other products and services are based on market factors, is a logical progression to competitive fairness and provides advantages for consumers. While no such local regulatory plan has been implemented in the nine-state service area, the Tennessee Public Service Commission, subject to certain governmental authorizations and the enactment of enabling legislation, adopted rules to allow local exchange competition, including a provision whereby BellSouth
Telecommunications  could elect  to operate  under a  price regulation  plan. In addition, proposed plans filed by BellSouth Telecommunications in Kentucky, Georgia, Mississippi and Alabama are currently under review by the respective commissions in those states. The Florida, Georgia, North Carolina and Tennessee legislatures are considering bills that would provide for or allow price regulation and/or local exchange competition. A proposed plan filed with the Louisiana Public Service Commission was rejected in November 1994. The FCC is reviewing its regulatory plan; any changes to the plan are not expected to be effective until mid-1995. BellSouth Telecommunications will continue to pursue implementation of price regulation plans in Louisiana, other states and at the federal level through filings with regulatory commissions and through legislative initiatives.

    ECONOMY. The nation's gross domestic product grew 4% in 1994, which was the strongest annual growth of the current economic expansion. Employment in nonfarm businesses grew 2.6% during the year as the unemployment rate dropped to 5.6% by the fourth quarter. Growth in the nine-state region served by BellSouth Telecommunications was even stronger. The number of jobs in nonfarm businesses grew at a 3.0% annual rate, unemployment also dropped to 5.6% by the fourth quarter and real income expanded by an estimated 4.4%. Net in-migration added 450,000 to the region's population during 1994, with every state except Louisiana recording a gain. Four states, Florida, Georgia, North Carolina and Tennessee, were among the top ten nationally in 1994 numerical population gains. The demand for telecommunications services reflected the strength of the economic and population growth in the region. Higher interest rates in 1995 may dampen residential construction and durable goods manufacturing, but projected net in-migration near 400,000 would help to keep the regional demand for telecommunications services rising. However, the increasing competition faced by BellSouth Telecommunications and the growing percentage of revenues from BellSouth Enterprises make BellSouth's financial performance more susceptible to changes in the economy than previously, as its operations reflect the more competitive business environment and the greater elasticities for its products and services.

    COMPETITION. Developments in the telecommunications marketplace continue to indicate that a technological convergence is occurring in the telephone, cable and broadcast television, computer, entertainment and information services industries. The technologies utilized and being developed in these industries are able to provide multiple and integrated communications offerings. A number of large companies, including AT&T Corp. and the other major interexchange carriers, other Bell Holding Companies and cable and other video and entertainment companies, have completed acquisitions and entered into business alliances that will ultimately intensify and expand competition for local and toll communications and other services currently provided over BellSouth's networks. Other competitors have announced plans to build, and in certain locations have begun construction of, local phone connections and private networks that would permit business and residential customers to bypass the facilities of local telephone companies, including those of BellSouth Telecommunications in certain cities in its service territory. Legislative, regulatory and judicial developments will further facilitate competition in local, long distance and video markets.

    Notwithstanding the risks associated with increased competition, BellSouth will have opportunities in new business markets. BellSouth believes that in order to remain competitive in the future, it must aggressively pursue a corporate strategy of expanding its offerings beyond its traditional businesses, which may include information services, interactive communications and cable television and other entertainment services. As a part of this strategy, BellSouth has been granted permission by the FCC to conduct a trial of video dial tone services; acquired in auction one of the nationwide narrowband PCS licenses; participated in the ongoing FCC auction for broadband PCS licenses in the Carolinas and eastern Tennessee; and formed business alliances and partnerships, both domestically and internationally, related to the provision of interactive and traditional video programming services as well as wireless and wireline communications services. As another part of its competitive strategy, BellSouth has undertaken a plan to streamline its telephone operations and to improve its overall cost structure (see "Other Matters -- Restructuring of Telephone Operations"). Coincident with the existing restructuring plan,
BellSouth Telecommunications is continuing to seek additional ways to better enhance customer service and productivity and to further improve its cost structure. As a result of these ongoing efforts, additional changes to fundamental business processes and work activities, as well as further employee reductions, are expected.

    BellSouth  may  consider  acquisitions  of,  investments  in  and  strategic alliances with established companies that provide information services, interactive communications and cable television and other entertainment services and the development of such services and capabilities internally. Such transactions, if accomplished, could initially reduce earnings and require substantial capital. Financing for such business opportunities will be provided from funds generated through internal operations and from external sources.

    ACCOUNTING UNDER SFAS NO. 71. BellSouth's regulated enterprise, BellSouth Telecommunications, continues to account for the economic effects of regulation under SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Where appropriate, the provisions of SFAS No. 71 give recognition to the effect of actions of regulators, which can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset or impose or eliminate a liability of a regulated entity. As a result of such actions by regulators, BellSouth's balance sheet at December 31, 1994 reflects net deferred charges (regulatory assets) of $186.5 related primarily to compensated absences and unamortized issuance costs for debt that has been refinanced, and net deferred credits (regulatory liabilities) of $304.0 related to income tax issues. Virtually all of the current regulatory assets and liabilities arose in connection with the incorporation of new accounting standards into the ratemaking process, and are transitory in nature. The magnitude of the regulatory assets and liabilities is decreasing over time due to the ongoing amortization prescribed as a part of the adoption in 1988 of the FCC's current Uniform System of Accounts. Additional regulatory assets and liabilities may arise in the future as long as BellSouth Telecommunications remains subject to the provisions of SFAS No. 71.

    Various forms of earnings-based regulation remain in effect at the federal level and in all nine states served by BellSouth Telecommunications. However, recent legislative and regulatory initiatives suggest that fully competitive markets for telecommunications services will eventually be established. During 1994, the United States Congress considered legislation designed specifically to open all telecommunications services to full competition. Although no such legislation was enacted into law, Congress is again considering legislation of this type, and similar initiatives are also emerging at the state level. Furthermore, in the regulatory arena, BellSouth Telecommunications continues to pursue modification of the existing regulatory framework. Price regulation plans, whereby prices of basic local exchange service are directly regulated and prices for other telecommunications products and services are based on market factors, have been proposed for implementation and are under review in several states in the service area and by the FCC.

    BellSouth Telecommunications would be required to discontinue accounting under SFAS No. 71 if the existing and anticipated levels of competition no longer allow for service and product pricing that provides for the recovery of costs. Additionally, SFAS No. 71 would no longer apply if BellSouth Telecommunications is successful in altering the existing regulatory framework and achieving price regulation since such plans do not provide for the recovery of specific costs. While accounting under SFAS No. 71 is currently appropriate, it is increasingly likely that BellSouth Telecommunications will discontinue accounting under SFAS No. 71 due to the effect of one or both of these conditions. In that event, the impact on BellSouth's financial position and results of operations would be material. Under such circumstances, BellSouth Telecommunications would be required to reduce the recorded value for telephone plant and equipment in recognition of amounts that would not be recoverable or that would be overstated due to longer regulator-prescribed asset lives. BellSouth Telecommunications' overall depreciation reserve at December 31, 1994 was approximately 44% of its total depreciable plant. Broad industry analysis of other telecommunications companies who have recently discontinued accounting under SFAS No. 71 indicates that unregulated telecommunications enterprises similar to BellSouth Telecommunications have an overall depreciation reserve ratio that approximates 52% to 57% of total depreciable plant. If BellSouth Telecommunications were required to discontinue SFAS No. 71 and to revalue its telephone plant using similar assumptions and methodology, the net recorded book value of its telephone plant would be reduced by about $4,000 to $6,000. In addition, BellSouth Telecommunications would be required to eliminate its regulatory assets and liabilities, adjust the level of its unamortized investment tax credits and fully adopt issue basis accounting for its directory publishing fees. Specific financial impacts of discontinuing SFAS No. 71 would depend on the timing and magnitude of changes, both in the marketplace and in the overall regulatory framework.

OTHER MATTERS

    RESTRUCTURING OF TELEPHONE OPERATIONS. As previously reported, during 1993 BellSouth Telecommunications recognized a $1,136.4 restructuring charge in connection with a plan to redesign, consolidate and streamline the fundamental processes and work activities in its telephone operations. The restructuring is being undertaken in response to an increasingly competitive business environment. Upon completion, restructuring of the telephone operations is expected to improve overall responsiveness to customer needs and reduce costs.

    As  a   part  of   the   restructuring,  BellSouth   Telecommunications   is
consolidating and centralizing its existing operations. BellSouth Telecommunications is establishing a single point of contact and accountability for the receipt, analysis and resolution of customer installation, repair activities and service activation. The efforts involve redesign of key work processes and designing new processes that facilitate the consolidation of service functions and the reduction of 10,200 employees.

    The projected costs by year for each component of the charge were as follows:

                                                       1993       1994       1995       1996       TOTAL
                                                     ---------  ---------  ---------  ---------  ----------
Consolidation and Elimination of Operations........  $    14.7  $   185.2  $    87.0  $    55.9  $    342.8
Systems............................................     --          185.5      155.5       84.4       425.4
Employee Separation................................       38.3      142.7      105.2       82.0       368.2
                                                     ---------  ---------  ---------  ---------  ----------
  Total............................................  $    53.0  $   513.4  $   347.7  $   222.3  $  1,136.4
                                                     ---------  ---------  ---------  ---------  ----------
                                                     ---------  ---------  ---------  ---------  ----------

    Through December 31, 1994, BellSouth Telecommunications was substantially on plan with respect to projected expenditures and employee reductions. See "PROGRESS UNDER THE PLAN."

    CONSOLIDATION AND ELIMINATION OF OPERATIONS. Approximately $342.8 of the charge consisted of costs associated with consolidating and eliminating operations as a result of re-engineering the way service is delivered to customers. During the restructuring period, 288 existing operations centers are being consolidated into 73 locations. Data management centers used to support company operations are being reduced from 11 to 6. Comptrollers offices are being reduced from 48 to 11. Collection process improvements are being made to reduce operating costs and uncollectibles. Redundancies are being eliminated and the number of steps decreased in the product planning and provisioning process. In addition, customer service processes and systems are being designed to provide one-number access, specific appointment times, on-line and real-time access to customer records and immediate service activation where facilities are already in place.

    SYSTEMS. Approximately $425.4 of the charge was for systems development. The information management systems in use prior to the restructuring effort were inadequate to deal with increased competition and changing technology. Accordingly, as an integral part of the restructuring plan, a major redesign of information systems throughout BellSouth Telecommunications is being undertaken to attain a systems framework that both facilitates the targeted employee reductions and correlates to the increasingly competitive business environment. This effort entails significant changes to the overall computing platform, architecture and corporate systems structure.

    EMPLOYEE SEPARATION. Approximately $368.2 of the charge was for separation costs for employees leaving BellSouth Telecommunications through 1996 and for relocation of certain employees. BellSouth Telecommunications' targeted employee reduction of 10,200 employees by the end of the restructuring period will result in future cost savings and, as a result, is expected to improve BellSouth Telecommunications' competitive position.

    The projected work force reductions by year under the plan were as follows:

                                                             1993       1994       1995       1996       TOTAL
                                                           ---------  ---------  ---------  ---------  ---------
Management...............................................        280      1,000      1,600      1,500      4,380
Represented..............................................      1,020      2,700      1,300        800      5,820
                                                           ---------  ---------  ---------  ---------  ---------
  Total..................................................      1,300      3,700      2,900      2,300     10,200
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

    Employee separation costs include severance payments, health care coverage, education benefits, and costs of relocating employees to new job locations, as well as net curtailment expenses. The severance payments, health care coverage and education benefits costs for management employees are paid under the provisions of current BellSouth management separation plans. The severance payments, health care coverage and education benefit costs for craft employees are paid under the provisions of collective bargaining agreements. Relocation costs are the costs to move personnel to different locations as a result of work center consolidations. These charges are paid under BellSouth Telecommunications' relocation guidelines and the terms of collective bargaining agreements. Net curtailment expenses are charged in accordance with the provisions of accounting pronouncements SFAS Nos. 88 and 106.

    PROGRESS UNDER THE PLAN. Since inception of the restructuring plan in fourth quarter 1993, cumulative employee reductions were 5,200 (1,300 in 1993 and 3,900 in 1994) and total amounts charged against the restructuring liability were $521.7.

    A summary of the costs incurred through December 31, 1994 under the plan is as follows:

                                                                              1993       1994       TOTAL
                                                                            ---------  ---------  ---------
Consolidation and Elimination of Operations...............................  $    14.7  $   164.6  $   179.3
Systems...................................................................     --          170.3      170.3
Employee Separation.......................................................       38.3      133.8      172.1
                                                                            ---------  ---------  ---------
  Total...................................................................  $    53.0  $   468.7  $   521.7
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    For the year ended December 31, 1994, cash expenditures related to the ongoing implementation of the restructuring plan were approximately $390.2. Non-cash expenses were primarily comprised of pension curtailments and charges related to elimination of certain business operations of subsidiaries. Capital expenditures for 1994 related to restructuring were approximately $203.6; such expenditures are not reflected in the above tables.

    The remaining restructuring liability at December 31, 1994 was approximately $614.7, all of which was classified as current. During 1995, BellSouth Telecommunications plans to accelerate restructuring activities such that employee reductions and expenditures as originally projected under the plan will be substantially completed by the end of 1995. Accordingly, employee reductions in 1995 under the plan are projected to be approximately 5,000 and capital expenditures, which are not reflected in the above tables, are projected to be about $300.

    The cumulative reduction in employees as of December 31, 1994 resulted in an estimated $100 reduction in 1994 operating expenses and is currently projected to result in about a $300 to $400 reduction in 1995 operating expenses. Once the restructuring plan is completed, annual cost savings are expected to be approximately $600 due primarily to reduced employee-related expenses.

                              REPORT OF MANAGEMENT

    To the Shareholders of BellSouth Corporation:

    These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report is contained herein.

    The integrity and objectivity of the data in the financial statements including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

    Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, Coopers & Lybrand L.L.P. completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that as of December 31, 1994, the system of internal controls was adequate to accomplish the objectives discussed herein.

    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Vice President -- Corporate Responsibility and Compliance, designated as the ombudsman/ethics officer reporting directly to the Chairman of the Board.

John L. Clendenin                              Ronald M. Dykes
CHAIRMAN OF THE BOARD                          VICE PRESIDENT, CHIEF FINANCIAL
AND CHIEF EXECUTIVE OFFICER                    OFFICER AND COMPTROLLER

February 3, 1995

                       AUDIT COMMITTEE CHAIRMAN'S LETTER

    The Audit Committee of the Board of Directors consists of four members who are neither officers nor employees of BellSouth Corporation. Information as to these persons, as well as their duties, is provided in the Proxy Statement. The Audit Committee met six times during 1994 and reviewed with the Chief Corporate Auditor, Coopers & Lybrand L.L.P. and management current audit activities, plans and the results of selected internal audits. The Audit Committee also reviewed the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended, subject to shareholder ratification, the appointment of the independent accountants and considered factors relating to their independence. In addition, the Audit Committee provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees and monitored compliance with laws affecting external involvement. The Chief Corporate Auditor and Coopers & Lybrand L.L.P. each met privately with the Audit Committee on occasion to encourage confidential discussions as to any auditing matters.

                                          Marshall M. Criser
                                          CHAIRMAN, AUDIT COMMITTEE
February 3, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation
Atlanta, Georgia

    We have audited the accompanying consolidated balance sheets of BellSouth Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of BellSouth's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BellSouth Corporation as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Notes H, M and N to the consolidated financial statements, BellSouth changed its method of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits in 1993.

Atlanta, Georgia
February 3, 1995

                             BELLSOUTH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1994         1993         1992
                                                                            ---------    ---------    ---------
Operating Revenues:
  Network and related services
    Local service.......................................................    $ 6,863.1    $ 6,577.3    $ 6,236.0
    Interstate access...................................................      3,127.2      2,991.2      2,945.6
    Intrastate access...................................................        908.3        881.9        871.8
    Toll................................................................      1,190.1      1,219.5      1,248.8
  Directory advertising and publishing..................................      1,556.0      1,515.4      1,459.8
  Wireless communications...............................................      2,066.3      1,553.4      1,195.6
  Other services........................................................      1,133.5      1,141.6      1,244.0
                                                                            ---------    ---------    ---------
      Total Operating Revenues..........................................     16,844.5     15,880.3     15,201.6
                                                                            ---------    ---------    ---------
Operating Expenses:
  Cost of services and products.........................................      6,043.2      5,865.1      5,681.3
  Depreciation and amortization.........................................      3,258.7      3,162.2      3,100.0
  Selling, general and administrative...................................      3,484.8      3,429.5      3,259.6
  Restructuring charge (Note K).........................................       --          1,136.4       --
                                                                            ---------    ---------    ---------
      Total Operating Expenses..........................................     12,786.7     13,593.2     12,040.9
                                                                            ---------    ---------    ---------
Operating Income........................................................      4,057.8      2,287.1      3,160.7
Interest Expense (Note L)...............................................        666.1        689.0        746.4
Other Income, net (Note L)..............................................         11.0          7.6        177.6
                                                                            ---------    ---------    ---------
Income Before Income Taxes, Extraordinary Loss and Cumulative Effect of
 Change in Accounting Principle.........................................      3,402.7      1,605.7      2,591.9
Provision for Income Taxes (Note M).....................................      1,242.9        571.6        933.5
                                                                            ---------    ---------    ---------
Income Before Extraordinary Loss and Cumulative Effect of Change in
 Accounting Principle...................................................      2,159.8      1,034.1      1,658.4
Extraordinary Loss on Early Extinguishment of Debt,
 net of tax (Note E)....................................................       --            (86.6)       (40.7)
Cumulative Effect of Change in Accounting Principle, net of tax (Note
 N).....................................................................       --            (67.4)      --
                                                                            ---------    ---------    ---------
      Net Income........................................................    $ 2,159.8    $   880.1    $ 1,617.7
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------
Weighted Average Common Shares Outstanding..............................        496.6        496.1        490.8
Dividends Declared Per Common Share.....................................    $    2.76    $    2.76    $    2.76
Earnings Per Share:
  Income Before Extraordinary Loss and Cumulative Effect of Change in
   Accounting Principle.................................................    $    4.35    $    2.08    $    3.38
  Extraordinary Loss on Early Extinguishment of Debt,
   net of tax...........................................................       --             (.17)        (.08)
  Cumulative Effect of Change in Accounting Principle, net of tax.......       --             (.14)      --
                                                                            ---------    ---------    ---------
      Net Income........................................................    $    4.35    $    1.77    $    3.30
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                                                     DECEMBER 31,
                                                                                               ------------------------
                                                                                                  1994         1993
                                                                                               -----------  -----------
ASSETS
Current Assets:
  Cash and cash equivalents..................................................................  $     606.5  $     501.5
  Temporary cash investments.................................................................         50.8         49.0
  Accounts receivable, net of allowance for uncollectibles of $154.1 and $149.6..............      3,126.6      2,985.2
  Material and supplies......................................................................        490.0        418.7
  Other current assets.......................................................................        453.9        364.6
                                                                                               -----------  -----------
                                                                                                   4,727.8      4,319.0
                                                                                               -----------  -----------
Investments and Advances (Note B)............................................................      2,531.5      2,039.4
Property, Plant and Equipment, net (Note C)..................................................     25,162.4     24,667.8
Deferred Charges and Other Assets............................................................        535.4        512.2
Intangible Assets, net.......................................................................      1,439.9      1,334.9
                                                                                               -----------  -----------
    Total Assets.............................................................................  $  34,397.0  $  32,873.3
                                                                                               -----------  -----------
                                                                                               -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Debt maturing within one year (Note E).....................................................  $   2,018.7  $   1,838.6
  Accounts payable...........................................................................      1,378.3        979.0
  Other current liabilities (Note D).........................................................      3,101.1      2,943.8
                                                                                               -----------  -----------
                                                                                                   6,498.1      5,761.4
                                                                                               -----------  -----------
Long-Term Debt (Note E)......................................................................      7,435.1      7,380.7
                                                                                               -----------  -----------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes..........................................................      3,646.9      3,465.3
  Unamortized investment tax credits.........................................................        443.3        515.9
  Other liabilities and deferred credits (Note F)............................................      2,006.3      2,255.8
                                                                                               -----------  -----------
                                                                                                   6,096.5      6,237.0
                                                                                               -----------  -----------
Shareholders' Equity:
  Common stock, $1 par value (1,100,000,000 shares authorized; 496,242,732 and 496,086,984
   shares outstanding at December 31, 1994 and 1993, respectively)...........................        502.5        501.6
  Paid-in capital............................................................................      8,064.2      8,009.4
  Retained earnings..........................................................................      6,721.1      5,919.3
  Shares held in trust (Note G)..............................................................       (336.2)      (292.6)
  Guarantee of ESOP debt (Notes G and H).....................................................       (584.3)      (643.5)
                                                                                               -----------  -----------
                                                                                                  14,367.3     13,494.2
                                                                                               -----------  -----------
      Total Liabilities and Shareholders' Equity.............................................  $  34,397.0  $  32,873.3
                                                                                               -----------  -----------
                                                                                               -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN MILLIONS)

                                                                                AMOUNT
                                        NUMBER OF      ---------------------------------------------------------
                                         SHARES                                               SHARES
                                     ---------------                                           HELD     GUARANTEE
                                     COMMON  TREASURY   PAR    PAID-IN   RETAINED   TREASURY    IN      OF ESOP
                                     STOCK    STOCK    VALUE   CAPITAL   EARNINGS    STOCK     TRUST      DEBT
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1991.......   486.7      1.6   $488.3  $7,326.0  $6,112.8   $ (65.1)  $ --      $  (757.1)
Net income.........................                                       1,617.7
Dividends declared.................                                      (1,356.3)
Shares issued under Shareholder
 Dividend Reinvestment and Stock
 Purchase Plan.....................     6.3     (1.2)     5.1     262.3                50.2
Shares issued and activity
 associated with various employee
 benefit plans and other
 activities........................      .8      (.4)      .4      21.3       6.4      14.9
Reduction of ESOP debt and other
 related activities................                                          14.8                           56.9
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1992.......   493.8    --       493.8   7,609.6   6,395.4     --        --        (700.2)
Net income.........................                                         880.1
Dividends declared.................                                      (1,368.8)
Shares issued under Shareholder
 Dividend Reinvestment and Stock
 Purchase Plan.....................     1.6               1.6      81.0
Shares issued and activity
 associated with various employee
 benefit plans and other
 activities........................      .7                .7      31.7
Shares issued to grantor trusts....     5.5               5.5     287.1                        (292.6)
Reduction of ESOP debt and other
 related activities................                                          12.6                           56.7
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1993.......   501.6    --       501.6   8,009.4   5,919.3     --       (292.6)    (643.5)
Net income.........................                                       2,159.8
Dividends declared.................                                      (1,369.5)
Shares issued and activity
 associated with various employee
 benefit plans and other
 activities........................      .1                .1       6.5
Shares issued to grantor trusts....      .8                .8      42.8                         (43.6)
Reduction of ESOP debt and other
 related activities................                                          11.5                           59.2
Foreign currency translation
 adjustment........................                                 5.5
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1994.......   502.5    --      $502.5  $8,064.2  $6,721.1   $ --      $(336.2)  $ (584.3)
                                     ------  -------   ------  --------  --------   -------   -------   --------
                                     ------  -------   ------  --------  --------   -------   -------   --------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------
                                                                      1994          1993          1992
                                                                   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................  $   2,159.8   $     880.1   $   1,617.7
Adjustments to net income:
  Depreciation...................................................      3,206.1       3,103.8       3,032.2
  Amortization of intangibles....................................         52.6          58.4          67.8
  Provision for losses on bad debts..............................        175.4         197.8         195.5
  Deferred income taxes and unamortized investment tax credits...        (19.1)       (633.2)       (138.7)
  Pension expense in excess of funding...........................         28.0         120.7         165.7
  Noncash compensation expense related to ESOP benefits..........         18.5          23.2          27.1
  Losses (earnings) of unconsolidated affiliates.................        109.8         (11.0)        (76.7)
  Dividends received from unconsolidated affiliates..............        121.5         199.9         124.6
  (Gains) losses on sale of operations...........................       (107.6)         10.0       --
  Allowance for funds used during construction...................        (19.7)        (23.7)        (15.3)
  Restructuring charge...........................................      --            1,136.4       --
  Payment of call premium........................................      --              (99.7)        (33.4)
  Extraordinary loss on early extinguishment of debt.............      --              145.4          70.7
  Change in accounting principle, net of tax.....................      --               67.4       --
  Summary tax assessment settlement..............................      --            --               90.9
  Change in accounts receivable..................................       (509.6)       (501.7)       (302.4)
  Change in material and supplies................................       (204.3)        (98.0)       (156.1)
  Change in accounts payable and other current liabilities.......       (187.1)        (13.6)        148.7
  Change in deferred charges and other assets....................        (60.6)        101.5         139.3
  Change in other liabilities and deferred credits...............        437.4          46.3          29.5
  Other reconciling items, net...................................        (28.8)        (23.5)        (73.7)
                                                                   -----------   -----------   -----------
    Net cash provided by operating activities....................      5,172.3       4,686.5       4,913.4
                                                                   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................................     (3,600.3)     (3,485.9)     (3,189.3)
Proceeds from disposals of property, plant and equipment.........        137.5         156.0         139.5
Proceeds from disposition of short-term investments..............        106.5         147.9         188.5
Purchase of short-term investments...............................       (108.2)       (116.3)       (167.5)
Investment acquisitions..........................................      --            --              (53.8)
Investment dispositions..........................................        197.5         105.2       --
Investments in and advances to unconsolidated affiliates.........       (710.0)       (319.5)       (562.5)
Proceeds from repayment of loans and advances....................         41.4          77.2         178.5
Other investing activities, net..................................      --                 .5        (125.2)
                                                                   -----------   -----------   -----------
    Net cash used for investing activities.......................     (3,935.6)     (3,434.9)     (3,591.8)
                                                                   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings..............................     22,488.6      16,289.9      13,541.0
Repayments of short-term borrowings..............................    (22,306.2)    (15,856.4)    (13,770.3)
Proceeds from long-term debt.....................................        190.6       2,963.3         675.0
Repayments of long-term debt.....................................       (128.6)     (3,131.3)       (801.3)
Payment of capital lease obligations.............................        (14.7)        (12.2)        (15.5)
Proceeds from issuing common and treasury shares.................          7.5          38.5          70.2
Dividends paid...................................................     (1,368.9)     (1,307.4)     (1,082.5)
                                                                   -----------   -----------   -----------
    Net cash used for financing activities.......................     (1,131.7)     (1,015.6)     (1,383.4)
                                                                   -----------   -----------   -----------
Net Increase (Decrease) in Cash and Cash Equivalents.............        105.0         236.0         (61.8)
Cash and Cash Equivalents at Beginning of Period.................        501.5         265.5         327.3
                                                                   -----------   -----------   -----------
Cash and Cash Equivalents at End of Period.......................  $     606.5   $     501.5   $     265.5
                                                                   -----------   -----------   -----------
                                                                   -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)

NOTE A -- ACCOUNTING POLICIES
    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of BellSouth Corporation (BellSouth) and subsidiaries in which it has a controlling financial interest. BellSouth operates predominantly in the telecommunications service industry. BellSouth Telecommunications, Inc. (BellSouth Telecommunications), BellSouth's largest subsidiary, provides primarily regulated telephone services. Investments in certain partnerships, joint ventures and subsidiaries are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated, except as otherwise required under generally accepted accounting principles applicable to regulated entities. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

    BASIS OF ACCOUNTING. BellSouth's consolidated financial statements have been prepared in accordance with generally accepted accounting principles, including the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Where appropriate, SFAS No. 71 gives accounting recognition to the actions of regulators. Such actions can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset or impose or eliminate a liability of a regulated entity.

    As a result of such actions by regulators, the consolidated balance sheets at December 31, 1994 and 1993 reflect net deferred charges (regulatory assets) of $186.5 and $235.9, respectively, related primarily to compensated absences and unamortized issuance costs for debt that has been refinanced. Net deferred credits (regulatory liabilities) included in the consolidated balance sheets were $304.0 and $378.9, respectively, related to income tax issues.

    Telephone plant and equipment has been depreciated using regulator-prescribed asset lives. Other telecommunications companies have recently discontinued accounting under SFAS No. 71 and have revalued their telephone plant. If BellSouth Telecommunications were to revalue its telephone plant using similar assumptions and methodology, the net recorded book value of its telephone plant would be reduced by approximately $4,000 to $6,000.

    CASH AND CASH EQUIVALENTS. BellSouth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments on the consolidated balance sheets.

    MATERIAL AND SUPPLIES. New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

    INVESTMENTS  AND ADVANCES.   Investments  and advances  consist primarily of
investments in, and advances to, unconsolidated affiliated companies accounted for under the equity method.

    PROPERTY, PLANT AND EQUIPMENT. The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. Depreciation expense also includes amortization of certain classes of telephone plant and identified depreciation reserve deficiencies over periods allowed by regulatory authorities. When depreciable telephone plant is disposed of, the original cost, less net salvage value, is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of other non-operating income.

    INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over net assets acquired in business combinations, acquired licenses and customer lists. Intangible assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of intangible assets is periodically reviewed on the basis of whether such intangibles are fully

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE A -- ACCOUNTING POLICIES (CONTINUED)
recoverable from projected, discounted net cash flows of the related business unit. Amortization of such intangibles was $52.6, $58.4 and $67.8 for the years ended December 31, 1994, 1993 and 1992, respectively. At December 31, 1994 and 1993, accumulated amortization of intangibles was $212.1 and $169.2, respectively.

    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth manages risk arising from fluctuations in interest rates and currency exchange rates by using derivative financial instruments, such as foreign exchange forward contracts, currency swaps and interest rate swaps.

    Foreign exchange forward contracts are carried at fair value in the consolidated balance sheets. Gains and losses on foreign exchange forward contracts used as currency hedges of existing assets or liabilities are deferred and offset the deferred losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures. Gains and losses related to qualifying hedges of firm commitments also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

    Currency swap contracts entered into as hedges of existing assets and liabilities are carried at fair value in the consolidated balance sheets. Gains and losses on currency swaps are deferred and offset against the deferred currency losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures.

    Interest  rate swap  agreements are  treated as  off-balance sheet financial
instruments.  Receipts  or  payments   resulting  from  these  instruments   are
recognized as adjustments to interest expense as received or paid.

    REVENUE RECOGNITION. Revenues are recognized when earned. Certain revenues derived from local telephone and wireless access services are billed monthly in advance and are recognized the following month when services are provided. Directory advertising and publishing revenues and related directory costs are recognized upon publication of directories, except where regulatory authorities recognize different treatment. Revenues derived from other telecommunications services, principally network access, toll and cellular airtime usage, are recognized monthly as services are provided.

    MAINTENANCE AND REPAIRS.   The  cost of  maintenance and  repairs of  plant,
including   the  cost  of  replacing   minor  items  not  effecting  substantial
betterments, is charged to operating expenses.

    ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION. Regulatory authorities allow BellSouth Telecommunications to recognize the cost of capital (debt and equity components) associated with the construction of certain plant as income. Such income is not realized in cash currently but will be realized over the service life of the related plant as the resulting higher depreciation expense and plant investment are recovered in the form of increased revenues.

    INCOME TAXES. Effective January 1, 1993, BellSouth adopted SFAS No. 109, "Accounting for Income Taxes." In accordance with the standard, the balance sheet reflects deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the balance sheet in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes. Prior to 1993, BellSouth accounted for income taxes under the provisions of Accounting Principles Board Opinion No. 11.

    For financial reporting purposes, BellSouth Telecommunications is amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

    EARNINGS PER SHARE. Earnings per common share are computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during each year.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE B -- INVESTMENTS AND ADVANCES
    Investments and Advances as of December 31 consist of the following:

                                                                                1994        1993
                                                                             ----------  ----------
Investments accounted for under the equity method..........................  $  1,715.9  $  1,806.7
Advances to and notes receivable from affiliates...........................       729.1       146.0
Other investments..........................................................        86.5        86.7
                                                                             ----------  ----------
    Total Investments and Advances.........................................  $  2,531.5  $  2,039.4
                                                                             ----------  ----------
                                                                             ----------  ----------

    BellSouth's equity method investments primarily include various partnerships in domestic cellular properties, mobile data communications, investments in international cellular properties and other international communications consortiums. Earnings (losses) related to investments accounted for under the equity method were $(109.8), $11.0 and $76.7 for the three years ended December 31, 1994, 1993 and 1992, respectively, and are included as a component of Other Income.

    DOMESTIC CELLULAR. BellSouth's domestic cellular investments consist primarily of a 60.0% non-controlling financial interest in the Los Angeles Cellular Telephone Company and a 43.8% interest in the Houston Cellular Telephone Company. At December 31, 1994, BellSouth's aggregate investment in these entities exceeded the underlying book value of the investees' net assets by $934.7. The excess of consideration paid over net assets acquired along with other intangible assets are being amortized using either straight-line or accelerated methods over periods of benefit which do not exceed 40 years.

    MOBILE DATA COMMUNICATIONS. In January 1992, BellSouth and RAM Broadcasting Corporation (RBC) formed an investment to own and operate certain mobile data communications networks worldwide as well as certain cellular and paging operations in the United States. The mobile data portion of the investment gives BellSouth a 49% interest in the United States mobile data operations, which is operated by RBC, and various interests in foreign mobile data operations ranging from 5.4% to 90%. In July 1994, BellSouth acquired RBC's 50% interest in the paging segment of the investment giving BellSouth a 100% interest in this entity. BellSouth had a note receivable from and advances to mobile data affiliates totaling $134.6 and $43.0 at December 31, 1994 and 1993, respectively. These receivables bear interest at the rate of the three-month LIBOR, plus 3 1/2%. The instruments are collateralized by assets of the affiliates.

    INTERNATIONAL COMMUNICATIONS. BellSouth has equity investments in international cellular operations in Latin America, Europe, the Asia-Pacific region and other international markets with ownership ranging from 21.4% to 53.3%. The largest of these investments, Telcel Cellular C.A. (TelCel), in which BellSouth has a non-controlling 53.3% interest, provides cellular telephone service in Venezuela. BellSouth is a 21.4% participant in the E-Plus Mobilfunk consortium which provides cellular telephone service in Germany.

    In January 1994, BellSouth disposed of its 36.4% interest in a cellular telephone business in Mexico. In November 1994, BellSouth sold its 4% interest in a company providing cellular service in France. As a result of these dispositions, BellSouth recognized gains of $67.5 and $40.1, respectively, both of which are included in Other Income.

    BellSouth is a 24.5% participant in Optus, an international consortium which provides a full spectrum of telecommunications services in Australia, including switched network and enhanced services, wireless and satellite based services.

    OTHER INVESTMENT ACTIVITY. BellSouth has non-controlling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. BellSouth had notes receivable from and advances to these partnerships totaling $186.1 and $208.1 (of which $135.8 was included in current assets) at December 31, 1994 and 1993, respectively. The notes bear interest at rates ranging from 7.88% to 9.31% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1994 are due and payable to BellSouth between December 31, 1996 and August 8, 2002. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE B -- INVESTMENTS AND ADVANCES (CONTINUED)
    In December 1993, BellSouth entered into a credit agreement with Prime South Diversified, Inc. (Prime) to provide up to $250 in financing, of which $185.0 had been borrowed by Prime as of December 31, 1994. The loan is collateralized by the stock of Prime South Diversified, which indirectly wholly owns Community Cable TV in Las Vegas, and its wholly-owned subsidiary Prime South Holdings, Inc. The loan bears a variable rate of 10% to 11% and matures in 2001.

NOTE C -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment is summarized as follows at December 31:

                                                                                        1994         1993
                                                                                     -----------  -----------
Outside plant......................................................................  $  19,291.5  $  18,595.7
Central office equipment...........................................................     15,443.5     14,668.0
Building and building improvements.................................................      3,113.9      2,954.4
Furniture and fixtures.............................................................      2,535.3      2,362.6
Operating and other equipment......................................................      2,346.6      2,006.8
Station equipment..................................................................        601.0        631.4
Plant under construction...........................................................        616.3        497.2
Land...............................................................................        181.7        175.9
Other..............................................................................         69.0         82.8
                                                                                     -----------  -----------
                                                                                        44,198.8     41,974.8
  Less: Accumulated depreciation...................................................     19,036.4     17,307.0
                                                                                     -----------  -----------
    Total Property, Plant and Equipment, net.......................................  $  25,162.4  $  24,667.8
                                                                                     -----------  -----------
                                                                                     -----------  -----------

    Depreciation of telephone plant and equipment as a percentage of average depreciable telephone plant was 7.20%, 7.51% and 7.67% for 1994, 1993 and 1992, respectively.

NOTE D -- OTHER CURRENT LIABILITIES
    Other current liabilities are summarized as follows at December 31:

                                                                                          1994        1993
                                                                                       ----------  ----------
Restructuring accrual (see Note K)...................................................  $    614.7  $    513.4
Advanced billing and customer deposits...............................................       499.9       476.2
Taxes accrued........................................................................       374.6       492.1
Dividends payable....................................................................       346.7       346.1
Salaries and wages payable...........................................................       343.5       338.3
Compensated absences.................................................................       332.8       332.6
Interest and rents accrued...........................................................       278.1       250.2
Other................................................................................       310.8       194.9
                                                                                       ----------  ----------
    Total Other Current Liabilities..................................................  $  3,101.1  $  2,943.8
                                                                                       ----------  ----------
                                                                                       ----------  ----------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE E -- DEBT

    DEBT MATURING WITHIN ONE YEAR: Debt maturing within one year is summarized as follows at December 31:

DESCRIPTION                                                                  1994       1993
- -------------------------------------------------------------------------  --------   --------
Short-term notes payable:
  Bank loans.............................................................  $    45.1  $    88.7
  Commercial paper.......................................................    1,838.5    1,536.1
                                                                           --------   --------
                                                                             1,883.6    1,624.8
Current maturities of long-term debt.....................................      135.1      213.8
                                                                           --------   --------
    Total................................................................  $ 2,018.7  $ 1,838.6
                                                                           --------   --------
                                                                           --------   --------

DESCRIPTION
- -------------------------------------------------------------------------
Weighted average interest rate at end of period:
  Bank loans.............................................................      6.39%      3.77%
  Commercial paper.......................................................      5.82%      3.30%

    BellSouth has committed credit lines aggregating $1,493.4 with various banks. Borrowings under the committed lines totaled $16.1 at December 31, 1994. BellSouth also maintains uncommitted lines of credit of $675.0. At December 31, 1994, there were no borrowings under the uncommitted lines. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

    LONG-TERM: Long-term debt consists primarily of debentures and notes issued by BellSouth Telecommunications. Interest rates and maturities of the amounts outstanding are summarized as follows at December 31:

                                                     CONTRACTUAL
                                                   INTEREST RATES       MATURITIES       1994        1993
                                                 -------------------  --------------  ----------  ----------
BellSouth Telecommunications Debentures:             3 1/4% - 6 3/4%     1995 - 2033  $  1,270.0  $  1,270.0
                                                     7 3/8% - 8 1/4%     2010 - 2033     1,935.0     1,935.0
                                                     8 1/2% - 8 3/4%     2024 - 2029     1,400.0     1,400.0
                                                                                      ----------  ----------
                                                                                         4,605.0     4,605.0
BellSouth Telecommunications Notes.............        5 1/4% -   7%     1998 - 2008     1,875.0     1,875.0
Guarantee of ESOP debt.........................       9.125% - 9.19%            2003       693.9       734.6
BellSouth Capital Funding Corporation Notes....        3.91% - 9.50%     1994 - 1999       374.5       299.9
Other..........................................                                             82.6       142.6
Unamortized discount, net of premium...........                                            (60.8)      (62.6)
                                                                                      ----------  ----------
                                                                                         7,570.2     7,594.5
Current maturities.............................                                           (135.1)     (213.8)
                                                                                      ----------  ----------
    Total Long-Term Debt.......................                                       $  7,435.1  $  7,380.7
                                                                                      ----------  ----------
                                                                                      ----------  ----------

    Maturities of long-term debt outstanding (face amounts) at December 31, 1994 are summarized below:

                                      1995       1996       1997       1998       1999     THEREAFTER    TOTAL
                                    ---------  ---------  ---------  ---------  ---------  ----------  ----------
Maturities........................  $   135.1  $    77.3  $   158.7  $   774.4  $   249.4  $  6,236.1  $  7,631.0
                                    ---------  ---------  ---------  ---------  ---------  ----------  ----------
                                    ---------  ---------  ---------  ---------  ---------  ----------  ----------

    As further discussed in Note H, BellSouth incorporated an Employee Stock Ownership Plan (ESOP) feature into certain of its existing savings plans. In 1990, the ESOP trusts (the Trusts) borrowed $850.0 aggregate principal amount through the issuance of amortizing notes. Although the obligations are owed by the Trusts, they are guaranteed by BellSouth and thus are reflected as an addition to Long-Term Debt and a

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE E -- DEBT (CONTINUED)
reduction to Shareholders' Equity. The Trusts service the debt with contributions from BellSouth and dividends paid on the shares held by the Trusts. As the ESOP obligations are repaid, the amount guaranteed decreases and Long-Term Debt is reduced accordingly.

    Notes issued by BellSouth Capital Funding Corporation (Capital Funding) are used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BellSouth Telecommunications. BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest on Capital Funding's debt securities.

    During 1993 and 1992, BellSouth Telecommunications refinanced certain long-term debt issues at more favorable interest rates. As a result of the early extinguishment of these issues, charges of $86.6 ($.17 per share), net of taxes of $58.8, and $40.7 ($.08 per share), net of taxes of $30.0, were recognized as extraordinary losses in 1993 and 1992, respectively.

    At December 31, 1994, shelf registration statements had been filed with the Securities and Exchange Commission by BellSouth Telecommunications and Capital Funding under which $725.0 and $1,027.3, respectively, of debt securities could be offered.

NOTE F -- OTHER LIABILITIES AND DEFERRED CREDITS
    Other liabilities and deferred credits is summarized as follows at December 31:

                                                                                          1994        1993
                                                                                       ----------  ----------
Accrued pension cost.................................................................  $    568.2  $    565.5
Compensation related.................................................................       341.7       318.5
Regulatory liability related to income taxes (see Note M)............................       304.0       378.9
Minority interests...................................................................       207.8       123.6
Sharing accrual under FCC price cap plan.............................................       141.6        41.7
Postemployment benefits..............................................................       140.6       121.4
Restructuring accrual (see Note K)...................................................      --           570.0
Other................................................................................       302.4       136.2
                                                                                       ----------  ----------
    Total Other Liabilities and Deferred Credits.....................................  $  2,006.3  $  2,255.8
                                                                                       ----------  ----------
                                                                                       ----------  ----------

NOTE G -- SHAREHOLDERS' EQUITY

    PREFERRED STOCK AUTHORIZED. BellSouth's Articles of Incorporation authorize 100 million shares of cumulative First Preferred Stock having a par value of $1 per share, of which 30 million shares have been reserved and designated Series A for possible issuance under BellSouth's Shareholder Rights Plan. As of December 31, 1994, no preferred shares had been issued.

    SHAREHOLDER RIGHTS PLAN. In 1989, BellSouth adopted a Shareholder Rights Plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-hundredth of a share of Series A First Preferred Stock for $175 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 25% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire after ten years.

    GUARANTEE OF ESOP DEBT. Financial reporting practices require that the amount equivalent to BellSouth's guarantee of the amortizing notes issued by its ESOP trusts be presented as a reduction to Shareholders' Equity, as well as an increase to debt. The amount recorded as a decrease in Shareholders' Equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE G -- SHAREHOLDERS' EQUITY (CONTINUED) amortizing notes and the timing difference resulting from the shares allocated accounting method. All ESOP shares are considered outstanding for financial reporting purposes and, as such, are included in the computation of earnings per share. As the ESOP notes are repaid, the amount of debt guaranteed decreases, and Shareholders' Equity increases accordingly (see Notes E and H).

    SHARES HELD IN TRUST. During 1993 and 1994, BellSouth issued shares to grantor trusts to provide partial funding for the benefits payable under certain non-qualified benefit plans. The trusts are irrevocable and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1994 and 1993, the assets held in the trusts consist of cash and 6,262,087 and 5,464,920 shares, respectively, of BellSouth common stock. The total cost of the BellSouth shares as of the date of funding the trusts is included in Common Stock and Paid-In Capital; however, because the shares held in trust are not considered outstanding for financial reporting purposes, the shares are reflected separately as Shares Held in Trust, a reduction to Shareholders' Equity. Accordingly, there is no earnings per share impact.

NOTE H -- EMPLOYEE BENEFIT PLANS

    PENSION  PLANS.   Substantially all  employees of  BellSouth are  covered by noncontributory defined benefit pension plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

    The plan covering non-represented employees is a cash balance plan which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for non-represented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is applicable to employees retiring through 2005. Both the 1994 and 1993 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service and includes the projected effect of future bargained-for improvements.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all pension benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Pension plan assets consist primarily of equity securities and fixed income investments.

    The components of net periodic pension cost are summarized below:

                                                                           1994         1993         1992
                                                                        -----------  -----------  -----------
Service cost -- benefits earned during the year.......................  $     272.1  $     265.8  $     262.4
Interest cost on projected benefit obligation.........................        778.2        774.8        751.8
Actual loss (return) on plan assets...................................        135.9     (1,734.9)      (686.2)
Net amortization and deferral.........................................     (1,158.2)       816.0       (160.2)
                                                                        -----------  -----------  -----------
    Net periodic pension cost.........................................  $      28.0  $     121.7  $     167.8
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

    Effective January 1, 1994, the non-represented cash balance plan was divided from one into four cash balance plans which allowed for costs to be accounted for more precisely based upon specific company demographic information. The plan division had no material impact on BellSouth in 1994. The decrease in 1994 pension expense is primarily the result of a reduction in assumed benefit levels partially offset by the decrease in the discount rate assumption. The consolidated net pension expense amounts reflected above are exclusive of curtailment gains reflected in the restructuring activities discussed below.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets  forth the funded status  of the plans at  December
31:

                                                                                        1994         1993
                                                                                     -----------  -----------
Actuarial present value of:
  Vested benefit obligation........................................................  $   7,431.4  $   7,705.3
                                                                                     -----------  -----------
                                                                                     -----------  -----------
  Accumulated benefit obligation...................................................  $   8,404.0  $   8,819.6
                                                                                     -----------  -----------
                                                                                     -----------  -----------
  Projected benefit obligation.....................................................  $  10,115.1  $  10,644.3
Plan assets at market value........................................................     12,343.1     13,173.0
                                                                                     -----------  -----------
Plan assets in excess of projected benefit obligation..............................      2,228.0      2,528.7
Unrecognized net gain due to past experience different from assumptions made.......     (2,263.9)    (2,503.2)
Unrecognized prior service cost....................................................       (360.9)      (398.5)
Unrecognized net asset at transition...............................................       (171.4)      (192.5)
                                                                                     -----------  -----------
  Accrued pension cost.............................................................  $    (568.2) $    (565.5)
                                                                                     -----------  -----------
                                                                                     -----------  -----------

    The significant actuarial assumptions at December 31, 1994 and 1993 were as follows:

                                                                                               1994       1993
                                                                                             ---------  ---------
Weighted average discount rate.............................................................     8.25%      7.5%
Weighted average rate of compensation increase.............................................     5.7%       5.7%
Expected long-term rate of return on plan assets...........................................     8.0%       8.0%

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. BellSouth sponsors postretirement health and life insurance welfare plans for most of its non-represented and represented employees. Effective January 1, 1993, BellSouth adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," to account for these plans. BellSouth's transition benefit obligation is being amortized over 15 years, the average remaining service period of active plan participants at adoption. The accounting for the health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all health and life benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Assets in the health and life plans consist primarily of equity securities and fixed income investments.

    Postretirement benefit costs for the years ending December 31, 1994 and 1993, respectively, were composed of the following:

                                                                                     1994                  1993
                                                                             --------------------  --------------------
                                                                              HEALTH      LIFE      HEALTH      LIFE
                                                                             ---------  ---------  ---------  ---------
Service cost -- benefits earned during the year............................  $    34.8  $    13.3  $    29.9  $     8.7
Interest on accumulated postretirement benefit obligation..................      211.0       37.4      199.4       32.4
Actual loss (return) on plan assets........................................       14.1      (12.4)     (43.5)     (35.0)
Amortization of transition liability (asset)...............................      112.3      (13.1)     112.9      (13.1)
Other amortization and deferral, net.......................................      (65.6)     (30.6)      (9.1)      (9.5)
                                                                             ---------  ---------  ---------  ---------
  Postretirement benefit cost (income).....................................  $   306.6  $    (5.4) $   289.6  $   (16.5)
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The consolidated net postretirement benefit cost amounts reflected above are exclusive of curtailment losses reflected in the restructuring activities discussed below. Prior to 1993, BellSouth recognized the cost of providing postretirement benefits based on funded amounts. The cost of providing health and life benefits for both active and retired employees was $574.6 for 1992.

    The following table sets forth the plans' funded status at December 31, 1994 and 1993, respectively:

                                                                     1994                      1993
                                                           ------------------------  ------------------------
                                                             HEALTH        LIFE        HEALTH        LIFE
                                                           -----------  -----------  -----------  -----------
Accumulated postretirement benefit obligation:
  Retirees...............................................  $   1,835.4  $     249.1  $   1,909.8  $     245.5
  Fully eligible active plan participants................        303.9         68.5        350.6        193.7
  Other active plan participants.........................        506.8        132.3        630.9         68.2
                                                           -----------  -----------  -----------  -----------
                                                               2,646.1        449.9      2,891.3        507.4
Plan assets at fair value................................        883.1        583.0        785.3        584.5
                                                           -----------  -----------  -----------  -----------
Accumulated postretirement benefit obligation in excess
 of (less than) plan assets..............................      1,763.0       (133.1)     2,106.0        (77.1)
Unrecognized net losses..................................       (219.6)       (60.3)      (514.0)      (123.4)
Unrecognized transition (obligation) asset...............     (1,425.3)       170.3     (1,572.8)       183.4
                                                           -----------  -----------  -----------  -----------
Accrued (prepaid) postretirement benefit cost............  $     118.1  $     (23.1) $      19.2  $     (17.1)
                                                           -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------

    The significant actuarial assumptions at December 31, 1994 and 1993 were as follows:

                                                                                            1994       1993
                                                                                          ---------  ---------
Weighted average discount rate..........................................................     8.75%      7.5%
Weighted average rate of compensation increase..........................................     5.7%       5.7%
Health care cost trend rate (1).........................................................    11.0%      11.5%
Expected long-term rate of return on plan assets (2)....................................     8.0%       8.0%

- ------------------------
(1)  Trend rate to decrease gradually to 5% in 2007
(2) Rate net of an estimated 30% tax reduction for the non-represented employees' trust for both 1994 and 1993

    The health care cost trend rate assumption affects the amounts reported. A one-percentage-point increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation by $108 at December 31, 1994 and the estimated aggregate service and interest cost components of the 1994 postretirement benefit cost by $14.

    Most regulatory jurisdictions have accepted BellSouth's SFAS No. 106 implementation plan. However, two states are requiring a 20-year and 30-year amortization of the transition benefit obligation, the impact of which is not material to BellSouth.

    EFFECT OF RESTRUCTURING ON PENSIONS AND POSTRETIREMENT BENEFITS. As a part of the restructuring charge in 1993 (see Note K), BellSouth recorded a liability of $88 for estimated net curtailment losses expected to impact BellSouth's pension and postretirement benefit plans. Of the amount recognized, $32 and $16 were realized and charged against the restructuring liability in 1994 and 1993, respectively.

    DEFINED CONTRIBUTION PLANS. BellSouth maintains several contributory savings plans which cover substantially all employees. The BellSouth Savings and Employee Stock Ownership Plan and the BellSouth Savings and Security Plan (collectively, the ESOP Plans) are tax-qualified employee stock ownership plans which cover the largest portion of the employees. Assets of the plans are held by two trusts (the Trusts),

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED) which, in turn, are part of the BellSouth Master Savings Trust. In 1990, a leveraged ESOP feature was incorporated into the ESOP Plans. With proceeds from the ESOP notes (see Note E), the Trusts purchased shares of BellSouth common stock in the open market which will be used, in part, to fulfill BellSouth's matching contribution obligation over the 13-year debt repayment period of the leveraged ESOP program.

    Employee participants contribute part of their annual compensation, via payroll deductions, to the ESOP Plans, a portion of which is matched by BellSouth. The matching amount, stated in percentage terms and applied to certain eligible amounts, is determined annually by the Board of Directors. The match consists of shares of BellSouth common stock that were purchased by the Trusts with proceeds from the ESOP Notes, or that are purchased by the Trusts in the market from time to time should there be insufficient shares available from the Trust. The shares are allocated to each participant's account based on the market price of the shares at the time of allocation. Shares are released for allocation as each semi-annual loan payment is made. None of the shares held by the ESOP Plans is subject to repurchase.

    BellSouth makes annual contributions to the Trusts to fund the ESOP's debt service, plus that amount required to purchase any additional shares allocated to participant accounts, less dividends received by the Trusts. All dividends received by the Trusts are used for debt service.

    In 1993, new authoritative guidance became effective which created new accounting requirements for certain ESOPs, and was elective for all others. BellSouth has elected to continue the existing accounting guidance and has adopted the new disclosure requirements applicable to all ESOPs. As a leveraged ESOP, BellSouth recognizes expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings and all ESOP shares are included in the computation of earnings per share.

                                                                       1994           1993           1992
                                                                   -------------  -------------  -------------
Compensation cost................................................          $76.6          $67.9          $71.8
Interest expense.................................................          $38.6          $39.9          $40.5
Actual interest on ESOP Notes....................................          $66.2          $69.5          $72.4
Cash contributions, excluding dividends paid to the Trusts.......          $99.8          $84.9          $84.3
Dividends paid to the Trusts, used for debt service..............          $42.3          $43.6          $43.7
Shares allocated to participants.................................      4,810,517      3,671,657      2,555,175
Shares committed to be released..................................       --             --             --
Shares unallocated...............................................     11,078,845     12,217,705     13,334,187

    BellSouth also maintains certain defined contribution plans for most other employees not covered by the ESOP Plans. BellSouth's contributions were approximately $15.3, $12.7 and $9.3 in 1994, 1993 and 1992, respectively.

NOTE I -- EMPLOYEE STOCK OPTION PLAN
    The BellSouth Corporation Stock Option Plan provides for the grant of stock options and related stock appreciation rights (SARs) to key employees, as determined by the Board of Directors, to purchase shares of BellSouth common stock within prescribed periods at either a price equal to the fair market value on the date of grant or, as a heightened incentive, at a price in excess of the stock price on the date of grant. SARs entitle an optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the surrendered shares over the option price of such shares. Options granted in 1994 become vested only at the end of the five-year vesting period, as determined from the date of grant. Of the 5,172,962 shares covered by outstanding options under the plan at December 31, 1994, 352,096 were accompanied by SARs.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE I -- EMPLOYEE STOCK OPTION PLAN (CONTINUED)
    The following table summarizes the activity for stock options outstanding:

                                                                         1994               1993               1992
                                                                   ----------------   ----------------   ----------------
Options outstanding at January 1.................................         3,654,142          3,436,724          3,101,490
Options granted..................................................         1,762,861            840,302            977,978
Options exercised................................................         (130,498)          (569,508)          (590,953)
                                                                          (113,543)           (53,376)           (51,791)
Options cancelled/forfeited......................................
                                                                           --------           --------           --------
                                                                          5,172,962          3,654,142          3,436,724
Options outstanding at December 31...............................
                                                                           --------           --------           --------
                                                                           --------           --------           --------

Option prices per common share:
  Granted........................................................  $50.69 - $84.43        $50.69 - $62.19     $48.38 - $58.25
  Exercised......................................................  $12.99 - $58.25        $22.76 - $58.25     $22.76 - $45.56
  Cancelled/forfeited............................................  $32.34 - $84.43        $32.34 - $58.25     $37.38 - $58.25
  Outstanding at year-end........................................  $32.34 - $84.43        $12.99 - $62.19     $12.99 - $58.25
Options exercisable at year-end..................................     2,333,631              1,407,914           1,343,523
Shares available for grant at December 31........................     5,025,048              5,015,519           4,937,932

NOTE J -- LEASES
    BellSouth has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $311.3, $300.3 and $328.9 for 1994, 1993 and 1992, respectively. Capital leases currently in effect are not significant.

    The following table summarizes the approximate future minimum rentals under non-cancelable operating leases in effect at December 31, 1994:

                                        1995       1996       1997       1998       1999     THEREAFTER     TOTAL
                                      ---------  ---------  ---------  ---------  ---------  -----------  ----------
Minimum rentals.....................  $   144.7  $   119.9  $   101.0  $    77.6  $    66.6   $    547.3  $  1,057.1
                                      ---------  ---------  ---------  ---------  ---------  -----------  ----------
                                      ---------  ---------  ---------  ---------  ---------  -----------  ----------

NOTE K -- RESTRUCTURING CHARGE
    The results of operations for the year ended December 31, 1993 include a $1,136.4 restructuring charge which reduced net income by $696.6. The restructuring is being undertaken to redesign and streamline the fundamental processes and work activities in BellSouth Telecommunications' telephone operations to better respond to an increasingly competitive business environment. The restructuring is expected to improve overall responsiveness to customer needs and reduce costs.

    The material components of the charge related to the reduction of the workforce by 10,200 employees. Through December 31, 1994, cumulative employee reductions related to the restructuring plan were 5,200, consisting of 1,300 in 1993 and 3,900 in 1994. The components of the charge consisted of provisions of $368.2 for separation payments and relocations of remaining employees, $342.8 for consolidation and elimination of certain operations facilities and $425.4 for enabling changes to information systems, primarily those used to provide services to existing customers.

    At  December  31,  1994,  the   remaining  liability  associated  with   the
restructuring plan was $614.7, all of which was current.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE L -- ADDITIONAL INCOME STATEMENT DATA

                                                                                  1994       1993       1992
                                                                                ---------  ---------  ---------
Interest Expense:
  Long-term debt..............................................................  $   532.2  $   577.3  $   612.9
  Short-term notes payable....................................................       61.9       50.7       61.7
  Other.......................................................................       72.0       61.0       71.8
                                                                                ---------  ---------  ---------
    Total.....................................................................  $   666.1  $   689.0  $   746.4
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------
Other Income, net:
  Interest and dividend income................................................  $    64.5  $    42.8  $   123.6
  Earnings (losses) of unconsolidated affiliates..............................     (109.8)      11.0       76.7
  Minority interests..........................................................      (80.0)     (50.9)     (39.3)
  Gains (losses) from operations sold, net....................................      107.6      (10.0)    --
  Other, net..................................................................       28.7       14.7       16.6
                                                                                ---------  ---------  ---------
    Total.....................................................................  $    11.0  $     7.6  $   177.6
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

    Interest and dividend income for 1992 includes $56.6 relating to the settlement of an Internal Revenue Service summary assessment for the tax years 1979 and 1980.

    Revenues from services provided to AT&T Corp., BellSouth's largest customer, were approximately 11%, 14% and 14% of consolidated operating revenues for 1994, 1993 and 1992, respectively.

NOTE M -- INCOME TAXES
    Effective January 1, 1993, BellSouth adopted SFAS No. 109, "Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. In accordance with the new standard, the balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates. The cumulative effect to January 1, 1993 of the adoption of SFAS No. 109 was recorded as a $7.8 reduction to income tax expense.

    In accordance with the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," BellSouth has, for its regulated operations, only reflected the balance sheet impact of the adoption of SFAS No.
109. Specifically, BellSouth Telecommunications in 1993 recorded a net regulatory liability of $538.0 to correspond to the net reduction in deferred tax liabilities; the reduction resulted from changes in tax rates and from temporary differences which were previously flowed through. The balance of such net liability at December 31, 1994, included in Other Liabilities and Deferred Credits, was $304.0. This net regulatory liability is adjusted as the related temporary differences reverse.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE M -- INCOME TAXES (CONTINUED)
    The provision for income taxes is summarized as follows:

                                                                              1994        1993        1992
                                                                           ----------  ----------  ----------
Federal:
  Current................................................................  $  1,081.9  $  1,079.7  $    918.3
  Deferred, net..........................................................        33.6      (532.0)      (85.9)
  Investment tax credits, net............................................       (72.6)      (88.3)      (87.9)
                                                                           ----------  ----------  ----------
                                                                              1,042.9       459.4       744.5
                                                                           ----------  ----------  ----------
State:
  Current................................................................       180.1       173.9       163.6
  Deferred, net..........................................................        19.9       (61.7)       25.4
                                                                           ----------  ----------  ----------
                                                                                200.0       112.2       189.0
                                                                           ----------  ----------  ----------
    Total provision for income taxes.....................................  $  1,242.9  $    571.6  $    933.5
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
Amortization of investment tax credits...................................  $     72.6  $     88.3  $     88.2
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------

    Temporary differences and carryforwards which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

                                                                                         1994         1993
                                                                                      -----------  -----------
Pensions............................................................................  $     274.8  $     240.3
Restructuring charge................................................................        238.1        419.5
Deferred compensation...............................................................        126.7        112.4
Compensated absences................................................................         99.7         89.2
Regulatory sharing accruals.........................................................         92.3         21.3
Bad debts...........................................................................         88.6         82.5
Leveraged employee stock ownership plan.............................................         43.3         36.2
Other...............................................................................        159.1        128.1
                                                                                      -----------  -----------
                                                                                          1,122.6      1,129.5
Valuation allowance.................................................................         (7.3)       (13.8)
                                                                                      -----------  -----------
  Deferred Tax Assets...............................................................      1,115.3      1,115.7
                                                                                      -----------  -----------
Depreciation........................................................................     (3,731.1)    (3,636.2)
Equity investments..................................................................       (367.1)      (376.4)
Franchises..........................................................................       (194.3)      (204.3)
Other...............................................................................       (237.4)      (189.7)
                                                                                      -----------  -----------
  Deferred Tax Liabilities..........................................................     (4,529.9)    (4,406.6)
                                                                                      -----------  -----------
    Net Deferred Tax Liability......................................................  $  (3,414.6) $  (3,290.9)
                                                                                      -----------  -----------
                                                                                      -----------  -----------

    The valuation allowance primarily represents federal and state net operating losses that will not be utilized during the carryforward period. Of the Net Deferred Tax Liability at December 31, 1994 and 1993, $232.3 and $174.4, respectively, was current and $(3,646.9) and $(3,465.3), respectively, was noncurrent.

    Prior to 1993, deferred tax expense resulted from timing differences in the recognition of revenue and expense items for tax and financial reporting purposes, as follows:

                                                                                                        1992
                                                                                                      ---------
Property, plant and equipment.......................................................................  $     5.5
Pension benefits....................................................................................      (55.6)
Other timing differences............................................................................      (10.4)
                                                                                                      ---------
    Total...........................................................................................  $   (60.5)
                                                                                                      ---------
                                                                                                      ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE M -- INCOME TAXES (CONTINUED)
    A reconciliation of the Federal statutory income tax rate to BellSouth's effective tax rate follows:

                                                                                         1994       1993       1992
                                                                                       ---------  ---------  ---------
Federal statutory tax rate...........................................................       35.0%      35.0%      34.0%
State income taxes, net of Federal income tax benefit................................        4.0        4.8        4.8
Amortization of investment tax credits...............................................       (2.1)      (5.5)      (3.4)
Miscellaneous items, net.............................................................       (0.4)       1.3        0.6
                                                                                       ---------  ---------  ---------
    Effective tax rate...............................................................       36.5%      35.6%      36.0%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

NOTE N -- CUMULATIVE EFFECT OF ACCOUNTING CHANGE

    BellSouth adopted, effective January 1, 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires employers to accrue the cost of postemployment benefits provided to former or inactive employees after employment but before retirement, including but not limited to worker's compensation, disability, and continuation of health care benefits. Previously, BellSouth used the cash method to account for such costs. A one-time charge of $67.4 ($.14 per share), net of a deferred tax benefit of $42.5, related to adoption of this statement was recognized as a change in accounting principle. The effect of the change on BellSouth's 1993 operating results was not material.

NOTE O -- SUPPLEMENTAL CASH FLOW INFORMATION

    The following supplemental information is presented in accordance with the provisions of SFAS No. 95, "Statement of Cash Flows":

                                                                              1994        1993        1992
                                                                           ----------  ----------  ----------
NONCASH INVESTING AND FINANCING ACTIVITIES:
Common and Treasury Shares Issued in Lieu of Cash Dividends Under
 Shareholder Dividend Reinvestment and Stock Purchase Plan...............  $   --      $     66.4  $    268.9
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
Shares Issued to Grantor Trusts..........................................  $     43.6  $    292.6  $   --
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
CASH PAID FOR INTEREST AND INCOME TAXES:
Interest.................................................................  $    665.4  $    755.0  $    738.8
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
Income Taxes.............................................................  $  1,375.3  $  1,145.2  $  1,053.4
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE P -- FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is presented in accordance with the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information described below. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that BellSouth could realize in a current market exchange.

                                                                1994                     1993
                                                      ------------------------  ----------------------
                                                       RECORDED     ESTIMATED    RECORDED   ESTIMATED
                                                        AMOUNT     FAIR VALUE     AMOUNT    FAIR VALUE
                                                      -----------  -----------  ----------  ----------
BALANCE SHEET FINANCIAL INSTRUMENTS
Assets (Liabilities):
  Cash and cash equivalents.........................  $     606.5  $     606.5  $    501.5  $    501.5
  Temporary cash investments........................         50.8         50.8        49.0        49.0
  Bank loans........................................        (45.1)       (45.1)      (88.7)      (88.7)
  Commercial paper..................................     (1,838.5)    (1,838.5)   (1,536.1)   (1,536.1)
  Long-Term Debt:
    BellSouth Telecommunications Debentures.........     (4,605.0)    (4,176.8)   (4,605.0)   (4,707.0)
    BellSouth Telecommunications Notes..............     (1,875.0)    (1,670.0)   (1,875.0)   (1,901.0)
    Guarantee of ESOP Debt..........................       (693.9)      (716.8)     (734.6)     (849.5)
    BellSouth Capital Funding Corporation Notes.....       (374.5)      (362.9)     (299.9)     (323.6)
  Foreign Exchange Forward Contracts:
    Contract amount receivable......................         67.7         67.7        24.4        24.4
    Contract amount payable.........................        (66.9)       (66.9)      (23.7)      (23.7)
  Currency Swap.....................................         11.8         11.8      --          --
OFF BALANCE SHEET FINANCIAL INSTRUMENTS
  Interest Rate Swaps:
    With unrealized gains...........................      --               1.1      --          --
    With unrealized losses..........................      --              (3.4)     --            (8.8)

    CASH AND CASH EQUIVALENTS/TEMPORARY CASH INVESTMENTS. At December 31, 1994 and 1993, the recorded amounts for cash and cash equivalents and temporary cash investments, respectively, approximate fair value due to the short-term nature of these instruments.

    DEBT. At December 31, 1994 and 1993, the recorded amounts for bank loans and commercial paper approximate fair value due to the short-term nature of the liabilities. The estimates of fair value for BellSouth Telecommunications Debentures and Notes are estimated based on the closing market prices for each issue at December 31, 1994 and 1993, respectively. Fair value estimates for the Guarantee of ESOP Debt and BellSouth Capital Funding Corporation Notes are based on quotes from dealers.

    OTHER FINANCIAL INSTRUMENTS. BellSouth is party to foreign exchange forward contracts, currency swap agreements and interest rate swap agreements in its normal course of business for purposes other than trading. These financial
instruments    are   used   to   mitigate    foreign   currency   and   interest

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE P -- FINANCIAL INSTRUMENTS (CONTINUED) rate risks, although to some extent they expose the company to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the currency rate or interest rate differential. Such contracts and agreements have been executed with creditworthy financial institutions. As such, BellSouth considers the risk of nonperformance to be remote.

    FOREIGN EXCHANGE FORWARD CONTRACTS. Foreign exchange forward contracts are contracts for delivery or purchase of foreign currencies at specified future dates. The fair values of such contracts are estimated based on quotes from brokers. BellSouth enters into foreign exchange forward contracts primarily as hedges relating to identifiable currency exposures. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the normal course of business.

    Summarized below by major currency are the contractual amounts of BellSouth's foreign exchange forward contracts in U.S. dollars. Foreign currency amounts are translated at rates as of December 31, 1994 and 1993, respectively. The "Buy" amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies; the "Sell" amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies.

                                                                                     DECEMBER 31,
                                                                      ------------------------------------------
                                                                              1994                  1993
                                                                      --------------------  --------------------
                                                                         BUY       SELL        BUY       SELL
                                                                      ---------  ---------  ---------  ---------
German Mark.........................................................  $  --      $     66.9 $      3.0 $  --
Australian Dollar...................................................     --         --            20.3    --
Dutch Guilder.......................................................     --         --             1.1    --
                                                                      ---------  ---------  ---------  ---------
                                                                      $  --      $     66.9 $     24.4 $  --
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------

    CURRENCY SWAP. Currency swap contracts provide for the exchange of defined cash flows between two currencies at specified times. The fair value of the currency swap is estimated based on quotes from brokers. BellSouth entered into a currency swap in 1994 to hedge European Currency Units (ECU) 125,000,000 debt issued by Capital Funding. The currency swap matures in February 1999.

    At December 31, 1994, the net currency swap receivable was $11.3 and the related net interest receivable was $0.5, both of which are included in accounts receivable in the consolidated balance sheet at December 31, 1994. The interest rate on the ECU debt is 5.25%. The currency swap effectively converts the interest rate on such ECU debt from 5.25% payable in ECUs to 5.247% payable in U.S. dollars.

    INTEREST RATE SWAPS. Interest rate swap agreements require counterparties to exchange interest cash flows on a specified amount of debt for a defined period. The fair values of interest rate swap agreements are estimated based on quotes from dealers. In order to manage exposure to interest rate changes, BellSouth enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. These agreements have been used to adjust interest on certain fixed and variable rate obligations.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE P -- FINANCIAL INSTRUMENTS (CONTINUED)
    Summarized below are the types of interest rate swaps outstanding and the related weighted-average interest rates. Such swaps mature in either 1996 or 2002.

                                                                                DECEMBER 31,
                                                                             -------------------
                                                                               1994       1993
                                                                             --------   --------
Pay Fixed Rate/Receive Variable Rate
  Notional amount..........................................................  $95.4      $60.8
  Average rate paid........................................................    6.97%      5.93 %
  Average rate received....................................................    5.08%      3.52 %
Pay Variable Rate/Receive Fixed Rate
  Notional amount..........................................................  $75.0      $  --
  Average rate paid........................................................    5.36%       --
  Average rate received....................................................    4.86 %      --

    OTHER. BellSouth has also issued letters of credit and financial guarantees which approximate $157 at December 31, 1994. Since there is no market for the instruments, it is not practicable to estimate their fair value.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject BellSouth to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1994, approximately $448 of trade accounts receivable were from interexchange carriers.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE Q -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included. The results for first quarter 1993 were restated to reflect the one-time, non-cash charge for retroactive adoption of SFAS No. 112. The results for fourth quarter 1993 include a restructuring charge of $1,136.4, which reduced net income by $696.6.

                                                      FIRST       SECOND       THIRD      FOURTH
                                                     QUARTER      QUARTER     QUARTER     QUARTER
                                                    ----------   ---------   ---------   ---------
1994
Operating Revenues................................  $  4,124.3   $ 4,127.9   $ 4,197.7   $ 4,394.6
Operating Income..................................  $  1,012.2   $ 1,001.6   $   993.7   $ 1,050.3
Net Income........................................  $    585.3   $   516.5   $   499.5   $   558.5
Earnings Per Share................................  $     1.18   $    1.04   $    1.01   $    1.12


                                                      FIRST
                                                     QUARTER
                                                    ----------
                                                    (RESTATED)    SECOND       THIRD      FOURTH
                                                                  QUARTER     QUARTER     QUARTER
                                                                 ---------   ---------   ---------
1993
Operating Revenues................................  $  3,833.7   $ 3,906.9   $ 4,014.9   $ 4,124.8
Operating Income (Loss)...........................  $    804.1   $   856.4   $   909.1   $  (282.5)
Income (Loss) Before Extraordinary Loss on Early
 Extinguishment of Debt and Cumulative Effect of
 Change in Accounting Principle...................  $    411.2   $   433.1   $   442.4   $  (252.6)
Extraordinary Loss on Early Extinguishment of
 Debt, net of tax.................................      --           (55.4)       (7.8)      (23.4)
Cumulative Effect of Change in Accounting
 Principle, net of tax............................       (67.4)     --          --          --
Net Income (Loss).................................  $    343.8   $   377.7   $   434.6   $  (276.0)
                                                    ----------   ---------   ---------   ---------
                                                    ----------   ---------   ---------   ---------
Earnings Per Share:
  Income (Loss) Before Extraordinary Loss on Early
   Extinguishment of Debt and Cumulative Effect of
   Change in Accounting Principle.................  $      .83   $     .87   $     .89   $    (.51)
  Extraordinary Loss on Early Extinguishment of
   Debt, net of tax...............................      --            (.11)       (.01)       (.05)
  Cumulative Effect of Change in Accounting
   Principle, net of tax..........................        (.14)     --          --          --
  Net Income (Loss)...............................  $      .69   $     .76   $     .88   $    (.56)
                                                    ----------   ---------   ---------   ---------
                                                    ----------   ---------   ---------   ---------

                             BELLSOUTH CORPORATION
                            MARKET AND DIVIDEND DATA

    The principal market for trading in BellSouth common stock is the New York Stock Exchange, Inc. (NYSE). BellSouth common stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Zurich, Basel, Geneva, Frankfurt and Amsterdam exchanges. The ticker symbol for BellSouth common stock is BLS. As of January 31, 1995, there were 1,183,629 holders of record of BellSouth common stock. Market data, obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading, for 1992 through 1994 are listed below. High and low prices represent the highest and lowest sales prices for the periods indicated. Dividend data also are listed.

                                                                                     MARKET PRICES      PER SHARE
                                                                                   ------------------   DIVIDENDS
                                                                                    HIGH        LOW     DECLARED
                                                                                   -------    -------   ---------
1994
First Quarter...................................................................   $61 1/2    $53       $    .69
Second Quarter..................................................................    63 1/2     55 1/2        .69
Third Quarter...................................................................    63 1/2     54 5/8        .69
Fourth Quarter..................................................................    56 1/8     50 1/2        .69

1993
First Quarter...................................................................   $57 1/2    $50 3/8   $    .69
Second Quarter..................................................................    57         50 5/8        .69
Third Quarter...................................................................    62 7/8     54 1/8        .69
Fourth Quarter..................................................................    63 7/8     54 1/8        .69

1992
First Quarter...................................................................   $52 5/8    $43 5/8   $    .69
Second Quarter..................................................................    50 3/8     43 3/8        .69
Third Quarter...................................................................    55 1/2     49 1/4        .69
Fourth Quarter..................................................................    53 7/8     46 3/4        .69

STOCK TRANSFER AGENT AND REGISTRAR

    Chemical Bank is BellSouth's stock transfer agent and registrar.

                             BELLSOUTH CORPORATION
                               DOMESTIC CELLULAR
                          PROPORTIONATE OPERATING DATA
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

    The following table sets forth unaudited, supplemental financial data for BellSouth's domestic cellular operations reflecting proportionate consolidation of entities in which BellSouth has an interest. This presentation differs from the consolidation metholodology used to prepare BellSouth's principal financial statements in accordance with generally accepted accounting principles. The proportionate operating data reflect BellSouth's ownership percentage of entities consolidated for financial reporting purposes and BellSouth's ownership percentage in the entities which are accounted for on the equity method for financial reporting purposes.

                                                                              YEAR ENDED DECEMBER 31,
                                                                            ----------------------------
                                                                                1994           1993
                                                                            -------------  -------------
Cellular Revenue, net (1).................................................  $   1,465,090  $   1,150,288
Operating Expenses........................................................        833,652        667,027
Depreciation and Amortization.............................................        234,125        201,605
                                                                            -------------  -------------
    Total Operating Expenses..............................................      1,067,777        868,632
                                                                            -------------  -------------
Operating Income..........................................................        397,313        281,656
Other Expenses, net (including interest and taxes)........................        164,117        137,867
                                                                            -------------  -------------
Net Income................................................................  $     233,196  $     143,789
                                                                            -------------  -------------
                                                                            -------------  -------------
Operating Margins as a Percentage of Revenue:
  Including Depreciation and Amortization.................................          27.12%         24.49%
  Excluding Depreciation and Amortization.................................          43.10%         42.01%
Operational Comparisons:
  Proportionate Cellular Population Served................................     39,206,000     38,845,000
  Proportionate Cellular Customers........................................      2,155,800      1,559,100

- ------------------------
(1) Includes equipment revenue, net of cost.

                              BellSouth Corporation
                           1155 Peachtree Street, N.E.
                             Atlanta, GA 30309-3610

                              [Recycled Paper Logo]

                            Printed on Recycled Paper

                              BELLSOUTH CORPORATION
                                   STOCK PLAN
                            EFFECTIVE APRIL 24, 1995



                               ARTICLE I.  PURPOSE

     The purpose of this Plan is to promote the interest of BellSouth by granting stock-related Awards to Eligible Employees

     (1)  to attract and retain Eligible Employees,

     (2) to provide Eligible Employees with long term financial incentives to increase the value of BellSouth, and

     (3) to provide Eligible Employees with a stake in the future of BellSouth which corresponds to the stake of each of BellSouth's shareowners.

Only Eligible Employees shall be eligible for Awards under this Plan.


                            ARTICLE II.  DEFINITIONS

2.1  DEFINITIONS.

     Each term set forth in this Article II shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

     "Administrator" means the Committee or the Company Administrator, as applicable.

     "Agreement" means the written agreement which sets forth the terms and conditions of the grant of an Award as provided in this Plan and such additional terms and conditions, not inconsistent with this Plan, as the Committee determines are appropriate.

     "Award" means an Option, SAR, Restricted Share, Performance Share, Dividend Equivalent Right or Stock Payment granted to a Participant under this Plan.

     "BellSouth" means BellSouth Corporation, a Georgia corporation.

     "Beneficiary" means the person entitled to receive any payments or exercise any rights following the death of a Participant as determined pursuant to
Section 10.5.

     "Board" means the Board of Directors of BellSouth.

     "Change in Control" means the occurrence of either of the following: (i) any "person" (as such term is used in Section 13(c) and 14(d) of the Exchange
Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of BellSouth or a corporation owned directly or indirectly by the shareholders of BellSouth in substantially the same proportions as their ownership of stock of BellSouth, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BellSouth representing 20% or more of the total voting power represented by BellSouth's then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by BellSouth's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the Nominating and Compensation Committee of the Board, or any successor committee of the Board which administers this Plan as provided in Article V.

     "Company Administrator" means the chief executive officer of BellSouth, the senior officer of BellSouth responsible for human resource matters or such other person or persons as are designated by the Committee to administer the Plan on behalf of Participants who are not Officers or Executive Officers.

     "Covered Employee" means with respect to any grant of an Award an Officer whom the Committee deems may be or become a covered employee as defined in
Section 162(m)(3) of the Code for any year that such Award may result in remuneration to the Participant and for which year such Participant may receive remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Plan and any other "qualified performance-based compensation" plan (as defined under Section 162(m) of the Code) of BellSouth; provided, however, that the Committee may determine that a Participant has ceased to be a Covered Employee prior to Settlement of any Award.

     "Dividend Equivalent Right" means a right, granted to a Participant under
Section 9.4, to receive cash or Shares based on the value of dividends paid with respect to a Share.

     "Eligible Employee" means any employee (including an Officer, Executive Officer or director who is an employee and including for purposes other than ISOs any former employee) of the Company or any Subsidiary. Such term also includes for purposes other than ISOs any non-employee advisor, consultant or independent contractor to the Company or any Subsidiary, and any references to employment or termination of employment under this Plan shall be deemed to apply to such an advisor, consultant or independent contractor, for purposes of this Plan only, as if the services of such person constitute employment services.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Executive Officer" means an Officer or other employee or former employee of BellSouth or a Subsidiary who is subject to the reporting requirements of
Section 16(a) of the Exchange Act.

     "Fair Market Value" for any day means the average of the high and low daily sale prices of a Share on the New York Stock Exchange for that day or, if there are no sales on such day, for the most recent prior day on which a Share was sold on the New York Stock Exchange.

     "ISO" or "Incentive Stock Option" means an option granted under this Plan to purchase Shares which is intended by BellSouth to satisfy the requirements of Code Section 422.

     "NQSO" or "Non-Qualified Stock Option" means an option granted under this Plan to purchase Shares which is not intended by BellSouth to be treated as an ISO.

     "Officer" means any executive of the Company or any Subsidiary who is a member of the executive compensation group under BellSouth's compensation practices (but not necessarily an Executive Officer.)

     "Option" means an NQSO or ISO granted under this Plan.

     "Option Price" means the price determined in accordance with Section 6.4 which shall be paid to purchase one Share upon the exercise of an Option granted under this Plan.

     "Parent Corporation" means any corporation which is a parent of BellSouth within the meaning of Code Section 424(e).

     "Participant" means an Eligible Employee to whom an Award is made.

     "Performance Objective" means as described in Section 10.2 a performance objective specified in the Agreement for a Performance Share, or for any other Award which the Administrator determines to make subject to a performance objective, upon which the vesting or Settlement of such Award is conditioned.

     "Performance Period" means the period of time specified in an Agreement over which Performance Shares are to be earned.

     "Performance Share" means a bookkeeping entry that records the equivalent of one share awarded pursuant to Section 9.2 of this Plan.

     "Plan" means this BellSouth Corporation Stock Plan, as effective April 24, 1995 and as thereafter amended from time to time.

     "Prior Plan" means the BellSouth Corporation Stock Option Plan, the BellSouth Enterprises, Inc. Key Manager Incentive Compensation Plan, the BellSouth Executive Long Term Incentive Plan, the BellSouth Corporation Shareholder Return Cash Plan and the BellSouth Corporation Key Manager Shareholder Return Cash Plan, as applicable.

     "Restricted Period" means the period of time from the date of grant of a Restricted Share until the lapse of restrictions attached thereto under the terms of the applicable Agreement.

     "Restricted Share" means a Share which has been awarded to a Participant subject to restrictions under Section 8.1.

     "Rule 16b-3" means Rule 16b-3 of the Securities Exchange Commission under the Exchange Act.

     "SAR" or "Stock Appreciation Right" means the contractual right granted to a Participant pursuant to Section 7.1 to receive a payment upon the exercise of such right which reflects the appreciation in the Fair Market Value of the number of Shares for which such right was granted.

     "SAR Exercise Date" means the date on which the exercise of an SAR occurs under the related Agreement.

     "SAR Exercise Price" means the Fair Market Value of a Share on the SAR Exercise Date.

     "SAR Grant Price" means the price which would have been the Option Price for one Share if the SAR had been granted as an Option or, if the SAR is granted in tandem with an Option, the Option Price for the related Option.




     "Settlement Date" means (i) with respect to any Option that has been exercised in whole or in part, the date or dates upon which Shares are to be delivered to the Participant and the Option Price therefor paid, (ii) with respect to any SARs that have been exercised, the date or dates upon which a cash payment is to be made to the Participant, or in the case of SARs that are to be settled in Shares, the date or dates upon which such Shares are to be delivered to the Participant, (iii) with respect to Performance Shares, the date or dates upon which cash or Shares are to be delivered to the Participant, (iv) with respect to Dividend Equivalent Rights, the date upon which payment thereof is to be made, and (v) with respect to Stock Payments, the date upon which payment thereof is to be made, in each case, determined in accordance with the terms of this Plan and the Agreement under which any such Award was made.

     "Share" means a share of Stock.

     "Stock" means the $1.00 par value common stock of BellSouth.

     "Stock Payment" means payment of compensation in the form of Shares pursuant to Section 9.3.

     "Subsidiary" means (A), with respect to an Award other than an ISO, any corporation, joint venture or partnership in which BellSouth owns directly or indirectly (i) with respect to a corporation, stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a ten percent (10%) interest in the capital or profits of such joint venture or partnership, and (B) any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of BellSouth by reason of being in an unbroken chain of corporations (beginning with BellSouth) in which each corporation in the unbroken chain (except the last such corporation) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "Ten Percent Shareowner" means a person who owns (after taking into account the attribution rules of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of either BellSouth, or Subsidiary or a Parent Corporation.

2.2  REFERENCES.

     All pronouns are masculine, solely for ease of reading, and should be read as feminine where applicable. Unless the context clearly requires otherwise, the singular shall include the plural and the plural shall include the singular. All references to sections of the Code or other laws or regulations shall include amendments and successor provisions thereto unless otherwise specifically stated or clearly required by the context.


                      ARTICLE III.  SHARES SUBJECT TO PLAN

3.1  AGGREGATE LIMITS.

     The aggregate number of Shares with respect to which the grant of Awards other than Stock Payments may be made in any calendar year under this Plan shall not exceed one percent (1%) of the total number of Shares outstanding at the time of such grant. Within such total, the aggregate number of Shares with respect to which the grant of Performance Shares and Restricted Shares may be made in any calendar year under this Plan shall not exceed in combination two-tenths of one percent (.2%) of the total number of Shares outstanding at the time of grant. Furthermore, in no event shall ISOs with respect to more than one million (1,000,000) Shares be granted under this Plan. Finally, the aggregate number of Shares with respect to which the grant of Stock Payments may be made in any calendar year under this Plan shall not exceed one-tenth of one percent (.1%) of the total number of Shares outstanding at the time of grant.

3.2  INDIVIDUAL LIMITS.

     The number of Shares with respect to which the grant of Awards other than Stock Payments may be made to any Participant in any calendar year under this Plan shall not exceed one-tenth of one percent (.1%) of the total number of Shares outstanding at the end of 1994. Within such total, the number of Shares with respect to which the grant of each of Performance Shares, Restricted Shares and Dividend Equivalent Rights may be made to any Participant in any calendar year under this Plan shall not exceed in combination two-hundredths of one percent (.02%) of the total number of Shares outstanding at the end of 1994. Finally, the number of Shares with respect to which the grant of Stock Payments may be made to any Participant in any calendar year under this Plan shall not exceed one-hundredth of one percent (.01%) of the total number of Shares outstanding at the end of 1994.

3.3  APPLICATION OF LIMITS.

     No grant of an Award shall be made at any time during a calendar year to the extent the number of Shares subject to such Award and the number of Shares subject to Awards previously granted during such year (or during the life of the Plan in the case of ISOs) would exceed a limit in Section 3.1 or 3.2. The number of Shares subject to an Award shall be (i) the number of Shares subject to an Option or subject to a SAR that is not granted in tandem with an Option (including a SAR that can be settled in cash), (ii) the number of Shares subject to a grant of Restricted

Shares, (iii) the maximum number of Shares that could be issued upon Settlement of a grant of Performance Shares (or upon which a cash payment could be based) as determined under the Agreement for such grant and this Plan, (iv) the number of Shares with respect to which Dividend Equivalent Rights are granted, but excluding Shares subject to Dividend Equivalent Rights which are granted in tandem with another Award grant which otherwise does not provide for the payment of dividends to the Participant, and (v) the number of Shares that are paid as a Stock Payment.

3.4  ADJUSTMENTS.

     The limits in Sections 3.1 and 3.2 shall be adjusted as provided in Section
10.6. If any Shares subject to an Award are forfeited or such Award otherwise terminates, such number of Shares shall be available for new Awards under the Plan. In addition, Shares surrendered in payment of any exercise or purchase price or in payment of taxes relating to any such Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to be available for new Awards under the Plan for purposes of Section 3.1 only.

3.4  SHARES.

     BellSouth shall reserve from time to time Shares for use under this Plan, and such Shares shall be reserved to the extent BellSouth deems appropriate from authorized but unissued Shares and from Shares which have been reacquired by BellSouth.


                    ARTICLE IV.  EFFECTIVE DATE AND DURATION

4.1  EFFECTIVE DATE.

     The effective date of this Plan shall be April 24, 1995. This Plan will become effective only if approved by the shareholders of BellSouth on such date.

4.2  PRIOR PLAN.

     This Plan is a successor to each Prior Plan. No further grants of stock options, stock appreciation rights, performance shares, dividend equivalent rights, shareholders return cash units or other interests shall be made under the Prior Plans on or after April 24, 1995, subject to this Plan becoming effective. Options and stock appreciation rights, or performance share, dividend equivalent rights, shareholders return cash units or other outstanding interests under a Prior Plan shall continue to be governed by the terms of the Prior Plan.

4.3  DURATION.

     This Plan shall terminate on December 31, 2004, unless earlier terminated by the Board pursuant to Article XI. No Award shall be granted after the date this Plan terminates. The applicable terms of this Plan, and any terms and conditions applicable to Awards granted prior to such date, shall survive the termination of the Plan and continue to apply to such Awards.


                           ARTICLE V.  ADMINISTRATION

5.1  ADMINISTRATOR.

     The Plan shall be administered by the Committee with respect to Officers and Executive Officers and, subject to regulations and guidelines that may be established by the Committee, by the Company Administrator with respect to all other Eligible Employees. The Committee may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan. Subject to such rules, regulations or guidelines, the Company Administrator shall have the power to adopt rules, regulations and guidelines to permit it to administer the Plan with respect to Eligible Employees other than Officers and Executive Officers.

5.2  COMMITTEE RESPONSIBILITIES.

     The Committee shall consist of two or more disinterested directors of BellSouth, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards. All members of the Committee shall be fully protected by BellSouth, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.

5.3  ADMINISTRATOR RESPONSIBILITIES.

     The Administrator shall (a) determine the amount of all grants of Awards under this Plan, (b) determine the terms and conditions of grant Agreements and all election and other forms, which terms and conditions shall not be inconsistent with this Plan, (c) interpret the Plan, and (d) make all other decisions relating to the operation of the Plan. The Administrator may adopt such rules or guidelines as it deems are appropriate to implement the Plan. The Administrator's determinations under the Plan shall be final and binding on all persons.

5.4  DETERMINATIONS.

     All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participants, BellSouth and all other interested persons.


                              ARTICLE VI.  OPTIONS

6.1  GRANT.

     Subject to the terms and conditions of this Plan, the Administrator from time to time may grant such Options to such Eligible Employees to purchase Shares as the Administrator acting in its sole discretion deems are appropriate under the circumstances. Each grant of an Option shall be evidenced by an Agreement, and each Agreement shall incorporate such terms and conditions as the Administrator in its sole discretion deems are consistent with the terms of this Plan, including conditions on the exercise of such Option which relate to the employment of the Participant or the requirement that the Participant exchange a prior outstanding Option and/or SAR; provided, if the Administrator grants an ISO and NQSO to an Eligible Employee, the right of the Eligible Employee to exercise one such Option shall not be conditioned on his failure to exercise the other such Option. The Administrator may issue new Options equal to the number of Shares surrendered by a Participant upon exercise of a previously granted stock option.

6.2  SPECIAL RULES TO INCENTIVE STOCK OPTIONS.

     The grant of ISO's shall be subject to the following additional restrictions:

     a. ELIGIBLE INDIVIDUALS. Incentive Stock Options shall only be granted to an Eligible Employee who at the time of grant is a common law employee of BellSouth or a Subsidiary.

     b. TIME OF GRANT. No Incentive Option shall be granted pursuant to this Plan more than ten (10) years after the effective date of the Plan under Section 4.1.

     c. ANNUAL LIMIT. The aggregate Fair Market Value (determined at the time the ISO is granted) of the Shares with respect to which one or more ISOs are exercisable for the first time by a Participant during any calendar year under the Plan or with respect to which any incentive stock options described in
Section 422 of the Code are so first exercisable under any other stock plan of the Company or a Parent Corporation or any Subsidiary shall not exceed $100,000 or such other maximum amount permitted under Section 422 of the Code.

     d. OPTION TERM. The term of an ISO shall not exceed ten (10) years from the date of grant.

     f. TEN PERCENT SHAREHOLDER. If any Participant to whom an ISO is to be granted pursuant to the provisions of the Plan is, on the date of grant, a Ten Percent Shareholder, then the following special provisions shall be applicable to the ISO granted to such individual:

          (i) the Option Price of shares subject to such ISO shall not be less than 110% of Fair Market Value on the date of grant; and

          (ii) the Option shall not have a term in excess of (5) years from the date of grant.

Any Option purporting to constitute an ISO in violation of the restrictions in this Section 6.2 shall constitute a NQSO.

6.3  OTHER OPTIONS.

     The Administrator may establish rules with respect to, and may grant to Eligible Employees, Options which comply with any amendment to the Code providing for special tax benefits for stock options made after the effective date of this Plan, provided such rules otherwise are consistent with the terms of this Plan.

6.4  OPTION PRICE.

     The Option Price for each Share subject to an Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value of a Share on the date the Option is granted.

6.5  OPTION PERIOD.

     Each Option granted under this Plan shall be exercisable at such time or times as set forth in the related Agreement over the period which begins on the date such Option is granted, and each Option shall expire automatically on the earliest of (i) the date such Option is exercised in full, (ii) the date such Option expires in accordance with the terms of the related Agreement or (iii) the date such Option is forfeited or deemed to expire upon the exercise of any tandem SAR. An Agreement may provide for the exercise of an Option after the employment of an Eligible Employee has terminated for any reason whatsoever, including retirement, death or disability, but such provision shall have no force or effect whatsoever and shall be inoperative if the Administrator determines that such termination was for "cause" or was a result of misconduct in connection with his employment.

6.6  METHOD OF EXERCISE.


     An Option may be exercised by properly completing and actually delivering to BellSouth an exercise form prescribed by the Administrator for this purpose, together with payment in full of the Option Price for the Shares the Participant desires to purchase through such exercise in the manner specified in the exercise form. Payment may be made in the form of cash or Shares, or a combination of cash and Shares, or in the form of other property as determined by the Administrator. Any Shares which are tendered in payment shall be valued at their Fair Market Value on the Settlement Date.


                     ARTICLE VII.  STOCK APPRECIATION RIGHTS

7.1  GRANT.

     Subject to the terms and conditions of this Plan, the Administrator may grant a SAR to any Eligible Employee either (i) in tandem with the grant of an ISO, (ii) in tandem with the grant of an NQSO or (iii) independent of the grant of an ISO or NQSO. Each grant of a SAR which is in tandem with the grant of an ISO or an NQSO shall be evidenced by the same Agreement as the ISO or NQSO which is granted in tandem with such SAR and such SAR shall relate to the same number of Shares as such Option. Each SAR which is granted independent of an ISO or NQSO shall be evidenced by a separate Agreement which shall state the number of Shares to which such SAR shall relate and such other terms and conditions as the Administrator in its sole discretion deems are consistent with the terms of this Plan, including conditions on the exercise of such SAR which relate to the employment of the Participant or the requirement that the Participant exchange a prior outstanding Option and/or SAR.

7.2  PAYMENT AT EXERCISE.

     Upon the settlement of a SAR in accordance with the terms of the related Agreement, the Participant shall (subject to the terms and conditions of this Plan and such Agreement) receive a payment equal to the excess, if any, of the SAR Exercise Price for the number of Shares of the SAR being exercised at that time over the SAR Grant Price for such Shares. Such payment may be made in whole Shares or in cash, or partially in Shares and partially in cash, as determined under the SAR Agreement. If payment is made in whole or in part in Shares, such Shares shall be valued for this purpose at the SAR Exercise Price on the date the SAR is exercised, and any payment in Shares which calls for a payment in a fractional Share automatically shall be paid in cash based on such valuation.

7.3  SPECIAL TERMS AND CONDITIONS.

     Each Agreement which evidences the grant of a SAR shall incorporate such terms and conditions as the Administrator in its absolute discretion deems are consistent with the terms of this Plan and the Agreement for the ISOs and NQSOs, if any, granted in tandem with such SAR except that (i) if a SAR is granted in tandem with an ISO or a NQSO, the SAR shall be exercisable only when the related ISO or NQSO is exercisable and (ii) the Participant's right to exercise a SAR granted in tandem with an ISO or NQSO shall be forfeited to the extent that he exercises the related ISO or NQSO and his right to exercise the ISO or NQSO shall be forfeited to the extent he exercises the related SAR, but any such forfeiture shall not count as a forfeiture for purposes of making the Shares subject to such Option or SAR again available for use under Article III.


                        ARTICLE VIII.  RESTRICTED SHARES

8.1  GRANT.

     Subject to the terms and conditions of this Plan, the Administrator may grant Restricted Shares to any Eligible Employee as provided in this Article
VIII. Each grant of Restricted Shares shall be evidenced by an Agreement which shall state such terms and conditions as the Administrator deems are consistent with the terms of this Plan.

8.2  RESTRICTIONS.

     Restricted Shares shall be subject to such conditions and restrictions as the Administrator shall determined and specify in the related Agreement, which may include, but are not limited to, continued employment with BellSouth or a Subsidiary and achievement of Performance Objectives, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator may determine and so specify. Except to the extent restricted under the terms of the Plan and the Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

8.3  FORFEITURE.

     If a Participant fails to meet the terms and conditions of the Agreement for such Restricted Shares during the Restricted Period, Restricted Shares still subject to restrictions shall be forfeited, and all rights of the Participant to such Shares shall terminate without further obligation on the part of BellSouth. An Agreement may provide that the Restricted Period will end upon the retirement, death or disability of a Participant while an employee or upon such other event or events as the Administrator shall determine or may otherwise provide that such an event will not result in forfeiture of the Restricted Shares.

8.4  CERTIFICATES FOR SHARES.

     Restricted Shares granted under the Plan may be evidenced in such manner as the Administrator shall determine. The Administrator may place a legend on the Share certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the Share certificates, together with duly endorsed stock powers, in the custody of BellSouth or its transfer agent or to maintain evidence of Share ownership, together with duly endorsed stock powers, in a certificateless book-entry account with BellSouth's transfer agent.

8.5  ADJUSTMENTS.

     Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or pursuant to an adjustment under
Section 10.6, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.


                         ARTICLE IX.  OTHER STOCK RIGHTS

9.1  GRANT.

     Subject to the terms and conditions of this Plan, the Administrator may grant Performance Shares, Stock Payments or Dividend Equivalent Rights as provided in this Article IX. A grant of Performance Shares and Dividend Equivalent Rights shall be evidenced by an Agreement, and a grant of Stock Payments may be evidenced by an Agreement, which Agreement shall contain such terms and conditions as the Administrator deems are consistent with the terms of this Plan.

9.2  PERFORMANCE SHARES.

     Performance Shares shall become payable to a Participant based upon the achievement of specified Performance Objectives and upon such other terms and conditions as the Administrator may determine and specify in the Agreement evidencing such Performance Shares. Each grant shall satisfy the conditions for performance-based Awards under Section 10.2. A grant may provide for the forfeiture of Performance Shares in the event of termination of employment or other events, subject to exceptions for death, disability, retirement or other events, all as the Administrator may determine and specify in the Agreement for such grant. Payment may be made at such time and in such form, either cash or Shares, or a combination thereof, as the Administrator shall determine and specify in the Agreement.

9.3  STOCK PAYMENTS.

     The Administrator may grant Stock Payments to an Eligible Employee as a bonus or additional compensation or in lieu of the obligation of the Company or a Subsidiary to pay cash compensation under other compensatory arrangements, with or without the election of the Eligible Employee. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Payment upon the Participant becoming holder of record of such Shares; provided, however, the Plan Administrator may impose such restrictions on the assignment or transfer of such Shares as it are appropriate and specifies in an Agreement for such Stock Payment. A Stock Payment shall be subject to such other terms as the Administrator deems are consistent with the terms of this Plan and specifies in any Agreement for such Stock Payment.

9.4  DIVIDEND EQUIVALENT RIGHTS.

     The Plan Administrator may grant Dividend Equivalent Rights in tandem with the grant of Options, SARs, or Performance Shares that otherwise do not provide for the payment of dividends on the Shares subject to such Awards for the period of time to which such Dividend Equivalent Rights apply, or may grant Dividend Equivalent Rights that are independent of any such Award. A Dividend Equivalent Right granted in tandem with another Award may be evidenced by the Agreement for such other Award; otherwise, a Dividend Equivalent Right shall be evidenced by a separate Agreement. Payment may be made in cash or Shares, or a combination thereof, may be immediate or deferred, and may be subject to such employment, Performance Objectives or other conditions as the Administrator may determine and specify in the Agreement for such Dividend Equivalent Rights. The total payment attributable to a Share subject to a Dividend Equivalent Right shall not exceed one hundred percent (100%) of the equivalent dividends payable with respect to a Share during the term of such Dividend Equivalent Right, taking into account any assumed reinvestment (including assumed reinvestment in Shares) or interest earnings on such equivalent dividends as determined under the Agreement in the case of deferred payment, provided that such percentage may increase to a maximum of two hundred percent (200%) if the Dividend Equivalent Right is subject to a Performance Objective as described in Section 10.2.

               ARTICLE X.  SPECIAL PROVISIONS APPLICABLE TO AWARDS

10.1 RULE 16B-3 COMPLIANCE.

     (a) SIX-MONTH HOLDING PERIOD. Unless a Participant could otherwise exercise a derivative security or dispose of Shares delivered upon exercise of a derivative security granted under the Plan without incurring liability under
Section 16(b) of the Exchange Act, (i) Shares delivered under the Plan other than upon exercise or conversion of a derivative security granted under the Plan shall be held for at least six months from the date of acquisition, and (ii), with respect to a derivative security granted under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

     (b) REFORMATION TO COMPLY WITH EXCHANGE ACT RULES. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) under the Exchange Act in connection with any grant of Awards to, or other transaction by, a Participant who is subject to
Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules). Accordingly, if any provision of this Plan or any Agreement relating to an Award does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

10.2 PERFORMANCE-BASED AWARDS.

     (a) GENERAL. Each Agreement for the grant of Performance Shares shall specify the number of Performance Shares subject to such Agreement, the Performance Period and the Performance Objective, and each Agreement for the grant of any other Award that the Administrator determines to make subject to a Performance Objective similarly shall specify the applicable number of Shares, the period for measuring performance and the Performance Objective. Each Agreement for a performance-based grant shall specify in respect of a Performance Objective the minimum level of performance below which no payment will be made, shall describe the method for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the Performance Objective, and shall specify the maximum percentage payout under the Agreement. Such maximum percentage in no event shall exceed one hundred percent (100%) in the case of performance-based Restricted Shares and two hundred percent (200%) in the case of Performance Shares or performance-based Dividend Equivalent Rights.

     (b) PERFORMANCE OBJECTIVE. The Administrator shall determine and specify the Performance Objective in the Agreement for a Performance Share or for any other performance-based Award, which Performance Objective shall consist of (i) one or more business criteria, including (except as limited under Section 10.2(c) below for Awards to Covered Employees) financial, service level and individual performance criteria, and (ii) a targeted level or levels of performance with respect to such criteria. Performance Objectives may differ between Participants and between types of Awards and from year to year.

     (c) ADDITIONAL RULES APPLICABLE TO COVERED EMPLOYEES. The Performance Objective for Performance Shares and any other performance-based Award granted to a Covered Employee shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code and shall be based upon the business criterion of total BellSouth shareholder return as measured against total shareholder return of a peer group of companies determined by the Committee. Achievement of this Performance Objective shall be measured over a period of years not to exceed ten as specified by the Committee in the Agreement for the performance-based Award. No business criterion other than that named above in this Section 10.2(c) may be used in establishing the performance objective for an Award to a Covered Employee under this Section 10.2. For each such Award relating to a Covered Employee, the Committee shall establish the targeted level or levels of performance for such business criterion. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award under this Section 10.2(c), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of Performance Objectives under this Section 10.2(c) shall be made in writing. The Committee may not delegate any responsibility under this Section 10.2(c).

     (d) INTENT WITH REGARD TO CODE SECTION 162(M).    It is the intent of
BellSouth that, unless otherwise determined by the Committee, Options, SARs, and Awards subject to Performance Objectives specified under this Section 10.2, granted under the Plan to persons who are Covered Employees, shall constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award agreement relating to such an Award granted to a Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder (including Proposed Regulation 1.162-27 unless and to the extent it is superseded by an interim or final regulation), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable to a Covered Employee in connection with any such Award upon attainment of the Performance Objectives.

10.3 CHANGE OF CONTROL.

     The Administrator shall have the right in its sole discretion to include with respect to any Award granted to a Participant under this Plan provisions accelerating the vesting or Settlement of such Award upon a Change of Control, subject to the restrictions on dispositions of equity securities set forth in Sections 10.1(a) and 12.1. Such acceleration rights may be included as part of the Agreement for such Award or may be included at any time after the Award has been granted to the Participant. Such acceleration rights may include, or be made subject to, such restrictions as the Administrator may deem are appropriate to avoid or ameliorate the federal income tax impact of excess parachute payments as defined in Section 280G(b) of the Code.

10.4 TRANSFERABILITY DURING LIFETIME.

     During the lifetime of a Participant to whom an Award is granted, only the Participant (or such Participant's legal representative) may exercise or receive payment of an Award; provided, however, that the Administrator may permit transfers of NQSOs and SARs for estate planning purposes if and to the extent such transfers do not cause a Participant subject to Section 16 of the Exchange Act who then or thereafter has transactions with respect to such Option or SAR to lose the benefit of the exemption under Rule 16b-3 for such transactions or violate other rules or regulations of the Securities and Exchange Commission or the Internal Revenue Service or materially increase the cost of BellSouth's compliance with such rules or regulations. No Award (other than unrestricted Stock Payments upon receipt) may be sold, assigned, transferred (except as provided in the sentence above), exchanged, or otherwise encumbered or made subject to any creditor's process, whether voluntary, involuntary or by operation of law, and any attempt to do so shall be of no effect.

10.5 TRANSFERS TO DEATH BENEFICIARY.

     In the event of a Participant's death, all of such person's outstanding Awards, including his or her rights to receive any accrued but unpaid Stock Payments, will transfer to the maximum extent permitted by law to such person's Beneficiary (except to the extent a permitted transfer of a NQSO or SAR previously was made pursuant to Section 10.4.) Each Participant may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of this Plan. Each designation shall be on a form prescribed by the Administrator, will be effective only when delivered to BellSouth, and when effective will revoke all prior designations by the Participant. If a Participant dies with no such beneficiary designation in effect, such person's Beneficiary shall be his or her estate and such person's Awards will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

10.6 ADJUSTMENTS.

     In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under this Plan, then the Administrator, in such manner as it may deem equitable, shall adjust any or all of (i) the number and kind of shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number and kind of shares with respect to which Awards may be granted as set forth in Article III, and (iv) the exercise price, grant price, or purchase price relating to any Award, or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. Any such adjustment made by the Administrator, including any cancellation of an outstanding Award made as part of such adjustment, will be final and binding.


                     ARTICLE XI.  AMENDMENTS AND TERMINATION

     The Board shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, that following the approval of the Plan by BellSouth shareholders, this Plan may not be amended without further approval by shareholders with respect to the amount, timing, Option Price or method for determining Fair Market Value of Shares, and related provisions with respect to tandem SARs, or in any way to (a) extend the maximum life of the Plan under
Section 4.3,(b) change the class of persons eligible for Awards or to otherwise materially modify (within the meaning of Rule 16b-3) the requirements as to eligibility for participation in this Plan, or (c) otherwise materially increase (within the meaning of Rule 16b-3 of the Exchange Act) the benefits accruing under this Plan. No enactment, modification, suspension or termination of the Plan shall alter or impair any Awards previously granted under this Plan without the consent of the holder thereof, unless otherwise required by law. It is conclusively presumed for this purpose that any adjustment for changes in capitalization pursuant to Section 10.6 of this Plan does not affect any right of the holder of an Award.

Notwithstanding approval by shareholders, the Board may amend this Plan without further shareholder approval to add provisions required or enabled by changes to Rule 16b-3.


                        ARTICLE XII.  GENERAL PROVISIONS

12.1 STOCK RESTRICTIONS.

     BellSouth shall have the right under this Plan to restrict or otherwise delay the issuance of any Shares purchased or paid under this Plan until the requirements of any applicable laws or regulations and any stock exchange requirements have been in BellSouth's judgment satisfied in full. Furthermore, any Shares which are issued as a result of purchases or payments made under this Plan shall be issued subject to such restrictions and conditions on any resale and any other disposition as BellSouth shall deem necessary or desirable under any applicable laws or regulations or in light of any stock exchange requirements.

12.2 TERM OF SERVICE.

     The granting of an Award to a Participant under this Plan shall not obligate BellSouth to provide that Participant upon the termination of his or her employment with any benefit whatsoever except as provided under the terms and conditions of that Award or obligate the Participant to remain an employee.


12.3 NO SHAREHOLDER RIGHTS.

     No Award shall confer on any Participant, or anyone claiming on his behalf, any of the rights of a shareholder of BellSouth unless and until Shares are duly issued or transferred on the books of BellSouth in accordance with the terms and conditions of the Award.

12.4 UNFUNDED PLAN.

     This Plan shall be unfunded and BellSouth shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither BellSouth, its affiliates, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between any such party and a Participant or anyone claiming on his or her behalf. To the extent a Participant or any other person acquires a right to receive payment pursuant to an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of BellSouth.

12.5 TAXES.

     BellSouth or any Subsidiary shall withhold from any payment of cash or Shares to a Participant or other person under this Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment. BellSouth or any Subsidiary shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by BellSouth or any Subsidiary to meet any tax reporting obligation before making any payment pursuant to an Award.

12.6 BINDING EFFECT.

     The provisions of this Plan, and any applicable Agreement, election, Beneficiary designation or other related document, shall be binding upon each Participant and any of his Beneficiaries, transferees, heirs, assignees, distributees, executors, administrators, personal representatives or any other person claiming any rights under this Plan. Any such person claiming any rights under this Plan shall be subject to the terms and conditions of this Plan and all such documents and such other terms and conditions, not inconsistent with this Plan, as the Administrator may impose pursuant to Article V.

12.7 CHOICE OF LAW AND VENUE.

     This Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Georgia (except to the extent provisions of federal law may be applicable.) Acceptance of an Award shall be deemed to constitute consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia for all purposes in connection with any suit, action, or other proceeding relating to such Award, including the enforcement of any rights under this Plan or any Agreement or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

                             BELLSOUTH CORPORATION
                        NON-EMPLOYEE DIRECTOR STOCK PLAN
                            EFFECTIVE APRIL 24, 1995


                               ARTICLE I.  PURPOSE

     The purpose of this Plan is to promote the interest of BellSouth by granting Options and Stock Appreciation Rights to Non-Employee Directors, and providing Non-Employee Directors an election to receive compensation in the form of Stock Payments, in order

     (1)  to attract and retain Non-Employee Directors,

     (2) to provide Non-Employee Directors with long term financial incentives to increase the value of BellSouth, and

     (3) to provide each Non-Employee Director with a stake in the future of BellSouth which corresponds to the stake of each of BellSouth's shareowners.

Only Non-Employee Directors shall be eligible for Awards under this Plan.


                            ARTICLE II.  DEFINITIONS

2.1  DEFINITIONS.

     Each term set forth in this Article II shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

     "Additional Option" means an Option granted to a Non-Employee Director pursuant to Section 6.2 based upon his or her level of Stock ownership.

     "Agreement" means the written agreement which sets forth the Option Price, grant date, expiration date, and number of Shares with respect to an Option and an SAR granted in tandem with such Option to a Non-Employee Director under this Plan and which contains such other terms and conditions not inconsistent with this Plan as the Committee determines are appropriate.

     "Award" means an Option, SAR or Stock Payment.

     "BellSouth" means BellSouth Corporation, a Georgia corporation.

     "Basic Option" means an Option granted to a Non-Employee Director pursuant to Section 6.1.

     "Beneficiary" means the person entitled to receive any payments or exercise any rights following the death of a Non-Employee Director as determined pursuant to Section 9.2.

     "Board" means the Board of Directors of BellSouth.

     "Change in Control" means the occurrence of either of the following: (i) any "person" (as such term is used in Section 13(c) and 14(d) of the Exchange
Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of BellSouth or a corporation owned directly or indirectly by the shareholders of BellSouth in substantially the same proportions as their ownership of stock of BellSouth, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BellSouth representing 20% or more of the total voting power represented by BellSouth's then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by BellSouth's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the Nominating and Compensation Committee of the Board, or any successor committee which administers this Plan as provided in Article V.

     "Compensation" means all cash compensation payable to a Non-Employee Director for service to BellSouth as a director, other than reimbursement for expenses, including retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Fair Market Value" for any day means the average of the high and low daily sale prices of a Share on the New York Stock Exchange for that day or, if there are no sales on such day, for the most recent prior day on which a Share was sold on the New York Stock Exchange.

     "Non-Employee Director" means a member of the Board who is not an officer or employee of BellSouth or its affiliates.

     "Option" means an option granted under this Plan to purchase Stock, which shall constitute a nonqualified or nonstatutory stock option and not an incentive stock option satisfying the requirements of Code section 422.

     "Option Price" means the price determined in accordance with Section 6.3 which shall be paid to purchase one Share upon the exercise of an Option granted under this Plan.

     "Plan" means this BellSouth Corporation Non-Employee Director Stock Plan as effective April 24, 1995 and as thereafter amended from time to time.

     "Prior Plan" means the BellSouth Corporation Non-Employee Director Stock Option Plan.

     "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act, as from time to time in effect (including its successor).

     "SAR" or "Stock Appreciation Right" means the contractual right granted to a Non-Employee Director to receive a payment upon the exercise of such right which reflects the appreciation in the Fair Market Value of the number of Shares for which such right was granted.

     "SAR Exercise Date" means the date on which the exercise of an SAR occurs under the related Agreement.

     "SAR Exercise Price" means the Fair Market Value of a Share on the SAR Exercise Date.

     "SAR Grant Price" means the Option Price for the related Option.

     "Share" means a share of Stock.

     "Stock" means the $1.00 par value common stock of BellSouth.

     "Stock Payment" means payment of Compensation in the form of Shares at the election of a Non-Employee Director pursuant to Article VIII.

2.2  GENDER AND NUMBER.

     All pronouns are masculine, solely for ease of reading, and should be read as feminine where applicable. Unless the context clearly requires otherwise, the singular shall include the plural and the plural shall include the singular.

                      ARTICLE III.  SHARES SUBJECT TO PLAN

     The aggregate number of Shares with respect to which the grant of Options, including Options in tandem with SARs, (collectively referred to as "Grants" in this Article III) may be made shall be 300,000. Any Shares subject to a Grant after the exchange, cancellation, forfeiture or expiration of such Grant thereafter shall again become available for use under this Article III as if such Shares had never been subject to a Grant. The aggregate number of Shares with respect to which Stock Payments may be made shall be 175,000. The limitations of this Article III shall be subject to adjustment pursuant to
Article X. BellSouth shall reserve from time to time Shares for use under this Plan, and such Shares shall be reserved to the extent BellSouth deems appropriate from authorized but unissued Shares and from Shares which have been reacquired by BellSouth.


                    ARTICLE IV.  EFFECTIVE DATE AND DURATION

4.1  EFFECTIVE DATE.

     The effective date of this Plan shall be April 24, 1995. This Plan will become effective only if approved by the shareholders of BellSouth on such date.

4.2  PRIOR PLAN.

     This Plan is a successor to the Prior Plan. No further grants of stock options or stock appreciation rights shall be made under the Prior Plan beginning on April 24, 1995, subject to this Plan becoming effective. Options and stock appreciation rights outstanding under the Prior Plan shall continue to be governed by the terms of the Prior Plan.

4.3  DURATION.

     This Plan shall terminate on December 31, 2004, unless earlier terminated by the Board pursuant to Article XI. No Option or SAR shall be granted, and no Stock Payment shall be made, after the date this Plan terminates. The applicable terms of this Plan, and any terms and conditions as applicable to Options or SARs granted prior to such date, shall survive the termination of the Plan and continue to apply to such Option and SARs.

                           ARTICLE V.  ADMINISTRATION

5.1  COMMITTEE.

     The Plan shall be administered by the Committee. The Committee shall consist of two or more disinterested directors of BellSouth, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3. A Non-Employee Director shall not fail to be "disinterested" solely because he or she receives an Option or SAR grant or makes an election to receive Stock Payments described in Section 8.1.

5.2  COMMITTEE RESPONSIBILITIES.

     The Committee shall (a) make all grants of Options and SARs as provided in this Plan, (b) determine the terms and conditions of grant Agreements, Stock Payment elections under Article VIII and all other election and other forms, which terms and conditions shall not be inconsistent with this Plan, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons. Notwithstanding the foregoing, the Committee shall not be deemed to possess such administrative or discretionary duties or powers as would disqualify this Plan from being a formula plan under Rule 16b-3.


5.3  DETERMINATIONS.

     All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Non-Employee Directors, BellSouth and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards. All members of the Committee shall be fully protected by BellSouth, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.

                              ARTICLE VI.  OPTIONS

6.1  GRANT OF BASIC OPTIONS.

     On the date of each BellSouth annual shareholders' meeting, beginning with and including the 1995 annual shareholders' meeting, each individual who is at that time serving as a Non-Employee Director, whether or not such individual is first elected as a Board member at that meeting or whether or not such individual is standing for re-election as a Board member at that meeting, shall automatically be granted an Option to purchase 1,000 Shares. Each grant of such an Option, referred to in this Plan as a Basic Option, will include the grant of a tandem SAR as provided in Article VII and will be evidenced by an Agreement which shall reflect the terms and conditions of Options and tandem SARs as provided in this Plan and such additional terms and conditions, not inconsistent with this Plan, as are determined by the Committee.

6.2  GRANT OF ADDITIONAL OPTIONS.

     (a) Each Non-Employee Director who receives a grant of a Basic Option under Section 6.1 on the date of an annual shareholders' meeting shall be granted an Additional Option on such date if (i) the number of Shares owned by such Non-Employee Director (as determined under paragraph (b) below) as of the immediately preceding December 31 exceeds (ii) the sum of (A) the number of Shares determined by dividing five times the amount of the annual retainer for Board members in effect on such December 31 by the representative Share price on such December 31 (as determined under paragraph (c) below) and (B) the number of Shares subject to Additional Options previously granted to such Non-Employee Director under this Section 6.2 (whether or not any such previously granted Additional Option has been exercised or has expired). Such Additional Option shall be for the number of Shares equal to one-half (rounded to the next highest whole number) of the number by which (i) exceeds (ii) above, limited to a maximum annual grant of 1,000 Shares. Each grant of such an Additional Option will include the grant of a tandem SAR as provided in Article VII and will be evidenced by an Agreement which shall reflect the terms and conditions of Options and tandem SARs as provided in this Plan and such additional terms and conditions, not inconsistent with this Plan, as are determined by the Committee.

     (b) For purposes of this Section 6.2 only, a Non-Employee Director shall be deemed to "own" the number of Shares equal to the sum of (i) those Shares, whether registered in the owner's name or in nominee name, which (A) are owned by the Non-Employee Director or his spouse (or jointly) or (B) are owned by a trust with respect to which the Non-Employee Director or his spouse (or both) contributed the Shares (or the money or other property used by the trustee to purchase the Shares) and also holds the power to vote and dispose of the Shares, and (ii) the number of stock units (I.E., bookkeeping units which reflect the price changes and dividends on a Share) credited to the Non-Employee Director pursuant to any deferred compensation plan maintained by BellSouth.

     (c) For purposes of this Section 6.2 only, the representative price of a Share on any December 31 will equal the average of the Fair Market Value of a Share for the last five trading days on the New York Stock Exchange for the year ending that December 31 and the first five such trading days in the next succeeding year.

6.3  OPTION PRICE; FORM OF PAYMENT.

     The Option Price for each Share subject to an Option shall be the greater of (i) the par value of a Share or (ii) the Fair Market Value of a Share on the date the Option is granted.

6.4  DATE EXERCISABLE.

     An Option shall become exercisable on the first anniversary of the Grant Date; provided, however, in the event that, prior to such first anniversary, (A) the Non-Employee Director terminates his service on the Board by reason of (i) death, (ii) disability, or (iii) retirement (which shall mean termination of service on the Board after the Non-Employee Director has attained age 55 and completed at least 5 years of service as a director on the Board), or (B) a Change in Control shall occur, then an Option shall become immediately exercisable upon the occurrence of such event or, if later, the expiration of the six-month period following the Grant Date. Subject to the foregoing, an Option shall be exercisable at any time in whole or in part (but if in part, in an amount equal to at least 100 Shares or, if less, the number of Shares remaining to be exercised under the Option) on any business day of BellSouth before the date such Option expires under Section 6.5.


6.5  EXPIRATION.

     An Option shall expire on the earlier of

          (a) the first date on or after the Grant Date and prior to a Change in Control on which the Non-Employee Director (i) resigns from or is not re-elected to the Board prior to being eligible for retirement under clause B(iii) of Section 6.4; (ii) resigns for the purpose of accepting, or retires and subsequently accepts, a directorship or employment, or becomes associated with, employed by or renders service to, or owns an interest in (other than as a shareholder with a less than 5% interest in a publicly traded company) any business that is competitive with any BellSouth company or with any other business in which any of the BellSouth companies have a substantial direct or indirect interest; or (iii) resigns as a result of an interest or affiliation which would prohibit continued service as a director;

          (b) the date the Option (or a tandem SAR) has been exercised in full; or

          (c) one day after the expiration of the 10-year period which begins on the Option Grant Date or, in the case of a Non-Employee Director who dies within six months prior to such day, the last day of the 6-month period which begins on the date of the Non-Employee Director's death.

6.6  METHOD OF EXERCISE.

     An Option may be exercised by properly completing and actually delivering to BellSouth an exercise form prescribed by the Committee for this purpose, together with payment in full of the Option Price for the shares of Stock the Non-Employee Director desires to purchase through such exercise in the manner specified in the exercise form. Payment may be made in the form of cash or shares of Stock, or a combination of cash and shares of stock. Any shares of Stock which are tendered shall be valued at their Fair Market Value on the date as of which the exercise is effective.


                     ARTICLE VII.  STOCK APPRECIATION RIGHTS

7.1  GRANT OF SARS.

     SARs shall be granted to Non-Employee Directors in tandem with the grant of Basic Options and Additional Options. Each such grant shall be evidenced by the same Agreement as the Option which is granted in tandem with such SAR and such SAR shall relate to the same number of Shares as such Option. An SAR shall be exercisable only if and to the extent the tandem Option is exercisable.

7.2  PAYMENT AT EXERCISE.

     An SAR may be exercised by properly completing and actually delivering to BellSouth an exercise form prescribed by the Committee for this purpose. Upon the exercise of an SAR the Non-Employee Director shall receive a payment equal to the excess, if any, of the SAR Exercise Price for the number of Shares of the SAR being exercised at that time over the SAR Grant Price for such Shares. Such payment shall be made in whole Shares. Such Shares shall be valued for this purpose at the SAR Exercise Price on the date the SAR is exercised, and any payment for a fractional Share automatically shall be paid in cash based on such valuation.

7.3  SPECIAL TERMS AND CONDITIONS.

     An SAR shall be exercisable only when the tandem Option is exercisable.
The Non-Employee Director's right to exercise an SAR shall be forfeited to the extent that he exercises the tandem Option and the right to exercise the tandem Option shall be forfeited to the extent he exercises the tandem SAR, but any such forfeiture shall not count as a forfeiture for purposes of making the Shares subject to such Option and SAR again available for use under Article III.


                          ARTICLE VIII.  STOCK PAYMENTS

8.1  ELECTION TO RECEIVE STOCK PAYMENTS.

     Each Non-Employee Director may elect to receive all or fifty percent of his or her Compensation in the form of Stock Payments. Any such election, or any modification or termination of such an election, shall be filed with BellSouth on a form prescribed by the Committee for this purpose. Any such election, or any modification or termination thereof, shall apply only to annual retainers, meeting fees or other elements of Compensation payable at least six months after such form is received by BellSouth.

8.2  STOCK PAYMENTS.

     During such time as an election by a Non-Employee Director to receive Stock Payments in lieu of cash compensation is effective, BellSouth shall issue Shares to such director for each date any retainer or meeting fee or other element of Compensation otherwise is due and payable equal to the percent of such Compensation elected to be paid in the form of Stock Payments based upon Fair Market Value for such date. Certificates evidencing such whole Shares shall be delivered promptly following such date. Any payment for a fractional Share automatically shall be paid in cash.


                          ARTICLE IX.  TRANSFERABILITY

9.1  TRANSFERABILITY DURING LIFETIME.

     During the lifetime of a Non-Employee Director to whom an Award is granted, only the Non-Employee Director (or such Non-Employee Director's legal representative) may exercise an Option or tandem SAR or receive payments of Stock Awards. No Award (other than Stock Payments upon receipt) may be sold, assigned, transferred, exchanged, or otherwise encumbered or made subject to any creditor's process, whether voluntary, involuntary or by operation of law, and any attempt to do so shall be of no effect.

9.2  TRANSFERS TO DEATH BENEFICIARY.

     In the event of a Non-Employee Director's death, all of such person's outstanding Options and tandem SARs and his or her rights to receive any accrued but unpaid Stock Payments will transfer to the maximum extent permitted by law to such person's Beneficiary. Each Non-Employee Director may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of this Plan. Each designation shall be on a form prescribed by the Committee, will be effective only when delivered to BellSouth and when effective will revoke all prior designations by the Non-Employee Director. If a Non-Employee Director dies with no such beneficiary designation in effect, such person's Beneficiary shall be his or her estate and such person's Awards will be transferable by will or pursuant to laws of descent and distribution applicable to such person.


                             ARTICLE X.  ADJUSTMENTS

     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Non-Employee Directors under this Plan, then the Committee, in such manner as it may deem equitable, shall adjust any or all of (i) the number and kind of shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number and kind of shares with respect to which Awards may be granted as set forth in Article III, and (iv) the exercise price, grant price, or purchase price relating to any Award, or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. Any such adjustment made by the Committee, including any cancellation of an outstanding Award made as part of such adjustment, will be final and binding.

                     ARTICLE XI.  AMENDMENTS AND TERMINATION

     The Board shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided that, following the approval of the Plan by BellSouth shareholders, (i) this Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder and (ii), except with the further approval of shareholders, this Plan may not be amended with respect to the amount, timing, Option Price or method for determining Fair Market Value of Shares, and related provisions with respect to tandem SARs, or in any way to (a) extend the maximum life of the Plan under Section 4.3,(b) change the class of persons eligible for Awards or to otherwise materially modify (within the meaning of Rule 16b-3 of the Exchange Act) the requirements as to eligibility for participation in this Plan, or (c) otherwise materially increase (within the meaning of Rule 16b-3 of the Exchange Act) the benefits accruing under this Plan. No enactment, modification, suspension or termination of the Plan shall alter or impair any Awards previously granted under this Plan without the consent of the holder thereof, unless otherwise required by law. It is conclusively presumed for this purpose that any adjustment for changes in capitalization pursuant to Article X of this Plan does not affect any right of the holder of an Award. Notwithstanding approval by shareholders, the Board may amend this Plan without further shareholder approval to add provisions required or enabled by changes to Rule 16b-3.


                        ARTICLE XII.  GENERAL PROVISIONS

12.1 STOCK RESTRICTIONS.

     BellSouth shall have the right under this Plan to restrict or otherwise delay the issuance of any Shares purchased or paid under this Plan until the requirements of any applicable laws or regulations and any stock exchange requirements have been in BellSouth's judgment satisfied in full. Furthermore, any Shares which are issued as a result of purchases or payments made under this Plan shall be issued subject to such restrictions and conditions on any resale and any other disposition as BellSouth shall deem necessary or desirable under any applicable laws or regulations or in light of any stock exchange requirements.

12.2 TERM OF SERVICE.

     The granting of an Award to a Non-Employee Director under this Plan shall not obligate BellSouth to provide that Non-Employee Director upon the termination of his or her service on the Board with any benefit whatsoever except as provided under the terms and conditions of that Award or obligate the Non-Employee Director to remain a member of the Board.

12.3 NO SHAREHOLDER RIGHTS.

     No Award shall confer on any Non-Employee Director, or anyone claiming on his behalf, any of the rights of a stockholder of BellSouth unless and until Shares are duly issued or transferred on the books of BellSouth in accordance with the terms and conditions of the Award.

12.4 UNFUNDED PLAN.

     This Plan shall be unfunded and BellSouth shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither BellSouth, its affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between any such party and a Non-Employee Director or anyone claiming on his or her behalf. To the extent a Non-Employee Director or any other person acquires a right to receive payment pursuant to an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of BellSouth.

12.5 TAXES.

     BellSouth shall withhold from any payment of cash or Shares to a Non-Employee Director or other person under this Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment. BellSouth shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by BellSouth to meet any tax reporting obligation before making any payment pursuant to an Award.

12.6 BINDING EFFECT.

     The provisions of this Plan, and any applicable Agreement, election, Beneficiary designation or other related document, shall be binding upon each Non-Employee Director and any of his Beneficiaries, transferees, heirs, assignees, distributees, executors, administrators, personal representatives or any other person claiming any rights under this Plan. Any such person claiming any rights under this Plan shall be subject to the terms and conditions of this Plan and all such documents and such other terms and conditions, not inconsistent with this Plan, as the Committee may impose pursuant to Article V.

12.7 CHOICE OF LAW AND VENUE.

     This Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Georgia (except to the extent provisions of federal law may be applicable.) Acceptance of an Award shall be deemed to constitute consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia for all purposes in connection with any suit, action, or other proceeding relating to such Award, including the enforcement of any rights under this Plan or any Agreement or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 24, 1995.

The undersigned hereby appoints John L. Clendenin, Armando M. Codina, and Marshall M. Criser, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:00 A.M. EDT, April 24, 1995 at the Galleria Centre, Ballroom A, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

YOUR VOTE FOR THE ELECTION OF DIRECTORS FOR THE TERMS SET FORTH IN THE PROXY STATEMENT MAY BE INDICATED ON THE REVERSE SIDE OF THIS CARD. NOMINEES ARE JAMES H. BLANCHARD, ARMANDO M. CODINA, ROBIN B. SMITH AND J. TYLEE WILSON.

This card also provides voting instructions for shares held in the BellSouth Shareholder Dividend Reinvestment and Stock Purchase Plan and, if registrations are identical, shares held in the various employee benefit plans.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE TO P.O. BOX 24863, NEW YORK, NEW YORK 10242-4863, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

- -------------------------------------------------------------------------
Detach here.

BELLSOUTH'S ANNUAL MEETING OF SHAREHOLDERS

                                   [MAP]

MONDAY APRIL 24, 1995

9:00 A.M.

DIRECTIONS TO THE GALLERIA CENTRE, ATLANTA, GEORGIA

NORTHBOUND ON I-75: Take exit 109B (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Dr.

SOUTHBOUND ON I-75: Take exit 109 (I-285 Westbound): continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Dr.

WESTBOUND ON I-285: Take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Dr.

EASTBOUND ON I-285: Take exit 13 (Cobb Pkwy./U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Dr.

BELLSOUTH PROXY/VOTING INSTRUCTION CARD
                     DIRECTORS RECOMMEND A VOTE "FOR"

                                                     Withhold     For All
                                              For    Authority    Except
A. Election of all Director Nominees (p. 4)   / /      / /         / /

Exceptions: _____________________________________________________________
TO VOTE FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM "A". TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD AUTHORITY" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE OTHER "FOR ALL EXCEPT" BOX AND ENTER NAME(s) OF THE EXCEPTION(s) IN THE SPACE PROVIDED. YOUR SHARES
WILL BE VOTED FOR THE REMAINING NOMINEES.

                                                 FOR    AGAINST    ABSTAIN
B. Ratification of Auditors (p. 7)               / /      / /        / /

C. Approval of BellSouth Corporation
   Stock Plan (p. 8)                             / /      / /        / /

D. Approval of BellSouth Corporation
   Non-Employee Director Stock Plan (p. 12)      / /      / /        / /

DIRECTORS RECOMMEND A VOTE "AGAINST" THE SHAREHOLDER PROPOSALS REGARDING

                                                 FOR    AGAINST    ABSTAIN
1. Limitation on Executive Compensation
   (p. 17)                                       / /      / /        / /

2. Officer Incentives (p. 18)                   / /      / /        / /

- --------------------------------------------------------------------------

Discontinue mailing Annual Report     / /

I will attend the Annual Meeting      / /

Comments: _________________________________

/ / Vote MUST be indicated /X/ in Black or Blue ink.

__________________________________________________________________________

   Shareholder sign  here         Joint owner sign here         Date


- -------------------------------------------------------------------------

Detach here.                                                     BELLSOUTH


                             ADMISSION TICKET

                 ANNUAL MEETING OF BELLSOUTH SHAREHOLDERS
                          MONDAY, APRIL 24, 1995
                                 9:00 A.M.

                            THE GALLERIA CENTRE
                                Ballroom A.
                           Two Galleria Parkway
                             Atlanta, Georgia


PLEASE PRESENT THIS TICKET TO THE BELLSOUTH REPRESENTATIVE AT THE ENTRANCE TO THE BALLROOM.

                            IMPORTANT REMINDER

* To make sure your shares are represented, we urge you to complete, DETACH and MAIL the above PROXY/VOTING INSTRUCTION CARD as soon as possible in the enclosed envelope. Your vote is important to us!

* Are you receiving more than one ANNUAL REPORT? If you have multiple accounts and are receiving more than one copy of the Annual Report, you can save your company money. Please check the appropriate box (Discontinue mailing Annual Report) on the above proxy card.